As filed with the Securities and Exchange Commission on December 13 , 2013
Registration No. 333-189984

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FINJAN HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Delaware (state or Other Jurisdiction of Incorporation or Organization)	6719 (Primary Standard Industrial Classification Code Number)	20-4075963 (I.R.S. Employer Identification Number)

122 East 42nd Street New York, New York 10168 (646) 755-3320 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip Hartstein 122 East 42nd Street New York, New York 10168 (646) 755-3320 (Name, address, including zip code, and telephone number including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to: Elliot Press Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022 Tel.: (212) 940-6348

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering(2)	Amount of Registration Fee(4)
Common Stock, $0.0001 par value per share	21,556,447 Shares	$12.00	$258,677,364	$35,283.58

(1)
This Registration Statement also registers such additional and indeterminable number of shares as may be issuable due to adjustment for changes resulting from stock dividends, stock splits and similar transactions, pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Gives effect to a 1-for-12 reverse stock split that became effective on August 22, 2013.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to 457(c) based on the average of the bid and asked prices of the common stock reported on the OTCQB tier of OTC Markets on July 10, 2013, which is 4 business days prior to the date upon which this Registration Statement was originally filed.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED DECEMBER 13 , 2013

21,556,447 Shares FINJAN HOLDINGS, INC. Common Stock

This prospectus relates to the offer and resale or other disposition from time to time by  the selling stockholders of up to 21,556,447 shares of the common stock, par value $0.0001 per share, of Finjan Holdings, Inc. a Delaware corporation.  We will not receive any proceeds from the sale of shares held by the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, as set forth in this prospectus under “Plan of Distribution.” These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. If these shares are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions.  We have agreed to pay all costs and expenses of this registration.

Our common stock is quoted on the OTC Bulletin Board and OTC Markets – OTCQB tier under the symbol “FNJN.”  We effected a 1-for-12 reverse stock split of our common stock, and our common stock commenced trading on a post-split basis, on August 22, 2013.  On December 10 , 2013 the last reported closing bid price for our common stock as reported on the OTCQB tier of the OTC Markets was $ 11.25 per share. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. You are urged to obtain current market quotations of the common stock.

Investing in our securities involves a high degree of risk.
See “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2013

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Page

PROSPECTUS SUMMARY	1
RISK FACTORS	11
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	28
USE OF PROCEEDS	29
MARKET PRICE OF OUR COMMON EQUITY AND	29
RELATED STOCKHOLDER MATTERS	29
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31
BUSINESS	46
MANAGEMENT	60
EXECUTIVE COMPENSATION	65
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	74
SELLING STOCKHOLDERS	77
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	82
DESCRIPTION OF CAPITAL STOCK	83
SHARES ELIGIBLE FOR FUTURE SALE	89
PLAN OF DISTRIBUTION	91
LEGAL MATTERS	93
EXPERTS	93
WHERE YOU CAN FIND MORE INFORMATION	93
INDEX TO FINANCIAL STATEMENTS	F-1
INDEX TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	P-1

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus does not constitute an offer to sell or a solicitation of offers to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or solicitation of offers to buy securities in any jurisdiction where, or in any circumstances in which, such offer or solicitation is unlawful.

You should assume the information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.  Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. Our business, financial condition, results of operations and prospects may have changed since date of this prospectus.   The rules of the SEC may require us to update this prospectus in the future.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires or where otherwise indicated (i) “we,” “our,” “us,” “our company,” “the company” and similar expressions used in this prospectus refer to Finjan Holdings, Inc. (formerly Converted Organics, Inc.) and its consolidated subsidiaries, collectively; (ii)  the term “Finjan” refers to Finjan, Inc., one of our wholly-owned subsidiaries, which we acquired in the acquisition completed on June 3, 2013; and (iii) the term “Converted Organics” refers to Converted Organics of California LLC and its subsidiaries, which we owned prior to our acquisition of Finjan.

Throughout this prospectus, we refer to the business we conduct through Finjan as our “online security technology business” and we refer to the business we conduct through Converted Organics as our “organic fertilizer business.”

We effected a 1-for-12 reverse stock split of our common stock on August 22, 2013.  Throughout this prospectus, all share and per share information is presented on an “as adjusted” basis, giving effect to the 1-for-12 reverse stock split, unless otherwise indicated or the context otherwise requires.

Our Business

Overview

Effective as of June 3, 2013, the date we consummated a reverse acquisition of Finjan and changed our name from “Converted Organics, Inc.” to “Finjan Holdings, Inc.,” we operate two businesses, each of which constitutes a separate reportable segment.  Our two reportable segments include: our web and network security technology segment, which we operate through Finjan, and our organic fertilizer segment, which we operate through Converted Organics. Finjan is considered the acquirer for accounting purposes in the reverse acquisition and we account for the transaction as a reverse business combination.  Consequently, the assets and liabilities and the historical operations that are reflected in our historical financial statements are those of Finjan.  The results of operations of our organic fertilizer segment have been included in our assets and liabilities and our historical operations since June 3, 2013, the date we completed the reverse acquisition.

During the year ended December 31, 2012, we generated revenues and net income of approximately $97.5 million and $51.0 million, respectively.  Approximately $94.4 million of our revenue and net income during such year was derived from settlements, all of which were generated by Finjan.  During the nine months ended September 30, 2013, we generated revenues and net loss of approximately $ 1.6 million and $ 3.3 million, respectively.  Approximately $1.0 million of our revenue during the nine months ended September 30, 2013 was derived from a licensing agreement achieved in a settlement and approximately $ 0.6 million was derived from our organic fertilizer segment.  In light of the fact that our principal business is the monetization of our patented technologies, management has determined to present the proceeds of settlements as revenue in our financial statements.

Our Web and Network Security Technology Business

Overview

Through Finjan, we own a portfolio of patents, related to software that proactively detects malicious code and thereby protects end users from identity and data theft, spyware, malware, phishing, trojans and other online threats. Finjan’s mission is to invest in innovation and encourage the development of core intellectual property. Founded in 1997, Finjan developed and patented technology that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based, basis, in contrast to signature-based methods of intercepting only known threats to computers, which were standard in the online security industry during the 1990s.  As the network, web and endpoint security industries have transitioned to behavior-based detection of malicious code, we believe that our patented technology is widely used by third parties.

Development of Finjan’s Business

Finjan was founded in 1997 as a wholly-owned subsidiary of Finjan Software Ltd, an Israeli corporation, which we refer to as “Finjan’s initial parent,” to cultivate proprietary technology that focused on proactively detecting threats to online security by identifying patterns and behavior of online viruses and other malicious code, rather than relying on lists of threats known within the online security industry.   This technology allows users to proactively scan and repel the latest, and often unknown, threats to network, web, and endpoint security on a real-time basis.  Following the development of its patented technology, Finjan’s initial parent, together with its subsidiaries, provided secure web solutions, including security software and hardware, to the enterprise and endpoint markets.

In 2002, Finjan’s initial parent engaged in a reorganization in which Finjan Software, Inc., a Delaware corporation, or “FSI,” was formed to acquire and hold all of the capital stock of Finjan.  Between 2002 and 2009, FSI focused its efforts on research and development and sales and marketing activities in an effort to bolster its position in the industry and enhance its portfolio of content inspection technologies.  During that time period, FSI’s activities were funded primarily by venture capital firms with experience providing capital and management expertise to software security firms, some with investment and operational experience within Israel’s cybersecurity and technology sectors.  Finjan also received financial backing from multi-national software and technology companies.

Between approximately 2002 and 2006, competitors in the online security industry began moving towards real-time, behavior-based, proactive threat detection, at times in violation of Finjan’s patent rights and, beginning in 2005, Finjan commenced patent infringement litigation against third parties it believed were infringing its patents.

In October 2009, FSI transferred its portfolio of intellectual property to Finjan (its wholly-owned subsidiary at the time).  Thereafter, in November, 2009, FSI sold certain assets, including certain of its operating subsidiaries (other than Finjan) and its sales and marketing assets, and Finjan granted a patent license to M86 Security, Inc., which we refer to as “M86”.  In connection with that transaction, and subsequent to November 2009, FSI and its remaining subsidiaries (including Finjan) ceased the development, marketing and sale of its products, but Finjan retained all of its patents and related rights. Following the M86 transactions, Finjan raised additional funds from its existing stockholders to finance its activities, which have consisted primarily of licensing and enforcing its intellectual property rights in network, web and endpoint security fields.  See “Business—Licensing and Enforcement Business” below.

In April 2013, Finjan distributed securities of two unaffiliated entities which it previously held to FSI, and made a payment of cash in an amount sufficient to repay and satisfy in full an intercompany loan from FSI to Finjan.  Following that distribution, the board of directors and stockholders of FSI approved the dissolution of, and a plan of liquidation for, FSI that resulted, among other things, in the distribution of Finjan common stock to certain of FSI’s stockholders, each of whom received shares of our common stock in the reverse merger described below.

Licensing and Enforcement Business

Through Finjan, we generate revenues and related cash flows by granting intellectual property licenses for the use of patented technologies that we own by actively licensing and enforcing our patent rights against unauthorized use of our technologies (i.e. non-compliant licensees).   Most of our license agreements, whether entered into via traditional licensing or enforcement litigation or otherwise, are structured on a paid-up basis (meaning we receive a one-time lump sum payment instead of future payments or royalties in exchange for a license to use our technology in accordance with the applicable license agreement), while some of our license agreements provide for future royalty payments in the event the licensee achieves milestones specified in the applicable license agreement. Upon entering into a new patent license agreement, the licensee typically agrees to pay consideration for sales made prior to the effective date of the license, in an amount related to the royalties we would have received had a license been in effect at the time of such sales.

In June 2006, Finjan’s initial parent filed a patent infringement lawsuit against Secure Computing Corp. and its subsidiaries, which we refer to collectively as “Secure Computing,” in the United States District Court for the district of Delaware, which we refer to as the “Secure Computing Litigation.”  Finjan, which succeeded FSI as the plaintiff in the litigation, asserted that Secure Computing had willfully infringed three of Finjan’s U.S. patents and sought an injunction and damages for such infringement.  In the Secure Computing Litigation, Secure Computing filed counterclaims for patent infringement, asserting that Finjan was infringing two U.S. patents.  At trial, a jury determined that Secure Computing willfully infringed Finjan’s three patents and found that Finjan did not infringe Secure Computing’s patents. The jury awarded Finjan approximately $9.0 million for past infringement and in August 2009 and the award was subsequently increased to approximately $37,313,000, including interest, in July 2011.  Post judgment interest continued to accumulate until the date of the payment. The court also issued a permanent injunction prohibiting Secure Computing from making, using, selling or offering to sell any infringing products.  In September 2011, Finjan received gross proceeds of $37.9 million from Secure Computing, including $ 3.1 million of interest, in satisfaction of the judgment.  Finjan paid approximately $9.0 million of legal fees incurred in connection with the Secure Computing Litigation from such proceeds.

 In 2010, Finjan filed a patent infringement lawsuit against five additional software and technology companies, which we refer to as the “2010 Litigation.”  Finjan negotiated out-of-court settlements with two of the defendants while three defendants continued to trial.  Following a three-week jury trial held in December 2012, the jury rendered an adverse verdict in the 2010 Litigation.  The jury concluded that the defendants that proceeded to trial were not liable for infringement and also concluded that certain claims in two of Finjan’s patents were invalid.  Finjan filed a post-trial motion to set aside the jury’s verdict, but the motion was denied.  We intend to appeal the jury’s verdict rendering the subject claims of the two patents invalid.  There can be no assurance, however, that such appeal will be successful.  If unsuccessful, the subject claims of the two patents will continue to be invalid in future licensing and enforcement actions.

In April 2012, Finjan entered into a binding memorandum of understanding, or “MOU,” with one of the parties in the 2010 Litigation. As part of the MOU, Finjan agreed to withdraw its claims against such party in the 2010 Litigation and grant such party a license to use Finjan’s patents.  The license is fully paid up unless the holder of the license has aggregate annual net sales to third party distributors or re-sellers in excess of $10 million (which has not been achieved to date) .  The MOU provided for the issuance to Finjan of 3.765% of the party’s common stock, which had a fair value at the time of settlement of approximately $8.4 million, and cash payments in the aggregate amount of $3.0 million, payable in three equal payments of $1.0 million, within eighteen months after the effective date of the final settlement and license agreement.  As of June 27, 2013, Finjan had received all of the above-mentioned shares and the first and second installments of the cash payment.  The third cash installment is due in January 2014, will accrue interest at the rate of 4% per annum until paid and will be recognized when such payments are received.  Prior to the Reverse Merger, Finjan distributed all of the shares of common stock it received in the Settlement to its then-parent company and accordingly we do not own or have an interest in this company.

In November 2012, Finjan signed a Confidential Settlement, Release and License Agreement with one of the parties to the 2010 Litigation, a large, multinational software and technology company.  Pursuant to the agreement, the counter-party paid a one-time fully paid up license fee to Finjan in the amount of $85 million in exchange for a perpetual, non-exclusive worldwide license to all of Finjan’s and its affiliates’ patents, including patent rights owned or controlled by Finjan or its affiliates as of the date of such agreement and patents with a first effective priority date occurring at any time prior to November 2022 that Finjan or its affiliates may own or control after the date of such agreement.  Following the signing of the agreement, Finjan dismissed all claims against the counter-party (including its affiliates).

Our web and network security technology segment generated approximately $97.5 million and $1.0 million in revenues during the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively. Approximately $94.4 million of such revenues for the year ended December 31, 2012 were derived from gains on settlement and approximately $1.0 million of such revenues for the nine months ended September 30, 2013 were derived from a license achieved in a settlement.

Growth Strategy

Our mission is to invest in innovation and encourage the development of core intellectual property. We believe our patented technology that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based, basis, in contrast to signature-based methods of intercepting only known threats to computers, is significant and we intend to further monetize our technology through licensing.  This may include the pursuit of new patents relating to technology we currently own through the continued prosecution of pending patent applications relating to our existing technology, the identification of new uses for our existing technology that may be patentable (and obtaining patent protection for such new uses) and prosecuting patent applications in additional (non-U.S.) jurisdictions. We also intend to expand our technology and intellectual property portfolio through strategic partnerships and acquisitions, as discussed below.  Future licensing efforts may involve negotiated transactions or, if necessary, enforcement of our patent rights through litigation or other means.

In addition to expanding our intellectual property portfolio by seeking additional patent protections relating to technology we currently own (as described above), we intend to acquire and develop new technology and invest in intellectual property through acquisitions and strategic partnerships.  We intend to broaden our technology and patent holdings by working with inventors, acquiring technology companies, investing in research laboratories, start-ups, universities, and by creating strategic partnerships with large companies seeking to effectively and efficiently monetize their technology and patent assets.  Currently, however, we do not have the resources to engage in internal research and development or internal development of new technology through our existing operating platform, and we expect that any new technology that we acquire in the foreseeable future will be developed by strategic partners or businesses we may acquire or in which we may invest.  While we anticipate that our initial focus will remain in network, web and endpoint security, we may seek to diversify to a broader software definition in the future.  Our experience with monetizing both technology and patents may be considered useful by potential acquisition candidates and strategic partners who may lack resources (in terms of capital, personnel and time) to effectively and efficiently generate a return for those investments.

As part of our acquisition and strategic partnership strategy, we will seek to identify technology and patents that have been or are anticipated to be widely adopted by third parties in connection with the manufacture or sale of products and services.  To date, other than a small patent portfolio that we acquired in 2005 and substantially sold thereafter, we have not acquired any material technology or intellectual property from third parties and no assurance can be given that we will be able to execute our acquisition and strategic partnership strategy on terms acceptable to us, if at all.  However, we intend to leverage the contacts and expertise of our directors and executive officers who, through their backgrounds in the venture capital, technology and intellectual property monetization industries have experience identifying potentially valuable opportunities for future investment.

Patented Technology

Through Finjan, we currently have twenty-one U.S. patents.  Finjan’s current U.S. issued patents expire at various times from 2016 through 2032 and it currently has three U.S. patent applications pending.  Finjan also has 11 international patents and 4 international patent applications pending. Although we may from time to time focus on monetizing certain of these patents, we consider all of our patents to be “core” patents for our business.

Competition

We expect to encounter significant competition in the area of patent acquisitions and enforcement.  This includes a growing number of competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire.  Entities including Acacia Research Corporation, Interdigital, Inc., RPX Corporation (generally on behalf of subscribing operating companies), Rambus Inc., Tessera Technologies Inc., Wi-LAN Inc. and Pendrell Corp. compete in acquiring rights to patents, and we expect more entities to enter the market. Other companies may develop competing technologies that offer better or less expensive alternatives to our patented technologies that we may acquire and/or out-license.

We also compete with venture capital firms, strategic corporate buyers and various industry leaders for technology acquisitions and licensing opportunities.

Our Organic Fertilizer Business

Overview

Through our Converted Organics subsidiary, we operate a processing facility in Gonzales, CA that uses food and agricultural waste as raw materials to manufacture all-natural fertilizer and soil amendment products combining nutritional and disease suppression characteristics for sale to our agribusiness market.  We anticipate that any future revenue from our fertilizer business will be based upon our continued operation of our Gonzales, CA facility and possibly licensing the use of our technology to others.

We are evaluating whether to continue our organic fertilizer business.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all, or that such business will become profitable.

Production and Sale of Organic Fertilizer

Our organic fertilizer is produced exclusively at our Gonzales, CA plant. The plant currently produces predominantly liquid products; with additional capital it could be modified to enable production of additional dry products as well. Revenue from our fertilizer manufacturing operations is predominately generated from the sale of liquid product to the agribusiness market in California, though we do generate a small amount of revenue from “tip fees” (which are fees charged to waste haulers who pay us a fee for accepting food waste generated by food distributors, food providers and hospitality venues) associated with the receipt of food waste at the facility and sales of a limited amount of dry products.

 Through Converted Organics, we sell and distribute the fertilizer manufactured at the Gonzales, CA plant through a small group of sales professionals who seek out large purchasers of fertilizer for distribution in our target geographic and product markets. Key activities of the sales organization include the introduction of our products to target clients and the development of our relationships with them. Due to Converted Organics’ small size, we believe that the most efficient means of distributing our fertilizer products is on a whole-sale basis to regional distributors, and this method currently accounts for the majority of our sales. To the extent that we make sales directly to customers, we generally require our customers to handle delivery of the product.

To generate product for sale, we use a high temperature liquid compositing, or “HTLC,” process to convert food waste and other feedstock into fertilizer. In simplified terms, the process operates by encouraging naturally-occurring microbes to consume prepared feedstock. The action of the microbes on the feedstock is exothermic (heat-releasing), and causes the temperature of the feedstock to rise to very high, pathogen-destroying levels. Subsequently, thermophilic (heat-loving) bacteria naturally occurring in the food waste utilize oxygen to convert the waste into a rich blend of nutrients and single-cell proteins (aerobic digestion). Feedstock preparation, digestion temperature, rate of oxygen addition, acidity, and inoculation of the microbial regime are carefully controlled to produce products that are highly consistent from batch to batch. The HTLC method can be used in any future operating plants, whether owned by us or licensed.

 Our Gonzales, CA facility is our sole producer of our fertilizer product. During 2012 and 2011, we realized approximately $1.5 million and $2.5 million of revenue, respectively, from the sale of fertilizer from this facility.

Competition

 We operate our organic fertilizer business in a very competitive environment. The organic fertilizer business requires us to compete in three separate areas — organic waste stream feedstock, technology, and end products — each of which is quickly evolving. We believe our organic fertilizer business will be able to compete effectively, with adequate financial resources, because of the abundance of the supply of food waste in our geographic markets, the pricing of our tip fees, and the quality of our products and technology.

Competition for the organic waste stream feedstock includes landfills, incinerators, animal feed, land application, and traditional composting operations.

There are a variety of methods used to treat organic wastes, including composting, digestion, hydrolysis, and thermal processing.

Companies using these technologies may compete with us for organic material.

Despite a large number of new products in the end market, we believe that our products have a unique set of characteristics. We believe positioning and branding the combination of nutrition and disease suppression characteristics will differentiate our products from other organic fertilizers to develop market demand, while maintaining or increasing pricing.

Governmental Regulation

Our end products are regulated by federal, state, county, and local governments, as well as various agencies thereof, including the United States Department of Agriculture.

In addition to the regulations governing the sale of our end products, our current facility and any future facilities are subject to extensive regulation. Specific permit and approval requirements are set by the state and state agencies, as well as local jurisdictions including but not limited to cities, towns, and counties. Any changes to our plant or procedures would likely require permit modifications.

Environmental regulations will also govern the operation of our current facility and any future facilities. Regulatory agencies may require us to remediate environmental conditions at our locations.

Future Development

We need additional capital to build additional plants to grow our organic fertilizer business or we need to license others to use our technology.  Our Converted Organics subsidiary does not have funds to build additional facilities and we have no plans to raise such funds or allocate funds generated from our online security technology business for that purpose.  We are evaluating whether to continue our organic fertilizer business as currently conducted.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all.  We do not intend to use significant amounts of cash on hand generated by Finjan to fund our organic fertilizer business.

Corporate Information and History

 Finjan Holdings, Inc. (formerly, Converted Organics Inc.) was incorporated in Delaware in January of 2006 for the purpose of establishing a waste-to-fertilizer business. In February 2007, we successfully completed both a $9.9 million initial public offering of stock and a $17.5 million bond offering with the New Jersey Economic Development Authority. The net proceeds of these offerings were used to develop and construct a fertilizer manufacturing facility in Woodbridge, New Jersey. In January of 2008, we acquired the assets of Waste Recovery Industries, LLC and United Organic Products, LLC, including our processing facility in Gonzales, California and related technology rights. Also in 2008, operations commenced at the Woodbridge, New Jersey plant, with the production of dry fertilizer product beginning in 2009. We subsequently began distribution of the dry product in the professional turf and retail markets. In 2009, we also raised $27 million of additional capital and the Gonzales, California facility became cash flow positive. In 2010, we closed the Woodbridge, New Jersey plant, making the Gonzales, California plant our sole fertilizer manufacturing facility.

 In March 2010, we began to operate an Industrial Wastewater Resources, or “IWR,” division to leverage our exclusive license of the LM-HT Concentrator technology for the treatment of industrial wastewater.  On March 23, 2010, we entered into a loan and license agreement with Heartland Technology Partners, LLC, or “HTP.”  On September 17, 2012, we completed a transaction with HTP whereby we terminated all rights under the license agreement in exchange for $650,000 and we no longer have any rights under that agreement.  In light of the termination of our agreement with HTP, we will not generate future revenue from, or own any assets in, the IWR segment of our business and as such, the results of operations for the years ended December 31, 2012 and 2011 were classified as discontinued operations.

On May 20, 2010, we formed TerraSphere Inc., a Delaware C corporation and a wholly owned subsidiary of the Company, for the purpose of acquiring the membership interests of TerraSphere Systems, LLC, or “TerraSphere Systems.” On July 6, 2010, we, TerraSphere Inc., Terrasphere Systems and the members of TerraSphere Systems entered into a membership interest purchase agreement, pursuant to which we agreed to acquire the membership interests of TerraSphere Systems. The agreement was approved by our stockholders on September 16, 2010 and we acquired 95% of the membership interests of TerraSphere Systems on November 12, 2010.  TerraSphere Systems is in the business of designing, building, and operating highly efficient and scalable systems, featuring a patented, proprietary technology that utilizes vertically-stacked modules to house rows of plants, which are then placed perpendicular to an interior light source to grow pesticide and chemical-free organic fruits and vegetables. On December 7, 2012, we entered into an agreement, whereby we transferred our entire ownership of TerraSphere Inc. and its subsidiaries to a third party.  The purchaser received all of the assets of TerraSphere Inc. and its subsidiaries, assumed all of the liabilities of TerraSphere Inc. and its subsidiaries and paid us nominal cash consideration.  In light of the sale of TerraSphere Inc. and its subsidiaries, we will not generate future revenue from the vertical farming segment of our business and as such, the results of operations for the years ended December 31, 2012 and 2011 were classified as discontinued operations.

On June 3, 2013, we entered into an Agreement and Plan of Merger, which we refer to as  the “Merger Agreement,” with Finjan and COIN Merger Sub, Inc., or “Merger Sub,”  pursuant to which Merger Sub merged with and into Finjan, with Finjan being the surviving corporation.  Throughout this prospectus, we refer to the transactions contemplated by the Merger Agreement as the “Reverse Merger.”  The Reverse Merger was consummated on June 3, 2013.  As a result of the Reverse Merger, Finjan became our wholly-owned subsidiary and former holders of Finjan’s capital stock received an aggregate of 20,467,058 shares (on an adjusted basis, after giving effect to the 1-for-12 reverse stock split that we effected on August 22, 2013) of our common stock, or 91.5% of our outstanding common stock at the effective time of the Reverse Merger (on a fully-diluted basis, but excluding any shares underlying the options to purchase up to an aggregate of 1,585,479 shares (on an adjusted basis, after giving effect to the 1-for-12 reverse stock split) of our common stock issued pursuant to the Merger Agreement).

On June 3, 2013, as a condition to the closing of the Reverse Merger, we entered into an  Exchange Agreement, which we refer to as the “Exchange Agreement,” with Hudson Bay Master Fund Ltd., a Cayman Islands company, which we refer to as “Hudson Bay,” and Iroquois Master Fund Ltd., a Cayman Islands company, which we refer to “Iroquois.” Pursuant to the Exchange Agreement, immediately following the effectiveness of the Reverse Merger, each of Hudson Bay and Iroquois exchanged an aggregate of $1,192,500 principal amount of our convertible notes, 13,281 shares of our Series A Preferred Stock and warrants to purchase an aggregate of 105,554 shares (on an adjusted basis after giving effect to the 1-for-500 and 1-for-12 reverse stock splits effected on June 3, 2013 and August 22, 2013, respectively) of our common stock for an aggregate of 1,789,470 shares (on an adjusted basis, after giving effect to the 1-for-12 reverse stock split that we effected on August 22, 2013) of our common stock, or 8% of our outstanding common stock immediately following the Reverse Merger (on a fully-diluted basis, but excluding any shares underlying the options to purchase up to an aggregate of 1,585,479 shares (on an adjusted basis, after giving effect to the 1-for-12 reverse stock split) of our common stock issued pursuant to the Merger Agreement).   Each of Hudson Bay and Iroquois also released us, our affiliates, subsidiaries and related companies from any and all debts, liabilities and other claims with respect to such convertible notes, Series A Preferred Stock and warrants.

 Prior to the Reverse Merger, our corporate name was “Converted Organics, Inc.”  On June 3, 2013, we entered into an Agreement and Plan of Merger with our wholly-owned subsidiary, Finjan Holdings, Inc., a Delaware corporation, which was formed solely for the purpose of effecting the change of our corporate name, which we refer to as “Name Change Merger Sub,” pursuant to which, on June 3, 2013, Name Change Merger Sub was merged with and into our company, and our company remained as the surviving corporation.  Upon filing of the Certificate of Ownership and Merger reflecting the merger of Name Change Merger Sub with and into our company with the Delaware Secretary of State on June 3, 2013, we changed our corporate name from Converted Organics, Inc. to Finjan Holdings, Inc., without obtaining shareholder approval, through a short-form merger in accordance with Section 253 of the General Corporation Law of the State of Delaware.  In connection with our name change, the symbol for our common stock was changed to “FNJN,” effective July 2, 2013.

For additional information regarding Finjan’s corporate history, please see “Business—Online Security Technology—Development of Finjan’s Business” above.

Certain Risks Affecting Us

Our business is subject to numerous risks, as more fully described below in the section of this prospectus entitled “Risk Factors,” including the following:

•	Finjan’s limited operating history makes it difficult to evaluate its current business and future prospects.

•	We are presently reliant exclusively on a limited number of patented technologies that we own through Finjan.

•	The value of our patent assets may decline.

•	We expect litigation to enforce our patents to be time-consuming, costly and unpredictable.

•	Finjan’s revenues are unpredictable, and this may harm our financial condition.

•	If we do not expand our licensable technology portfolio with commercially successful technologies, our prospects could be adversely affected.

•	Concentration of ownership among our directors and largest stockholders may prevent new investors from influencing significant corporate decisions.

•	An active, liquid and orderly trading market for our common stock may not develop, and the price of our stock may be volatile and may decline in value.

•	If and when our registration statement becomes effective, a significant number of shares of common stock will be eligible for sale, subject to applicable lock-up agreements.

•	The price of our common stock following the Reverse Merger may be affected by factors different from those previously affecting our shares.

•	We expect our organic fertilizer business to incur significant losses for some time, and we may never operate our organic fertilizer segment profitably.

•
Defects in our products or failures in quality control could impair our ability to sell our products or could result in product liability claims, litigation and other significant events with substantial additional costs.

•	Our Gonzales, CA and discontinued Woodbridge, NJ facilities, as well as future facility sites, may have unknown environmental problems that could be expensive and time-consuming to correct.

The Offering

Common stock offered by the selling stockholders	21,556,447 shares.

Common stock outstanding immediately after this offering	22,368,453 shares.

Use of proceeds
We will not receive any of the proceeds from the sale of shares of our common stock sold in this offering.  The selling stockholders will receive all net proceeds from the sale of shares of our common stock in this offering.

Offering Price
The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Lock-Up Agreements
Selling stockholders who hold an aggregate of 19,766,977 shares of the common stock included in this offering are subject to lock-up agreements, which restrict the sale of such shares for a period of up to nine months following the date of this prospectus.  Some or all of such shares may be released from such restrictions from time to time in accordance with the terms of the lock-up agreements.  The restrictions on transfer contained in the lock-up agreements are subject to exceptions, including an exception that permits each selling stockholders to sell their shares at a per share sale price of $6.72 (on an adjusted basis, after giving effect to the 1-for-12 reverse stock split) or above.  See “Shares Eligible for Future Sale—Lock-Up Agreements”.

Risk factors	You should carefully read and consider the information set forth under the caption “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Company Information

Our principal executive offices are located at 122 East 42nd Street, New York, New York 10168 . Our telephone number is (646) 755-3320 and our web address is www.finjan.com.  The information included or referred to on, or accessible through, our website does not constitute part of, and is not incorporated by reference into, this prospectus.

  RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks, uncertainties and other factors described below, in addition to the other information set forth in this prospectus, before deciding whether to invest in shares of our common stock. Any of these risks, uncertainties and other factors could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects. In that case, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock. See also “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Web and Network Security Technology Business

Finjan’s limited operating history following its 2009 asset sale makes it difficult to evaluate its current business and future prospects.

Following the sale of its Finjan’s sales, marketing and certain other assets in 2009, Finjan’s business has consisted primarily of prosecution of the Secure Computing Litigation and the 2010 Litigation. Since 2009, Finjan has generated significant, but sporadic cash flows and net income through its licensing and enforcement activities.  Finjan has a very limited track record in executing its business plan which includes, among other things, acquiring, prosecuting, licensing, litigating or otherwise monetizing patent assets. Finjan’s limited operating history in its current line of business makes it difficult to evaluate our current business model and future prospects.  There is a significant risk that we will not be able to implement or execute our current business plan, or demonstrate that its business plan is sound.

We are presently reliant exclusively on a limited number of patented technologies that we own through Finjan.

Finjan derives substantially all of its income from a relatively small number of key technologies. Since the sale of Finjan’s operating assets in 2009, its assets have consisted primarily of twenty-one U.S. and eleven international patents that we intend to monetize. Finjan’s current U.S. issued patents expire at various times from 2016 through 2032 and it currently has three U.S. patent applications pending. As new technological advances occur, many of the patented technologies we own through Finjan may become obsolete before they are completely monetized.  If we are unable to monetize our current patent assets for any reason, including obsolescence of our technology, the expiration of our patents or any other reason, we may be unable to acquire additional assets. If this occurs, our business and prospects would be materially harmed.

Any failure to protect or enforce our patent or other intellectual property rights could significantly impair our business.

Our ability to successfully operate our business depends largely on the validity and enforceability of our patent rights and the relevance of our patent rights to commercially viable products or services.  Third parties have challenged, and we expect will continue to challenge, the infringement, validity and enforceability of certain of our patents.  In some instances, our patent claims could be substantially narrowed or declared invalid, unenforceable, not essential or not infringed.  We cannot assure you that the validity and enforceability of our patents will be maintained or that our patent claims will be applicable to any particular product or service. In addition, the U.S. Patent and Trademark Office, or the “USPTO,” could invalidate or render unenforceable our current or future patents (if any) or materially narrow the scope of their claims during the course of a re-examination.   Any significant adverse finding as to the validity, enforceability or scope of certain of our patents and/or any successful design around certain of our patents could materially and adversely affect our ability to secure future settlements or licenses on beneficial terms, if at all, and otherwise harm our business.

Adverse verdicts, including the adverse verdict rendered in the 2010 Litigation, may adversely affect our business.

In connection with the 2010 Litigation, a trial jury concluded that the defendants that proceeded to trial were not liable for infringement and also concluded that certain claims in two of Finjan’s patents are invalid.  Finjan filed a post-trial motion to set aside the jury verdict, but the motion was denied.  We intend to appeal the jury verdict rendering the subject claims in the two patents invalid.  There can be no assurance, however, that such appeal will be successful.  If our appeal is not successful, the subject claims of the two patents will continue to be invalid in future licensing and enforcement actions.

The value of our patent assets may decline.

We will likely be required to spend significant time and resources to maintain the effectiveness of our issued patents by paying maintenance fees and making filings with the USPTO as well as prosecuting our patent applications.  In the future, we may acquire patent assets, including patent applications, which require us to spend resources to prosecute the applications with the USPTO.

Despite efforts to protect our intellectual property rights, any of the following or similar occurrences may reduce the value of our intellectual property:

•	our applications for patents may not be granted and, if granted, may be challenged or invalidated;

•	issued patents may not provide us with any competitive advantages versus potentially infringing parties;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we acquire and/or prosecute.

Moreover, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or where competitors may operate. If we fail to maintain, defend or prosecute our patent assets properly, the value of those assets would be reduced or eliminated, and our business would be harmed.

We expect to be involved in costly, time-consuming and uncertain litigation and administrative actions to enforce our patents, which may adversely affect our financial condition and our ability to operate our business.

If we believe a third party is required to obtain a license to use our technology, we may commence legal or administrative action if the third party refuses to enter into a license agreement with us.  Patent litigation is inherently risky and the outcome is uncertain and we cannot predict the outcome of any future litigation or administrative action.  Many of the other parties we believe infringe our patents, are large and well-financed companies with substantially greater resources than us and may devote substantial resources toward avoiding or limiting liability and the amount of associated damages for infringing our patents.  We could also face counterclaims that challenge the essential nature, validity, enforceability or infringement of our patents.  Regardless of whether legal action is successful, legal and expert fees and other costs associated with enforcement action have been, and may continue to be, significant.

Our cash flows are unpredictable, and this may harm our financial condition or the market price for our common stock.

The amount and timing of cash flows from our licensing and enforcement activities are subject to uncertainties stemming primarily from uncertainties regarding the rates of adoption of our patented technologies, the growth rates of our licensees, the outcome of enforcement actions and certain other factors.  As such, our income and cash flows may vary significantly from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below market expectations and adversely affect the market price of our common stock.

Our cash flows and income have been derived from a limited number of sources.

Our net income in recent years has been derived from a limited number of settlements and license agreements, and we expect that, in the near term, any income that we generate will be derived from a limited number of sources.  In 2012, we derived approximately 88% of our net income from a single settlement.  During the nine months ended September 30, 2013, the company did not generate any revenue from its web and endpoint security technology segment other than a $1.0 million installment on a license entered into in connection with a settlement entered into in 2012.  If we are unable to identify other third parties who use our technology, our future income and cash flow could be adversely affected.

We currently have limited staffing in our online security technology business.

Our online security technology business is highly dependent upon the efforts of our board of directors, our president, our chief financial officer and outside consultants and professionals.  As of September 18, 2013, we had dedicated five full time employees to our online security technology business, including our president, our chief financial officer and investor relations personnel, as well as two part time consultants.  Our management is responsible for our strategy and tactical decisions related to our technology and licensing and enforcement activities.  In order to successfully implement our growth strategy, we will require significant additional managerial and personnel resources.  If our business is successful, we will need to hire, train, manage and retain qualified personnel to meet the demands of our business.  If we fail to expand our managerial and personnel resources, our business and financial results and prospects may be materially harmed.

If we are unable to identify sources of new technology, our growth strategy may fail.

We do not invent new technologies or products and our growth strategy will depend, in part, on our ability to identify technology, patent portfolios, and other acquisition candidates.  To date, other than our reverse acquisition of Finjan, neither we nor Finjan has engaged in any material acquisitions of technology or intellectual property assets from unaffiliated third parties.   If we are unable to establish and maintain relationships within our industry, we may not be able to identify new technology-based opportunities for sustainable revenues and growth.  Even if we are successful in establishing relationships with sources of technology, those relationships may not provide the volume or quality of technology and/or intellectual property assets necessary to sustain our licensing and enforcement business.   If we are unable to identify and establish meaningful relationships with sources of technology and intellectual property our growth strategy may fail.

We may be unable to achieve the financial or other goals intended at the time of any potential acquisition.

Acquisitions of technology patent portfolios or companies holding such assets are subject to numerous risks, including the following:

•	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

•	our inability to achieve the anticipated financial and other benefits of a specific acquisition;

•	our inability to retain key personnel from an acquired company, if necessary;

•	difficulty in maintaining controls, procedures and policies during the transition and integration process;

•	diversion of our management’s attention from other business concerns; and

•	failure of our due diligence process to identify significant issues, including issues with respect to patented technologies and patent portfolios, and other legal and financial contingencies.

If we are unable to manage these risks effectively as part of any acquisition, our business and prospects could be adversely affected.  Depending upon the nature and structure of future acquisitions, our stockholders may not have the ability to vote on, or consent to, the consummation of any such acquisition.

The technology we acquire in the future, if any, may not be commercially successful.

We may acquire patents and technologies that are in the early stages of adoption in the commercial and consumer markets.  Demand for some of these technologies may be untested and subject to fluctuation based upon the rate at which our patents and technologies are adopted in products and services.  These technologies may require long development cycles and a substantial investment before we can determine their commercial viability. As a result, there can be no assurance as to whether technologies we acquire will have value that can be monetized.

Failures in our due diligence and/or inaccuracies of representations and warranties made by third parties may expose us to material liabilities, write-downs or write-offs in the future.

We expect to conduct due diligence investigations of the technology and patent assets we seek to acquire in the future.  Due diligence is time consuming and expensive and, at times, we may also rely on opinions or representations or warranties of third parties to supplement or replace our own independent due diligence. Even if we conduct extensive due diligence on particular technology or patent assets, this diligence may not reveal all material issues that affect the acquisition. If our diligence fails to identify issues related to the applicable technology or patent assets or industry to which they relate, or opinions, representations or warranties prove to be inaccurate, we may be forced to later write-down or write-off assets, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our common stock.  In addition, we may acquire technology and patent assets from a seller who does not have proper title to those assets.  In those cases, we could lose part or all of our investment in the assets.

Our acquisitions of technology and patent assets may be time consuming, complex and costly, which could adversely affect our operating results.

Acquisitions of patent, technology or other intellectual property assets may be time consuming, complex and costly to consummate.  As a result, we expect to incur significant operating expenses and may be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any technology or patent assets or, if consummated, proves to be unprofitable for us. These costs could adversely affect our operating results, and if we incur losses, the value of our securities could decline.

It may be difficult for us to verify royalty amounts that we are owed under licensing agreements, and this may cause us to lose revenues.

We anticipate that the terms of license agreements may require licensees to document their use of our technology and report related data to us on a periodic basis. Although license terms may give us the right to audit books and records of licensees to verify this information, audits can be expensive and time consuming, and may not be cost-effective based on our understanding of a licensee’s business.  Furthermore, any license compliance program that we establish to audit certain licensees in order to review the accuracy of the information contained in their royalty reports may not be effective to ensure we receive royalties to which we are entitled.

The success of our online security technology business depends in part upon our ability to retain the best legal counsel to represent us in patent enforcement litigation.

The success of our licensing and enforcement business depends upon our ability to retain the best legal counsel to advise us and manage our enforcement and litigation activities. As our licensing and enforcement actions increase, it may become more difficult to find the best legal counsel to handle our active litigation cases as conflicts prevent them from representing us.

In connection with patent enforcement actions, a court may rule that we have violated certain statutory, regulatory, federal, local or governing rules or standards, which may expose us to certain material liabilities.

In connection with licensing and enforcement actions, it is possible that a defendant may claim and/or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions.  In such event, a court may issue monetary sanctions against us or our subsidiaries or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if we or our subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm our operating results and our financial position.

New legislation, regulations, executive orders or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

If new legislation, regulations or rules are implemented either by Congress, the USPTO or the courts or if the President of the United States issues executive orders that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Our patent enforcement actions are almost exclusively prosecuted in federal court. We believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions will have a greater effect on our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

Our business plan includes the possible acquisition of patent applications pending before the USPTO. The value of any patent application we acquire will be dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could materially delay the process by which the USPTO issues patents and consequently any revenue that may be derived for the technology claimed in the patent application. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Competition for patent rights and patent portfolios is intense.

We expect to encounter competition in the area of patent acquisition and enforcement as the number of companies entering this market is increasing. This includes competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire. Entities including Acacia Research Corporation, InterDigital, Inc., RPX Corp, Rambus Inc., Tessera Technologies Inc., Wi-LAN Inc. and Pendrell Corp compete in acquiring rights to patents, and we expect more entities to enter the market.

We anticipate that our future licensing and enforcement business will compete with venture capital firms and various industry leaders for technology licensing opportunities.  Many of these competitors may have more financial and human resources than we do.  If we or our competitors are successful, we may find more companies entering the market for similar technology opportunities, which may reduce our market share in one or more technology industries that we plan on pursuing to generate future revenue.

The markets served by our online security technology are subject to rapid technological change, and if we is unable to acquire new technologies and patents, our ability to generate revenues could be substantially impaired.

The markets served by our online security technology and our licensees frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis.  Online security products are based on continually evolving industry standards. This will require continued efforts and success in acquiring new patent portfolios with licensing and enforcement opportunities. If  we are unable to acquire new patented technologies and patent portfolios, or to identify and ensure compliance with evolving industry standards, our ability to generate revenues could be substantially impaired and our business and financial condition could be materially harmed.

We may require additional capital to support our present business plan and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

Based on our current operating plans, our current resources are expected to be sufficient to fund our planned operations at least for the coming twelve months. We may nonetheless seek to raise additional financing if our board of directors determines that it is advisable to do so.  We may also need to raise additional funds in connection with any acquisitions of technology or intellectual property assets that we pursue or to fund licensing and enforcement actions.

While we may need to seek additional funding, we may not be able to obtain financing on acceptable terms, or at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our business plans.

In certain acquisitions of patent assets, we may seek to defer payment or finance a portion of the acquisition price. This approach may put us at a competitive disadvantage and could result in harm to our business.

We have limited capital and may seek to negotiate acquisitions of technology and intellectual property assets where we can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, we might not compete effectively against other companies in the market for acquiring these assets, many of whom have greater cash resources than we have.

Our public company disclosure obligations may have unintended adverse consequences on our licensing and patent enforcement strategy.

We are subject to the disclosure and reporting requirements of applicable US securities laws and, if our securities are listed on a stock exchange, will be subject to the applicable stock exchange’s disclosure rules.  In order to comply with such laws and rules, we may be required to disclose certain information that may be detrimental to our current or future litigation strategies.  In addition, our disclosure obligations may adversely affect our ability to enter into license or settlement agreements with third parties who are reluctant to have the terms of such agreements publicly disclosed.  To the extent permitted by applicable law and rules, we may incur additional costs and expenses seeking confidential treatment of certain information reflected in our license or settlement agreements.

Risks Related to Our Organic Fertilizer Business

Our organic fertilizer business could fail.

Prior to the Reverse Merger, we suffered recurring losses and negative cash flows from operations, and Converted Organic’s working capital was severely limited as of September 30, 2013.  Prior to the Reverse Merger, our independent registered public accounting firm added an explanatory paragraph to its report for the year ended December 31, 2012 with respect to our ability to continue as a going concern. Our consolidated financial statements as of and for the years ended December 31, 2012 and 2011, which reflected our organic fertilizer business, were prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If our organic fertilizer business continues to lose money, we may liquidate the assets of our Converted Organics subsidiary and we might receive significantly less than the values at which they are carried on our consolidated financial statements. We are evaluating whether to continue our organic fertilizer business. There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all, or that such business will become profitable.

If the National Organic Program changes its standards with respect to the use of any ingredient in organic fertilizer production, we may no longer be allowed to sell certain of our products into the organic markets, which would materially lower sales at our Gonzales, CA facility.

Our organic fertilizer business is subject to regulation by the National Organic Standards Board (NOSB) with regard to ingredients included in the production of organic fertilizers. Currently, all of the ingredients used in our organic fertilizer production are classified as organic; however, the NOSB does meet to reconsider items on a periodic basis.  In 2011 they reviewed Corn Steep Liquor, one of our major components of production and the organic classification was not changed for that ingredient.

We expect our organic fertilizer business to incur significant losses for some time, and we may never operate our organic fertilizer segment profitably.

From inception through September 30, 2013, our organic fertilizer business has incurred a substantial accumulated net loss. The revenues that our Gonzales, CA facility began to generate in February 2008 have not yet resulted in the organic fertilizer segment earning a profit.  Our organic fertilizer business will continue to incur significant losses for at least the near future. There is no assurance that our organic fertilizer business will ever become profitable.

We may be unable to establish marketing and sales capabilities necessary to commercialize and gain market acceptance for our organic fertilizer products.

We currently have limited resources with which to expand our organic fertilizer sales and marketing capabilities. Co-promotion or other marketing arrangements to commercialize our planned organic fertilizer products could significantly limit the revenues we derive from our organic fertilizer segment, and the parties with whom we would enter into such agreements may fail to commercialize our products successfully.  Our organic fertilizer products address different markets and can be offered through multiple sales channels.  Addressing each market effectively will require sales and marketing resources tailored to the particular market and to the sales channels that we choose to employ, and we may not choose to develop such specialized marketing resources.

Energy and fuel cost variations could adversely affect operating results and expenses.

Energy costs, particularly electricity and natural gas, constitute a substantial portion of our operating expenses within our organic fertilizer segment. The price and supply of energy and natural gas are unpredictable and fluctuate based on events outside our control, including demand for oil and gas, weather, actions by Organization of Petroleum Exporting Countries, or “OPEC”, and other oil and gas producers, and conflict in oil-producing countries.  Price escalations in the cost of electricity or reductions in the supply of natural gas could increase operating expenses and negatively affect our results of operations. We may not be able to pass through all or part of the increased energy and fuel costs to our customers.

Successful infringement claims by third parties could result in substantial damages, lost product sales and the loss of important proprietary rights.

We may have to defend ourselves against patent and other infringement claims asserted by third parties regarding the technology we own or have licensed in connection with our organic fertilizer business, resulting in diversion of management focus and additional expenses for the defense of claims. In addition, if a patent infringement suit was brought, we might be forced to stop or delay the development, manufacture or sales of potential products that were claimed to infringe a patent covering a third party’s intellectual property unless that party granted us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. If we cannot obtain all necessary licenses or other such rights on commercially reasonable terms, we may be unable to continue selling such products. Even if we are able to obtain certain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some or all of our business operations as a result of patent infringement claims, which could severely harm our business.

Defects in our products or failures in quality control could impair our ability to sell our products or could result in product liability claims, litigation and other significant events with substantial additional costs.

Detection of any significant defects in our organic fertilizer products or failure in our quality control procedures may result in, among other things, delay in time-to-market, loss of sales and market acceptance of our products, diversion of development resources, and injury to our reputation. The costs we may incur in correcting any product defects may be substantial. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend, and if we do not prevail, could result in the imposition of a damages award. We presently maintain product liability insurance; however, it may not be adequate to cover any claims.

Changes in environmental regulations or violations of such regulations could result in increased expense and could have a material negative effect on our financial performance.

Our organic fertilizer business is subject to extensive air, water and other environmental regulations and we need to maintain our environmental permits, and need to obtain a number of environmental permits to construct and operate our organic fertilizer segment. If for any reason any of these permits are not maintained or granted, construction costs for our facilities may increase, or the facilities may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations.  In 2010, we were fined for alleged environmental violations in connection with the operation of our Woodbridge, NJ facility, which we closed in 2010 making our Gonzales, CA facility our only fertilizer manufacturing facility.  Our failure to comply with environmental regulations could cause us to lose our required permits, which could cause the interruption or cessation of our operations. Furthermore, the expense of compliance could be significant enough to adversely affect our operation and have a material negative effect on our financial performance.

Our facilities will require certain permits to operate, which we may not be able to obtain at all or obtain on a timely basis.

For our Gonzales, CA facility, we have obtained the permits and approvals required to operate the facilities. We may not be able to secure all the necessary permits for future facilities on a timely basis or at all, which may prevent us or potential licensees from operating such facilities according to our business plan.

For future facilities, if any, we may need certain permits to operate solid waste or recycling facilities, as well as permits for our sewage connection, water supply, land use, air emission, and wastewater discharge. The specific permit and approval requirements are set by the state and the various local jurisdictions, including but not limited to city, town, county, township, and state agencies having control over the specific properties. Permits once given may be withdrawn. Inability to obtain or maintain permits to construct, operate or maintain our facilities will severely and adversely affect our business.

The fertilizer industry is highly competitive, which may adversely affect our ability to generate and grow sales.

Chemical fertilizers are manufactured by many companies, are plentiful, and are relatively inexpensive. In addition, there are over 1,700 “crop products” registered as “organic” with the Organic Materials Review Institute, a number that has more than doubled since 2002. If we fail to keep up with changes affecting the markets that we intend to serve, our organic fertilizer business will become less competitive, thereby adversely affecting our financial performance.

Pressure by our customers to reduce prices and agree to long-term supply arrangements may adversely affect our net sales and profit margins.

Our organic fertilizer business’s current and potential customers, especially large agricultural companies, are often under budgetary pressure and are very price sensitive. Our customers may negotiate supply arrangements with us well in advance of delivery dates, thereby requiring us to commit to product prices before we can accurately determine our final costs.  If this happens, we may have to reduce our conversion costs and obtain higher volume orders to offset lower average sales prices.  If we are unable to offset lower sales prices by reducing our costs, our gross profit margins will decline, which could have a material negative effect on our financial performance.

Our use of HTLC technology imposes obligations on us related to infringement actions that may become burdensome.

If our use of HTLC technology is alleged to infringe the intellectual property of a third party, we may become obligated to defend such infringement action. In such an event, we may become obligated to find alternative technology or to pay a royalty to a third party in order to continue to operate.

We do not hold a patent for the HTLC technology that we use, and our intellectual property rights in the HTLC process are limited to our know-how. Our possession of rights to use the know-how related to our HTLC technology will not be sufficient to prevent others from employing similar technology that we believe is infringing. Accordingly, we may not possess the right to exclude third parties from using the same or similar technology in competition with us.

Our Gonzales, CA and discontinued Woodbridge, NJ facilities, as well as future facility sites, may have unknown environmental problems that could be expensive and time-consuming to correct.

There can be no assurance that we will not encounter hazardous environmental conditions at the Gonzales, CA facility site or at any additional future facility sites that may delay the construction of our food waste conversion facilities or require us to incur significant clean-up or correction costs. Upon encountering a hazardous environmental condition, our contractor may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the particular facility and may require significant expenditures to correct the environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenue.

            Inclement weather and natural disasters may adversely affect our organic fertilizer business.

Our Gonzales, CA facility is susceptible to floods, earthquakes and other adverse weather conditions and natural disasters.  Weather conditions and natural disasters could disrupt our operations at our fertilizer production facility, interrupt the delivery of products to our customers, substantially increase the cost of production, including the cost of supplies and materials and substantially increase the cost of energy needed to operate our facility or deliver products to or from our facility.  Severe weather conditions and natural disasters could also cause material damage to, or the destruction of, our facility and equipment, mechanical failures, the loss of raw materials, or the release of hazardous materials from our facility or storage tanks located on our property.  We do not currently maintain insurance against all of these risks.  Accordingly, adverse weather and natural disasters could materially and adversely affect our financial condition, results of operations, or cash flows.

We have little or no experience in the fertilizer industry, which increases the risk of our inability to build or license our facilities and operate our business.

We are currently, and are likely for some time to continue to be, dependent upon our present (i.e., post-Reverse Merger) management team to operate our organic fertilizer business. Most of these individuals are experienced both in business generally and in the governance and operation of public companies. However, our present (post-Reverse Merger) management team does not have experience in organizing the construction, equipping, and start-up of a food waste conversion facility. As a result, we may not develop our organic fertilizer business successfully or at all.

The communities where our facilities may be located may be averse to hosting waste handling and manufacturing facilities.

Local residents and authorities in communities where our facilities may be located may be concerned about odor, vermin, noise, increased truck traffic, air pollution, decreased property values, and public health risks associated with operating a manufacturing facility in their area. These constituencies may oppose our permitting applications or raise other issues regarding our proposed facilities or bring legal challenges to prevent us from constructing or operating facilities.

During the start-up phase at the former Woodbridge, NJ facility, we experienced odor-related issues. As a result of these issues, we were assessed fines from the Health Department of Middlesex County, New Jersey and had been named as a party in a lawsuit by a neighboring business. With respect to the fines assessed by the Health Department, we have negotiated a settlement agreement for the full amount of fines assessed. With respect to the litigation, the plaintiff has alleged various causes of action connected to the odors emanating from the facility and in addition to monetary damages, sought enjoinment of any and all operations which in any way cause or contribute to the alleged pollution. This litigation was eventually dismissed without any finding of wrong doing on our part; however, any new litigation may be subject us to judgments or fines, or our operations may be interrupted or terminated. Even though we have discontinued the operations at our Woodbridge, NJ facility these issues could occur at future owned or licensed facilities.

Our organic fertilizer business is dependent on a small number of major customers for its revenues and the loss of any of these major customers would adversely affect our organic fertilizer business.

Our Gonzales, CA facility relies on a few major customers for a majority of its revenues. During 2012, approximately 58% of the revenues generated by the Gonzales, CA facility were from a total of three customers: Crop Production Services, NH3 Service Company, Inc. and JR Simplot Company, each of which distributes our fertilizer. During 2011, approximately 53% of the revenues generated by the Gonzales, CA facility were from a total of four customers. We do not have any long-term agreements with any of our customers. The loss of any of our major customers could adversely affect our organic fertilizer business.

Risks Related to Our Common Stock

We will incur increased costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies.

We incur legal, accounting and other expenses as a result of being a public company.  Prior to the Reverse Merger, Finjan was a private company and not subject to these expenses. While we were a public company subject to these costs prior to completing the Reverse Merger, the costs associated with being a public company are not reflected in our historical financial statements because Finjan was the accounting acquirer in the Reverse Merger, and, as such, our historical financial statements are those of Finjan. Moreover, we may need to enhance and supplement Finjan’s internal accounting resources with additional accounting and finance personnel with the requisite public company experience and expertise, as well as refine our quarterly and annual financial statement closing process, to enable us to satisfy our reporting obligations. We will need to devote time and financial resources to compliance programs, investor relations activities, financial reporting obligations and other activities relevant to being a public company. The costs associated with these activities, as well as any diversion of management’s time and attention, may have a material adverse effect on our future business.  In light of these costs and the changes in our management, business and growth strategy that resulted from the Reverse Merger, the public company costs that we incurred prior to the Reverse Merger may not be indicative of the costs we will incur in the future.

Any failure to establish and maintain adequate internal control over financial reporting could have an adverse effect on our ability to accurately and timely prepare our consolidated financial statements.

As a privately held company, Finjan was not subject to Section 404 of the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act”.  In order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, we will be required to document and test our consolidated internal control procedures and prepare annual management assessments of the effectiveness of our internal control over financial reporting, including those applicable to Finjan. These assessments will need to include disclosure of identified material weaknesses in our internal control over financial reporting. Testing and maintaining internal control over financial reporting will involve significant costs and could divert management’s attention from other matters that are important to our business. Additionally, we cannot provide any assurances that we will be successful in remediating any deficiencies that may be identified. If we are unable to remediate any such deficiencies or otherwise fail to establish and maintain adequate accounting systems and internal control over financial reporting, or we are unable to recruit, train and retain necessary accounting and finance personnel, we may not be able to accurately and timely prepare our consolidated financial statements and otherwise satisfy our public reporting obligations. Any inaccuracies in our financial statements or other public disclosures (in particular if resulting in the need to restate previously filed financial statements), or delays in our making required SEC filings, could have a material adverse effect on the confidence in our financial reporting, our credibility in the marketplace and the trading price of our common stock.

Concentration of ownership among our existing executive officers, directors and their affiliates, and others who beneficially own at least 10% of our outstanding common stock, may prevent new investors from influencing significant corporate decisions.

After giving effect to the Reverse Merger, our executive officers, directors and their affiliates, together with others who own at least 10% of our outstanding common stock, beneficially own or control approximately 70% of our common stock. Accordingly, these persons, acting individually or as a group, will have substantial influence over the outcome of a corporate action requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also exert influence in delaying or preventing a change in control of our company, even if such change in control would benefit our other stockholders. In addition, the significant concentration of stock ownership may adversely affect the market value of our common stock due to investors’ perception that conflicts of interest may exist or arise.

A significant number of shares of common stock will be eligible for sale and depress the market price for our common stock. Future sales by us or our existing shareholders could similarly depress the market price of our common stock.

Following the effective date of the registration statement of which this prospectus forms a part, a significant number of our shares of common stock will become eligible for sale in the public market, which could cause the market price for our common stock to decline significantly.  If our existing stockholders sell a large number of shares of our common stock, or if we sell additional common stock or securities that are convertible into common stock, in the future, the market price of our common stock similarly could decline. Further, even the perception in the public market that we or our existing shareholders might sell shares of common stock could depress the market price of our common stock.

An active, liquid and orderly trading market for our common stock may not develop, and the price of our stock may be volatile and may decline in value.

There currently is only limited trading in our common stock. An active trading market may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or assets by using shares of our common stock as consideration.

The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Market prices for technology companies have been particularly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•	developments in relationships with licensees;

•	our or our competitors’ technological innovations;

•	announcements of developments in our patent enforcement actions;

•	developments or disputes concerning our patents;

•	variations in our quarterly operating results;

•	our failure to meet or exceed securities analysts’ expectations of our financial results;

•	a change in financial estimates or securities analysts’ recommendations;

•	changes in management’s or securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	the current sovereign debt crises affecting several countries in the European Union and concerns about sovereign debt of the United States.

Our common stock may not be eligible for listing on a national securities exchange.

Our common stock is currently quoted on the OTC Bulletin Board and the OTCQB tier of OTC Markets. Securities quoted in those venues often lack liquidity and analyst coverage, which may result in lower prices for our common stock than might be obtained in a larger, more established stock exchanges and may also result in a larger spread between the bid and asked price for our common stock.  We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial qualitative listing standards, that we will be able to maintain any such listing.

Our common stock may be considered a “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share and therefore may be a “penny stock.” Broker and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares of our common stock in the future.

Our shareholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

Our authorized capital stock consists of one billion (1,000,000,000) shares of common stock and 10,000,000 shares of blank check preferred stock.  If we engage in capital raising activities in the future, including issuances of common stock or securities that are convertible into, or exercisable for, our common stock, to fund the growth of our business, our shareholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock.  We have adopted an equity incentive plan pursuant to which equity awards may be granted to eligible employees (including our executive officers), directors and consultants, if our board of directors determines that it is in the best interest of the Company and our shareholders to do so. The issuance of shares of our common stock upon the exercise of any such equity awards may result in dilution to our shareholders and adversely affect our earnings.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by whether industry or securities analysts publish research and reports about us, our business, our market or our competitors and, if any analysts do publish such reports, what they publish in those reports. We may not obtain analyst coverage in the future. Any analysts that do cover us may make adverse recommendations regarding our stock, adversely change their recommendations from time to time, and/or provide more favorable relative recommendations about our competitors. If any analyst who may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, or if analysts fail to cover us or publish reports about us at all, we could lose, or never gain, visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

The price of our common stock following the Reverse Merger may be affected by factors different from those previously affecting the shares of Converted Organics.

Our business differs materially from the business of the Company prior to the Reverse Merger and, accordingly, our results of operations and the trading price of our common stock following the completion of the Reverse Merger may be significantly affected by factors different from those previously affecting the independent results of our operations because the combined company will be conducting activities not undertaken by us prior to the completion of the Reverse Merger.

We do not anticipate paying any dividends in the foreseeable future.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future.

Our future results may differ materially from the unaudited pro forma financial statements presented in connection with the Reverse Merger.

Our future results may be materially different from those shown in the unaudited pro forma combined financial statements prepared in connection with the Reverse Merger, which show only a combination of the historical results of Finjan and the Company presented by Finjan and the Company in connection with the Reverse Merger. We incurred significant costs associated with the completion of the Reverse Merger. While the exact magnitude of these costs are not yet known, we had incurred approximately $790,000 in costs associated with completion of the Reverse Merger as of September 30, 2013. Furthermore, these costs may decrease the capital that we could use for continued development of our business in the future or may cause us to seek to raise new capital sooner than expected.

Anti-takeover provisions in our charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of our company difficult.

Our certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. For example, our board of directors is authorized by our certificate of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. In addition, the issuance of a series of preferred stock could impede a business combination by including class voting rights that would enable a holder to block such a transaction, or by adversely affecting the voting power of holders of our common stock. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

If we issue shares of preferred stock, investments in common stock could be diluted or subordinated to the rights of the holders of preferred stock.

Our board of directors is authorized by our certificate of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then-market price of such stock. Presently, our board of directors does not intend to seek stockholder approval prior to the issuance of currently authorized preferred stock, unless otherwise required by law or applicable stock exchange rules. Although we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our board of directors or issuance of preferred stock by us could dilute your investment in our common stock and warrants or subordinate your holdings to such shares of preferred stock.

  CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “potential,” “should,” “will,” “will be,” “would” and similar expressions, but this is not an exclusive way of identifying such statements. Our actual results, performance and achievements may differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus as a result of various risks, uncertainties and other factors, including those described above under the heading “Risk Factors” and elsewhere in this prospectus.

Forward-looking statements speak only as of the date of this prospectus. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

  USE OF PROCEEDS

This prospectus relates to the offer and sale of shares of our common stock by the selling stockholders listed under “Selling Stockholders.” We will not receive any proceeds from any sale of the shares in this offering.

  MARKET PRICE OF OUR COMMON EQUITY AND
  RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board, or “OTCBB,” and OTC Markets—OTCQB Tier under the symbol “FNJN.”  We effected a 1-for-12 reverse stock split of our common stock, and our common stock commenced trading on a post-split basis, on August 22, 2013.  In connection with the Reverse Merger, we changed our name to “Finjan Holdings, Inc.” and, effective as of July 2, 2013, the symbol for our common stock changed from “COIND” to “FNJN”.  Prior to July 7, 2011, our common stock was listed on the NASDAQ Capital Market.

 As of December 10 , 2013, the last bid quoted for our common stock on the OTCBB and OTC Markets was $ 11.25 per share.  All OTCBB and OTC Markets quotations included herein reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.  The trading market for our common stock has been extremely limited and sporadic.  We intend to apply to list our common stock for trading on a national securities exchange as soon as reasonably practicable after we meet the initial quantitative listing standards of any such exchange.  However, we cannot be certain that we will meet such initial listing standards or receive approval to list our common stock on any national securities exchange.  There can be no assurance that a market will ever develop for our common stock in the future.  The following table sets forth the (i) high and low closing prices per share of our common stock as quoted on the NASDAQ Capital Market for the first and second quarters of the year ended December 31, 2011 and (ii) the high and low bid prices per share of our common stock as quoted on the OTCBB and OTC Markets for the other periods indicated.  The prices below have been adjusted to give effect to the 1-for-12 reverse stock split we effected on August 22, 2013, the 1-for-500 reverse stock split that we effected on June 3, 2013, the 1-for-500 reverse stock split that we effected on March 5, 2012 and the 1-for-10 reverse stock split that we effected on November 8, 2011.

	High	Low
Year Ended December 31, 2011
First Quarter (1)	$14,729,998.80	$9,024,374.30
Second Quarter (1)	8,849,999.30	1,949,999.85
Third Quarter (1)	4,349,999.65	1,085,624.90
Fourth Quarter (1)	1,409,999.90	8,437.50

Year Ended December 31, 2012
First Quarter (2)	$18,375.00	$66.00
Second Quarter (3)	143.25	27.75
Third Quarter (3)	39.00	5.25
Fourth Quarter (3)	19.10	4.85

Year Ending December 31, 2013
First Quarter (3)	$31.10	$6.00
Second Quarter (3)(4)	24.24	9.00
Third Quarter (5)	13.20	2.25

(1) Bid prices for the first, second, third and fourth quarters of 2011 have been adjusted to reflect the 1-for-10, 1-for-500, 1-for-500 and 1-for-12 reverse stock splits effected on November 8, 2011, March 5, 2012, June 3, 2013 and August 22, 2013, respectively.

(2) Bid prices for the first quarter of 2012 have been adjusted to reflect the 1-for-500, 1-for-500 and 1-for-12 reverse stock splits effected on March 5, 2012, June 3, 2013 and August 22, 2013, respectively.

(3) Bid prices for the second, third and fourth quarters of 2012 and the first and second quarters of 2013 have been adjusted to reflect the 1-for-500 and 1-for-12 reverse stock splits effected on June 3, 2013 and August 22, 2013, respectively.

(4) The Reverse Merger was effective, and publicly announced, following the close of trading on June 3, 2013.

(5) Bid prices for the third quarter of 2013 have been adjusted to reflect the 1-for-12 reverse stock split effected on August 22, 2013.

Dividend Policy

We have not paid any cash dividends on our common stock to date.  The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition, and will be within the discretion of our then-existing board of directors. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, our board of directors does not anticipate paying any cash dividends to holders of our common stock in the foreseeable future.

Holders

As of December 10 , 2013, there were approximately 52 holders of record of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. These statements represent projections, beliefs and expectations based on current circumstances and conditions and in light of recent events and trends, and you should not construe these statements either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. A description of material factors known to us that may cause our results to vary, or may cause management to deviate from its current plans and expectations, is set forth under “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements.” The following discussion should also be read in conjunction with our audited and unaudited consolidated financial statements, and our unaudited condensed financial statements including the notes thereto, and unaudited pro forma combined financial statements appearing elsewhere in this prospectus.

Overview

Effective as of June 3, 2013, the date we consummated the Reverse Merger and changed our name from “Converted Organics, Inc.” to “Finjan Holdings, Inc.,” we operate two businesses, each of which constitutes a separate reportable segment.  Our two reportable segments include: our web and network security technology segment, which we operate through Finjan, and our organic fertilizer segment, which we operate through Converted Organics.  Finjan is considered the acquirer for accounting purposes in the Reverse Merger and we account for the transaction as a reverse business combination.  Consequently, the assets and liabilities and the historical operations that are reflected in our historical financial statements are those of Finjan.  The results of operations of our organic fertilizer segment have been included in our assets and liabilities and our historical operations since June 3, 2013, the date we completed the Reverse Merger.

We intend to carry on our web and network security technology business as our principal line of business.  We are evaluating whether to continue our organic fertilizer business as currently conducted.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all.

Web and Network Security Technology Segment

We operate our web and network security business through Finjan.  Through Finjan, we own a portfolio of patents, related to software that proactively detects malicious code and thereby protects end users from identity and data theft, spyware, malware, phishing, trojans and other online threats.  Founded in 1997, Finjan developed and patented technology that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based, basis, in contrast to signature-based methods of intercepting only known threats to computers, which were standard in the online security industry during the 1990s.  As the network, web and endpoint security industries have transitioned to behavior-based detection of malicious code, we believe that our technology is widely used by third parties. We intend to maximize the economic benefits of our technology through further licensing and to broaden our technology and patent holdings through acquisitions and strategic partnerships.

Since the sale of its hardware and software operations in 2009, Finjan’s primary source of income and related cash flows has been the enforcement of its patent rights against unauthorized use and, to a lesser extent, revenue derived from intellectual property licenses granted to third parties for the use of patented technologies that are owned by Finjan.

Finjan’s operating expenses consist primarily of general and administrative expenses.  Finjan did not have any full-time employees from 2009 until 2013.  Instead, Finjan relied on outside legal counsel, technology consultants and other professionals to conduct operations during that period, some of whom are former investors and executives of Finjan. Accordingly, Finjan’s general and administrative expenses consist primarily of legal fees and other expenses paid to third party consultants.  In April 2013, Finjan engaged Philip Hartstein and Shimon Steinmetz to serve as its president and chief financial officer, respectively, pursuant to consulting agreements, which were terminated upon the execution of employment agreements between the company and Messrs. Hartstein and Steinmetz.  Prior to April 2013, Finjan’s sole executive officer was Daniel Chinn, serving as chief executive officer, who did not receive compensation for his services as an officer of Finjan.  Messrs. Hartstein and Steinmetz were appointed as our president and chief financial officer, respectively, upon the closing of the Reverse Merger. Since the Reverse Merger we have hired an additional three employees, and we intend to hire or engage additional full-time employees and/or consultants to pursue our growth strategy, although there can be no assurance that we will be able to attract or retain qualified personnel on terms acceptable to us, if at all.  Our management team and additional personnel that we may hire in the future will be primarily responsible for establishing and pursuing our licensing and enforcement strategy, including analyzing licensing and enforcement opportunities, making tactical decisions related to our strategy, identifying new applications for our existing technology and pursuing opportunities to invest in new technologies through strategic partnerships and acquisitions.  We nonetheless expect to continue to utilize outside legal counsel and other professionals to execute aspects of our strategy for the foreseeable future, such as counsel we will retain to prosecute enforcement actions, although our management will control our overall litigation strategy and our strategy for each case we litigate.

Organic Fertilizer Segment

We operate a processing facility in Gonzales, CA that uses food and agricultural waste as raw materials to manufacture organic fertilizer and soil amendment products combining nutritional and disease suppression characteristics for sale to our agribusiness market. The Gonzales, CA facility is our production facility that services the West Coast agribusiness customer base through established distribution channels. This facility uses proprietary technology and process known as High Temperature Liquid Composting, or HTLC, which processes various biodegradable waste products into liquid and food waste-based fertilizer and a limited amount of solids that could be further processed into a useable form for use in agriculture, retail, and professional turf markets.

We are evaluating whether to continue our organic fertilizer business.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all.

Recent Developments

1-for-12 Reverse Stock Split

 Effective as of 12:01 a.m. on August 22, 2013, we effected a 1-for-12 reverse stock split of our issued and outstanding shares of common stock, immediately following the effectiveness of which every 12 issued and outstanding shares of our common stock automatically converted into one share of our common stock.  Any of our stockholders that would otherwise have been entitled to a fraction of a share of common stock (after aggregating all fractional shares of our common stock to be received by such stockholder) as a result of the 1-for-12 reverse stock split, received an additional share of our common stock (i.e., the aggregate number of shares of common stock of a stockholder resulting from the 1-for-12 reverse stock split were rounded up to the nearest whole number).  The 1-for-12 reverse stock split did not affect the number of shares of capital stock that we are authorized to issue or the par value of our common stock.  The 1-for-12 reverse stock split was approved by our board of directors and the holders of a majority of our common stock, by written consent in lieu of a meeting, on July 5, 2013.

All share and per share information below is presented on an “as adjusted” basis, giving effect to the 1-for-12 reverse stock split, unless otherwise indicated or the context otherwise requires.

Reverse Merger

On June 3, 2013 we entered into the Merger Agreement with Merger Sub and Finjan and consummated the Reverse Merger.  Upon the closing of the Reverse Merger, we issued 20,467,058 shares of our common stock, or 91.5% of our issued and outstanding common stock on a fully-diluted basis, after giving effect to the Reverse Merger and the 1-for-500 reverse stock split described below (excluding any shares underlying the options to purchase up to an aggregate of 1,585,479 shares of our common stock issued pursuant to the Merger Agreement), to the stockholders of Finjan immediately prior to the Reverse Merger (whom we sometimes refer to as the “former Finjan stockholders”).

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) section 805, “Business Combinations”, Finjan is considered the accounting acquirer in the Reverse Merger.  Finjan is considered the acquirer for accounting purposes, and will account for the transaction as a reverse business combination, because Finjan’s former stockholders received the greater portion of the voting rights in the combined entity and Finjan’s senior management represents all of the senior management of the combined entity.  Consequently, the assets and liabilities and the historical operations that will be reflected in our consolidated financial statements will be those of Finjan and will be recorded at the historical cost basis of Finjan.

Exchange Agreement

On June 3, 2013, as a condition to the closing of the Reverse Merger, we entered into an Exchange Agreement with each of Hudson Bay and Iroquois.  Pursuant to the Exchange Agreement, immediately following the effectiveness of the Reverse Merger, each of Hudson Bay and Iroquois exchanged an aggregate of $1,192,500 principal amount of our convertible notes, 13,281 shares of our Series A Preferred Stock and warrants to purchase an aggregate of 633,327,047 shares (or approximately 105,554 shares after giving effect to the 1-for-500 reverse stock split effected on June 3, 2013 and the 1-for-12 reverse stock split effected on August 22, 2013) of our common stock for an aggregate of 21,473,628 shares (or approximately 1,789,470 shares after giving effect to the 1-for-12 reverse stock split effected on August 22, 2013) of our common stock, or 8% of our outstanding common stock immediately following the Reverse Merger.  Each of Hudson Bay and Iroquois also released us, our affiliates, subsidiaries and related companies from any and all debts, liabilities and other claims with respect to such convertible notes, Series A Preferred Stock and warrants.

Following the effectiveness of the Exchange Agreement, there are no outstanding securities convertible into our common stock other than (i) options granted under the Amended and Restated Converted Organics 2006 Stock Option Plan, which we refer to as the “2006 Option Plan,” the Converted Organics 2010 Omnibus Stock Compensation Plan, which we refer to as the “2010 Stock Compensation Plan,” and the options issued pursuant to the Merger Agreement under our 2013 Option Plan, which are exercisable for an aggregate of 1,585,479 shares of our common stock (including 1,585,479 shares of common stock issuable upon exercise of such options issued pursuant to the Merger Agreement), and (ii) our Class C, Class D and Class H warrants, which are exercisable for 1, 1 and 1 shares of our common stock, respectively, after giving effect to reverse stock splits completed following the date of issuance of the applicable warrant, including the 1-for-500 and 1-for-12 reverse stock splits effected on June 3, 2013 and August 22, 2013, respectively, and subject to further adjustment in accordance with the terms of the applicable warrant.  The 2013 Option Plan was approved by the Company’s board of directors in connection with the Reverse Merger and by the written consent in lieu of a meeting of the holders of a majority of our outstanding common stock.

Closing Agreement

On June 3, 2013, in connection with the Reverse Merger, we entered into a Closing Agreement, which we refer to as the “Closing Agreement,” with Hudson Bay, Iroquois and Michael Eisenberg, in his capacity as the stockholder representative of the former Finjan stockholders, who we refer to as the Stockholder Representative.  Pursuant to the Closing Agreement, Hudson Bay and Iroquois severally but not jointly agreed to pay to the Company, or to third parties for the account of the Company, within five days following the effective time of the Reverse Merger an amount equal to certain known liabilities and obligations of the Company existing as of the effective time of the Reverse Merger.  Such known liabilities, which were in the aggregate amount of $927,385, consisted of accounts payable due to various vendors of the Company, accrued but unpaid compensation expenses of the Company, liabilities related to the Company’s discontinued Woodbridge, NJ operations and expenses incurred by the Company related to the Reverse Merger.  In connection with such obligations, Hudson Bay and Iroquois paid $847,522.52 to, or for the account of, the Company in accordance with the Closing Agreement.  In addition, Hudson Bay and Iroquois severally but not jointly agreed to pay the Stockholder Representative, for the benefit of the former Finjan stockholders, an amount equal to any and all payments made by the Company in respect of liabilities of the Company (on an unconsolidated basis) that were not known to Hudson Bay or Iroquois as of the effective time of the Reverse Merger, prior to the one-year anniversary of the effective time of the Reverse Merger in an amount not to exceed $1,000,000 in the aggregate.  Hudson Bay and Iroquois’ obligations in respect of unknown liabilities are subject to the satisfaction of certain conditions related to the market price and trading volume of our common stock as well as the eligibility of Hudson Bay and Iroquois to sell their shares of Common Stock without any volume restrictions under Federal securities laws.  Hudson Bay and Iroquois will not be required to make such payments in respect of unknown liabilities until reimbursable payments by us equal or exceed $100,000. The estimated fair value of the indemnification was deemed de minimus to the financial statements, pro-forma financial statements and related disclosures.

1-for-500 Reverse Stock Split

Effective as of 12:01 a.m. on June 3, 2013, we effected a 1-for-500 reverse stock split of our issued and outstanding shares of common stock, immediately following the effectiveness of which every 500 issued and outstanding shares of our common stock automatically converted into one share of our common stock.  Any of our shareholders that would otherwise have been entitled to a fraction of a share of common stock (after aggregating all fractional shares of our common stock to be received by such holder) as a result of the 1-for-500 reverse stock split, received an additional share of our common stock (i.e., the aggregate number of shares of common stock of a shareholder resulting from the 1-for-500 reverse stock split would be rounded up to the nearest whole number).  The 1-for-500 reverse stock split did not affect the number of shares of capital stock that we are authorized to issue or the par value of our common stock.

Critical accounting policies and estimates

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or “GAAP.”  The preparation of these financial statements in accordance with GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates, assumptions and judgments, including those related to revenue recognition, bad debts, inventories, warranties and income taxes.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and our revenue recognition.  Actual results may differ from these estimates under different assumptions or conditions and the impact of such differences may be material to our consolidated financial statements.

Critical accounting policies are those policies that, in management’s view, are most important in the portrayal of our financial condition and results of operations. The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our financial statements. These critical accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. Those critical accounting policies and estimates that require the most significant judgment are discussed further below.  We consider our most critical accounting policies and estimates to be: revenue recognition, valuation of long lived assets, stock based compensation, accounting for business combinations-acquisition method accounting.

Revenue Recognition

As described below, Note 1 to the notes to condensed consolidated financial statements included herein, revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or service has occurred and all obligations have been performed pursuant to the terms of the agreement, the sales price is fixed or determinable, and collectability is reasonably assured.

We recognize revenue from two operating segments, Web and Network Security and Organic Fertilizer.

Revenue from our Web and Network Security segment results from the monetization of patented technologies by licensing through a negotiated agreement and/or enforcement of such patented technologies by a court of law. Due to the our unique business, it is often necessary to file patent infringement litigation against users of our patented technologies as part of the licensing and enforcement activities. We may enter into certain settlements of patent infringement disputes once litigation commences. The amount of consideration received upon any settlement is allocated to each element of the settlement based on the fair value of each element. Elements that are related to the license agreement and royalty in nature are recorded as revenue in the consolidated statements of operations. Elements that are not related to license agreements and royalty revenue in nature will be reflected as a separate line item within the operating expense section of the consolidated statements of operations.  The element that is applicable to interest income will be recorded as a separate line item in other income.

We make estimates and judgments when determining whether the collectability of fees receivable from licensees is reasonably assured. We assess the collectability of fees receivable based on a number of factors, including past transaction history and the credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met, which is generally upon receipt of cash for transactions where collectability may have been an issue. Management’s estimates regarding collectability impact the actual revenues recognized each period and the timing of the recognition of revenues. Our assumptions and judgments regarding future collectability could differ from actual events and thus materially impact our financial position and results of operations.

In general, our revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by us. These rights typically include some combination of the following: (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies owned or controlled by our operating subsidiaries, (ii) a covenant-not-to-sue, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation. The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined, relatively short period of time, with the licensee possessing the right to renew the agreement at the end of each contractual term for an additional minimum upfront payment.

Pursuant to the terms of these agreements, we have no further obligation with respect to the grant of the non-exclusive retroactive and future licenses, covenants-not-to-sue, releases, and other deliverables, including no express or implied obligation on our part to maintain or upgrade the technology, or provide future support or services. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured and when all other revenue recognition criteria have been met.

Revenue from licenses issued through negotiated agreement with the licensee is recognized when the arrangement with the licensee has been signed and the license has been delivered and made effective, provided license fees are fixed or determinable and collectability is reasonably assured. Revenue from settlements reached on legal enforcement of our patent rights and the release of the licensee from certain legal claims, is recognized on receipt of the settlement amounts.

Revenue from our Organic Fertilizer segment results from two sources, product sales and tip fees. Product sales revenue comes from the sale of fertilizer products and is recognized upon delivery. Tip fee revenue is derived from waste haulers who pay us “tip” fees for accepting food waste generated by food distributors such as grocery stores, produce docks and fish markets, food processors and hospitality venues such as hotels, restaurants, convention centers and airports. Tip fee revenue is recognized straight line over the period the fees are earned.

Depending on the complexity of the underlying revenue arrangement and related terms and conditions, significant judgments, assumptions and estimates may be required to determine when substantial delivery of contract elements has occurred, whether any significant ongoing obligations exist subsequent to contract execution, whether amounts due are collectible and the appropriate period or periods in which, or during which, the completion of the earnings process occurs. Depending on the magnitude of specific revenue arrangements, if different judgments, assumptions and estimates are made regarding contracts executed in any specific period, our periodic financial results may be materially affected.

Stock-based Compensation Expense

Stock-based compensation payments to employees, non-employee consultants and directors are recognized as expense in the statements of income. The compensation cost for all stock-based awards is measured at the grant date, based on the fair value of the award (determined using a Black-Scholes option pricing model for stock options and intrinsic value on the date of grant for non-vested restricted stock), and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award). Determining the fair value of stock-based awards at the grant date requires significant estimates and judgments, including estimating the market price volatility of our common stock, future employee stock option exercise behavior and requisite service periods.

Stock-based compensation expense is recorded only for those awards expected to vest using an estimated pre-vesting forfeiture rate. As such, we are required to estimate pre-vesting option forfeitures at the time of grant and reflect the impact of estimated pre-vesting option forfeitures on compensation expense recognized. Estimates of pre-vesting forfeitures must be periodically revised in subsequent periods if actual forfeitures differ from those estimates. We consider several factors in connection with our estimate of pre-vesting forfeitures, including types of awards, employee class, and historical pre-vesting forfeiture data. The estimation of stock awards that will ultimately vest requires judgment, and to the extent that actual results differ from our estimates, such amounts will be recorded as cumulative adjustments in the period the estimates are revised. The Company granted options to a small number of employees and consultants. Given the executive level of the grantees, the Company does not expect any of the awards granted to have forfeiture due to employee termination. Therefore, there is no forfeiture rate used in calculating stock-compensation expense. The Company will continue to monitor its expectations on an ongoing basis and revise this assumption as future circumstances dictate.

If actual results differ significantly from these assumption, stock-based compensation expense and our results of operations could be materially impacted.

Valuation of Long-lived and Intangible Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors we consider important, which could trigger an impairment review, include the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•	significant negative industry or economic trends;

•	significant adverse changes in legal factors or in the business climate, including adverse regulatory actions or assessments; and

•	significant decline in our stock price for a sustained period.

If a potential impairment exists, a calculation is performed to determine the fair value of the long-lived asset. This calculation is based on a valuation model, which considers the estimated future undiscounted cash flows resulting from the use of the asset, and a discount rate commensurate with the risks involved. Third party appraised values may also be used in determining whether impairment potentially exists. The estimated fair value is compared to the long-lived asset’s carrying value to determine whether impairment exists.

As described above, in assessing the recoverability of intangible assets, significant judgment is required in connection with estimates of market values, estimates of the amount and timing of future cash flows, and estimates of other factors that are used to determine the fair value of the respective assets. If these estimates or related projections change in future periods, future intangible asset impairment tests may result in charges to earnings.

Accounting for Business Combinations - Acquisition Method of Accounting

Acquisitions are accounted for in accordance with the acquisition method of accounting under Financial Accounting Standards Board, or FASB, ASC Topic 805, “Business Combinations,” or Topic 805. Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Under the acquisition method of accounting, the purchase consideration is allocated to the assets acquired, including tangible assets, patents and other identifiable intangible assets and liabilities assumed, based on their estimated fair market values on the date of acquisition. Any excess purchase price after the initial allocation to identifiable net tangible and identifiable intangible assets is assigned to goodwill. Amounts attributable to patents are amortized using the straight-line method over the estimated economic useful life of the underlying patents. Acquisition accounting includes the establishment of a net deferred tax asset or liability resulting from book tax basis differences related to assets acquired and liabilities assumed on the date of acquisition.

We assess fair value for financial statement purposes using a variety of methods, including the use of present value models and may also reference independent analyses. Amounts recorded as intangible assets, including patents and patent rights, are based on assumptions and estimates, as of the date of acquisition, regarding the amount and timing of projected revenues and costs associated with the licensing and enforcement of patents and patent rights acquired, appropriate risk-adjusted discount rates, rates of technology adoption, market penetration, technological obsolescence, product launch timing, the impact of competition or lack of competition in the market place, tax implications and other factors. Also, upon acquisition, based on several of the estimates and assumptions previously described, we determine the estimated economic useful lives of the acquired intangible assets for amortization purposes.

Management is responsible for determining the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed as of the acquisition date, solely for purposes of allocating the purchase price to the assets acquired and liabilities assumed. Fair value measurements can be highly subjective, and it is possible that other professionals for other purposes, applying reasonable judgment and criteria to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Actual results may vary from projected results.

Comparability to future results

We have set forth below selected factors that we believe have had, or can be expected to have, a significant effect on the comparability of our recent or future results.  In addition to the factors described below, please see “Risk Factors” for additional factors that may affect our operating results.

Fluctuation of revenue and expenses related to licensing and enforcement

We expect revenue and expenses related to patent enforcement to fluctuate significantly from period to period.  See “Risk Factors— Our cash flows are unpredictable, and this may harm our financial condition or the market price for our common stock.”  A number of factors, many of which are beyond our control, may affect the timing and amount of revenues related to patent licensing and enforcement actions, including, but not limited to, trial dates, the strength of our claims and likelihood of achieving an acceptable license on settlement, the timing and nature of any appeals and our ability to collect on any favorable judgments.  We do not recognize revenue from our licensing and enforcement actions until we actually receive the proceeds of litigation (whether resolved at trial or in a settlement).  Our expenses, principally with respect to litigation costs, may also vary significantly from period to period depending upon a number of factors, including, but not limited to, whether fees of outside legal counsel are paid on an hourly, contingent or other basis, the timing of depositions, discovery and other elements of litigation, costs of expert witnesses and other consultants and other costs incurred in support of enforcement actions.

Public company expenses

As a result of the Reverse Merger, Finjan became a subsidiary of a public company, and we anticipate that we will make an application to list our shares for trading on a national securities exchange, once we satisfy the relevant quantitative listing criteria. Finjan’s operating results as a private company do not reflect certain expenses that we incur, and will continue to incur, as a public company.  We expect that our general and administrative expenses will increase as we pay legal counsel and accountants to assist us in, among other things, establishing and maintaining more comprehensive compliance and governance functions, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and preparing and distributing periodic public reports under the federal securities laws with respect to the business we operate through Finjan. We may also incur additional costs associated with compensation of non-employee directors and expect to incur costs associated with the retention of full-time employees and consultants to operate our web and network security technology business and to comply with our obligations as a public company. In addition, we expect that as part of a public company the cost of director and officer liability insurance will increase compared to costs incurred by Finjan prior to the Reverse Merger. In light of these costs and the changes in our management, business and growth strategy that resulted from the Reverse Merger, the public company costs that we incurred prior to the Reverse Merger may not be indicative of the costs we will incur in the future.

Stock-based and other executive compensation

During the years ended December 31 2012 and 2011, Finjan did not grant any options, restricted stock or other equity-based compensation.  Prior to the Reverse Merger, Finjan had outstanding options to purchase an aggregate of 77 shares of Finjan common stock, all of which were awarded in May 2013.  Following the Reverse Merger, our board of directors adopted the 2013 Option Plan, and the 2010 Plan also remains in effect.  In addition, although the 2010 Stock Compensation Plan replaced the 2006 Option Plan and no additional options will be issued under the 2006 Option Plan, the Company reserved the right to issue new options pursuant to the 2006 Option Plan to the extent that, and in the amount of, any outstanding options that are forfeited under that plan.  We do not intend to issue additional options under either the 2010 Stock Compensation Plan or the 2006 Option Plan, and expect that future equity-based awards will be made under our 2013 Option Plan or other equity, incentive compensation or similar plans that the Company may adopt in the future, to our directors, officers and other employees and consultants. As a result, to the extent relevant, we may incur non-cash, stock-based compensation expenses in future periods.

In addition, Finjan had no full-time employees or full-time consultants during the years ended December 31, 2012 and 2011 and its sole executive officer served in such capacity without compensation during such years.  In April 2013, Finjan engaged Philip Hartstein and Shimon Steinmetz as its president and chief financial officer, respectively, pursuant to consulting agreements. Messrs. Hartstein and Steinmetz were appointed president and chief financial officer of the company following the effective time of the Reverse Merger.  We have also hired three employees since completing the Reverse Merger and we intend to hire additional employees and/or consultants in the future to expand our business.  On July 8, 2013, we entered into employment agreements with Messrs. Hartstein and Steinmetz and their consulting agreements were terminated. Accordingly, we will incur compensation expenses in future periods that Finjan did not incur during the period presented in its financial statements.  For additional information regarding the Consulting Agreements between Finjan and each of its president and chief financial officer please see “Executive Compensation—Employment Agreements” below.

Finjan Reorganization

Until May 2, 2013, Finjan was a wholly-owned subsidiary of Finjan Software, Inc., a Delaware corporation, which we refer to as “FSI.”  In April 2013, Finjan distributed securities of two unaffiliated entities which it previously held to FSI, and made a payment of cash in an amount sufficient to repay and satisfy in full an intercompany loan from FSI to Finjan.  Following that distribution, the board of directors and stockholders of FSI approved the dissolution of, and a plan of liquidation for, FSI that resulted in, among other things, the distribution of Finjan common stock to certain of FSI’s stockholders, each of whom received shares of our common stock in the Reverse Merger.

Recent Financing Activities Prior to the Reverse Merger

Prior to the Reverse Merger, Converted Organics, Inc.’s operations were financed primarily by the issuance of debt, equity and equity-linked securities.  In connection with the Reverse Merger, we redeemed, cancelled or otherwise retired all of the notes and derivative securities previously issued by Converted Organics, Inc., other than warrants that are exercisable for a de minimis number of shares of our common stock.  See “—Recent Developments—Exchange Agreement” above.  Although we may require financing in the future, we expect that our cash on hand will be sufficient to satisfy our cash needs for at least the next twelve months, although we may seek additional financing in connection with our growth strategy.  During the year ended December 31, 2012, the Company issued 536,627,391 shares of its common stock to reduce principal of $3,975,978 on its convertible debt.  During the three month period ended March 31, 2013, the company issued short term notes in the aggregate amount of $374,000.

Results of operations

Finjan Year ended December 31, 2012 compared with the year ended December 31, 2011

Our total revenue increased by approximately $ 63.2 million, or 184.7% , to approximately $97.5 million for the year ended December 31, 2012 compared to the year ended December 31, 2011.  The increase was primarily due to our entry into settlements with two of the parties in the 2010 Litigation, pursuant to which we received gross proceeds of approximately $85.0 million from one of the defendants during 2012 and $1.0 million in cash proceeds (representing the first of three equal installment payments payable over 18 months from the date of settlement) and securities with a fair value as of the settlement date of approximately $8.4 million from the second defendant during 2012.  We also received securities in exchange for modifying an original perpetual license agreement dated November 2, 2009 with a fair value of approximately $3.1 million.  Income during the year ended December 31, 2011 was primarily attributable to our receipt of approximately $ 34.2 million, net of interest, from the judgment we obtained in the Secure Computing Litigation.

Our general and administrative expenses consist mainly of legal, consulting and other professional fees.  Our general and administrative expenses increased approximately $1.8 million, or 497.5%, to $2.1 million for the year ended December 31, 2012 compared to the year ended December 31, 2011.  The increase in general and administrative expenses is primarily due to an approximate $0.51 million increase in legal fees and other related expenses (other than legal fees paid in connection with litigation), as well as a $0.91 million increase in consulting and other fees and expenses consisting primarily of fees and expenses related to our evaluation of strategic alternatives and the reverse merger described elsewhere in this prospectus.

Our other income decreased $4.2 million, or 96.3% to $0.16 million during the year ended December 31, 2012 compared to the year ended December 31, 2011. This decrease was primarily due to decrease in our interest income by $3.0 million, or 94.7%, to $163,989 during the year ended December 31, 2012 compared to the year ended December 31, 2011.  During the year ended December 31, 2011 we received approximately $3.1 million interest income as component from the judgment we obtained in the Secure Computing Litigation and recognized a gain of approximately $1.6 million in connection of the sale of certain patent assets to a third party for net proceeds of approximately $1.3 million.

Our income taxes for the year ended December 31, 2012 increased $23.5 million, or 691.8%, to $26.9 million as compared to the year ended December 31, 2011.  Such increase was primarily due to our increase settlement revenue, as partially offset by the increase in our general and administrative expenses.

Settlements for litigation and proceeds received in exchange for use of licenses for the year ended December 31, 2012 and 2011 have been reclassified for comparative purposes to conform to the fiscal year 2013 presentation.  These reclassifications have no impact on the previously reported net income, and are shown below for the years ended December 31, 2012 and 2011 :

	As restated		As reported

	2012	2011	2012	2 0 11
		(In thousands)

Revenues	$97,469	$34,237	$-	$-

Cost of Revenue	17,651	10,794	-	-
Gross Profit	79,818	23,443	-	-
General and Administrative Expenses	2,108	353	11,259	1,818
Operating profit (Loss)	77,710	23,090	(11,259)	(1,818)
Other Income:
Gain on settlements, net of legal costs	-		85,854	27,985
Gain on sale of patents, net of legal costs	-	1,280	-	1,280
Other income	-	-	3,116	-
Interest	164	3,124	-	47
	164	4,404	89,133	29,312
Income before Provision for Income Taxes	77,874	27,494	77,874	27,494
Provision for Income Taxes	26,889	3,396	26,889	3,396
Net Income	$50,985	$24,098	$50,985	$24,098

Finjan Holdings, Inc. three and nine months ended September 30, 2013 compared to three and nine months ended September 30, 2012.

In the three and nine months ended September 30, 2013, total revenue decreased by approximately $9.0 million or 96% and $10.9 million or 87% respectively as compared to the same periods of 2012. This decrease was due to receipt of $9 million and $12 million for the three months and nine months ended September 30, 2012 respectively in respect for settlement of a patent enforcement litigation and was partially offset by revenue related to the receipt of the second installment in respect of litigation settlement payment of $1.0 million during the nine months ended September 30, 2013, associated with a licensing agreement and by the addition of organic fertilizer revenue aggregating $394,000 from the Converted Organics after the Reverse Merger. The remaining amounts due under the litigation settlement will be recognized when payment is received, as collectability is not reasonably assured.

Cost of goods sold include legal and litigation support costs associated with executing our strategy of licensing and protecting its web and network security technology patent portfolio, and production and material costs incurred by our organic fertilizer business. In the three and nine months ended September 30, 2013, cost of goods sold decreased by $ 2.6 million or 86%, and $ 5 million or 84%, respectively, compared to the same periods of 2012. Cost of sales for the web and network security business decreased due to lower net level of litigation support, third party technical consulting and professional expert expenses incurred. The decreases in total cost of sales were partially offset by the addition of cost of goods sold recorded by our organic fertilizer business subsequent to the Reverse Merger for the three and nine months ended September 30, 2013 of $0.4 million and $0.5 million respectively.

Our operating expenses consist primarily of general and administrative expenses, including stock-based compensation, consulting and other professional fees, and transaction costs associated with the Reverse Merger. In the three and nine months ended September 30, 2013, total operating expenses increased by $ 1 million and $ 3.5 million, respectively, compared to the same periods of 2012. These increased costs were primarily due to employee and contractor compensation costs of $1.0 million, reflecting the increased staff levels, along with professional fees incurred in connection with the Merger and executing our business plan amounting to $1.7 million.

The Reverse Merger in June 2013 was accounted for as a business combination. As a result, the associated consideration was allocated to the assets acquired and liabilities assumed based on management’s estimate of fair value using the information available at the date of the Reverse Merger. The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents goodwill from the acquisition.

Interest income decreased due to the lower average cash balance on hand during the 2013 periods compared to the same periods of 2012. Income tax expense decreased in the three and nine months ended September 30, 2013 by $89,000 or 100% and $82,000 or 92% respectively due to limited cumulative taxable operations of the Company in certain local jurisdictions compared to the same period in 2012.

Liquidity and Capital Resources

Overview

Our cash requirements are, and will continue to be, dependent upon a variety of factors. We expect to continue to devote significant capital resources to our licensing and enforcement program and resulting litigation we pursue.  We also expect to require significant capital resources to maintain our issued patents, prosecute our patent applications, acquire new technologies as part of our growth strategy and to attract and retain qualified personnel on a full time basis.  Our primary sources of liquidity are cash flows from operations, principally proceeds from settlements and judgments in connection with our patent enforcement activities.  Based on our current forecasts and assumptions, we believe that our cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated, including those set forth under “Risk Factors,” above.  Even without such difficulties, we may seek to raise additional capital to grow our business.  Any efforts to seek additional funding could be made through issuances of equity or debt, or other external financing. However, additional funding may not be available on favorable terms, or at all. The capital and credit markets have experienced extreme volatility and disruption since late 2007, and the volatility and impact of the disruption has continued into 2013. At times during this period, the volatility and disruption has reached unprecedented levels. In several cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers, and there can be no assurance that we will have access to short-term financing. If we fail to obtain additional funding when needed, we may not be able to execute our business plans and our business may suffer.

Finjan had approximately $91.5 million dollars of cash and cash equivalents, and $28.9 million of working capital as of December 31, 2012.  As of December 31, 2012, Finjan’s current liabilities included approximately $33.9 million due to FSI, Finjan’s then-parent company, which was repaid in full in February 2013 in anticipation of Finjan’s reorganization.

We had approximately $27.1 million of cash and cash equivalents and $27 million of working capital on a consolidated basis as of September 30, 2013. The decrease in our cash and cash equivalents of approximately $64.4 million from December 31, 2012 is primarily attributable to repayment of a loan to FSI of $33.9 million and approximately $31 million use in operations. Also as of September 30, 2013, The Company’s current liabilities were approximately $0.9 million.

Cash flows for the year ended December 31, 2012

Operating Activities: Finjan’s net cash provided by operating activities increased by $40.9 million, or 153.8%, to $67.5 million during the year ended December 31, 2012 as compared to the year ended December 31, 2011.  Such increase is primarily attributable to Finjan’s receipt of approximately $86 million of cash proceeds as a result of two settlements entered into during 2012 partially offset by $17.7 and $2.1 million legal costs and general and administrative expenses respectively.  The receipt of such proceeds resulted in a substantial increase in Finjan’s cash flows from operating activities for the year ended December 31, 2012 as compared to the prior year.  We intend to use the net proceeds received to finance post-trial proceedings and, if necessary, appeals with respect to the 2010 Litigation, any future licensing and enforcement activities and any future acquisitions, as well as for working capital and general corporate purposes.

Financing activities: During the year ended December 31, 2012, Finjan used approximately $2.5 million in financing activities, as compared to $0.2 million in cash used in financing activities during the year ended December 31, 2011.  The increase in cash used in financing activities is attributable to the repayment of $2.5 million of intercompany indebtedness due to FSI during 2012. During the quarter ended March 13, 2013, Finjan used approximately $33.9 million in financing activities, as compared to $1.6 million in cash used in financing activities during the quarter ended March 13, 2012.  The increase in cash used in financing activities is attributable to the repayment of $33.9 million of indebtedness due to FSI.

Investing activities: During the year ended December 31, 2012, Finjan used approximately $1.3 million in investing activities, as compared to $1.3 million in cash provided by financing activities during the year ended December 31, 2011.  Cash used in investing activities during the year ended December 31, 2012 related to our purchase of M86 securities.  During the quarter ended March 13, 2013, Finjan did not engage in investing activity.

Cash flows for the nine months ended September 30, 2013

Operating Activities: Our net cash used in operating activities increased by $24 million to $31 million during the nine months ended September 30, 2013 as compared to the same period in 2012. This increase was primarily attributable to the payment of accrued income taxes in the nine months ended September 30, 2013, which relate to taxes owed on the 2012 income.

Investing Activities: During the nine months ended September 30, 2013, cash flow provided by investing activities was approximately $ 560,000, as compared to $ 1.3 million in cash used by investing activities during the comparable period in 2012. The principal source of cash in the nine months ended September 30, 2013 was the proceeds from notes receivable and cash acquired through the Reverse Merger. Cash used in investing activities during the nine months ended September 30, 2012 related to purchase of preferred stock from an investee which securities were distributed to FSI during the second quarter of 2013.

Financing Activities:  During the nine months ended September 30, 2013, we used cash of approximately $34.1 million in financing activities, as compared to $ 1.4 million in cash used in financing activities during the comparable period in 2012. The increase in cash used in financing activities was attributable to a loan repayment of $33.9 million made to Finjan’s former parent in the February 2013 along with the repurchase of common stock for $204,000. During the nine months ended September 30, 2012, the only financing activity was payment of $1.4 million to the former parent entity.

Off-balance sheet arrangements

We do not have any material off-balance sheet arrangements.

Impact of recently issued accounting pronouncements

Recent accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future a date are not expected to have a material impact on the Company’s financial statements upon adoption.

BUSINESS

Our Business Segments

Effective as of June 3, 2013, the date we consummated a reverse acquisition of Finjan and changed our name from “Converted Organics, Inc.” to “Finjan Holdings, Inc.,” we operate two businesses, each of which constitutes a separate reportable segment.  Our two reportable segments include: our online security technology segment, which we operate through Finjan, and our organic fertilizer segment, which we operate through Converted Organics.

Our Web and Network Security Technology Business

Overview

Through Finjan, we own a portfolio of patents, related to software that proactively detects malicious code and thereby protects end users from identity and data theft, spyware, malware, phishing, trojans and other online threats.  Finjan’s mission is to invest in innovation and encourage the development of core intellectual property.  Founded in 1997, Finjan developed and patented technology that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based, basis, in contrast to signature-based methods of intercepting only known threats to computers, which were standard in the online security industry during the 1990s.  As the network, web and endpoint security industries have transitioned to behavior-based detection of malicious code, we believe that our patented technology is widely used by third parties.

Development of Finjan’s Business

Finjan was founded in 1997 as a wholly-owned subsidiary of Finjan’s initial parent, to cultivate proprietary technology that focused on proactively detecting threats to online security by identifying patterns and behavior of online viruses and other malicious code, rather than relying on lists of threats known within the online security industry.   This technology allows users to proactively scan and repel the latest, and often unknown, threats to network, web, and endpoint security on a real-time basis.  Following the development of its patented technology, Finjan’s initial parent, together with its subsidiaries, provided secure web solutions, including security software, to the enterprise and endpoint markets.

In 2002, Finjan’s initial parent engaged in a reorganization in which FSI was formed to acquire and hold all of the capital stock of Finjan.  Between 2002 and 2009, FSI focused its efforts on research and development and sales and marketing activities in an effort to bolster its position in the industry and enhance its portfolio of content inspection technologies.  During that time period, FSI’s activities were funded primarily by venture capital firms with experience providing capital and management expertise to software security firms, some with investment and operational experience within Israel’s cybersecurity and technology sectors.  Finjan also received financial backing from multi-national software and technology companies.

Between approximately 2002 and 2006, competitors in the online security industry began moving towards real-time, behavior-based, proactive threat detection, at times in violation of Finjan’s patent rights and, beginning in 2005, Finjan commenced patent infringement litigation against third parties it believed were infringing its patents.

In October 2009, FSI transferred its portfolio of intellectual property to Finjan (its wholly owned subsidiary at the time).  Thereafter, in November, 2009, FSI sold certain assets, including certain of its operating subsidiaries (other than Finjan) and its sales and marketing assets, and Finjan granted a non-exclusive patent license to M86 for 7,075,629 shares of M86 common stock of which 1,548,148 were issued to Finjan and the balance of which were issued to FSI.  In connection with that transaction, and subsequent to November 2009, FSI and its remaining subsidiaries (including Finjan) ceased the development, marketing and sale of its products, but Finjan retained all of its patents and related rights. In January 2012, Finjan purchased 1,837,595 shares of M86 Series C Preferred Stock and warrants to purchase 459,399 shares of M86 Series C Preferred Stock for an aggregate purchase price of $1,601,097.  In March, 2012, M86 entered into a business combination with Trustwave Holdings, Inc., which we refer to as “Trustwave.”  In connection with the transaction between Trustwave and M86, Finjan exchanged its interest in M86 for shares of the common stock of Trustwave.  In conjunction with that transaction, Finjan modified the non-exclusive license to use certain of Finjan’s technology previously granted to M86, which license is fully paid unless certain conditions are satisfied, in which case Finjan may be entitled to receive additional payments from Trustwave.  We are not entitled to future payments, if any, under such license, which are payable to FSI. In exchange for modifying such license, Finjan received 224,000 additional shares of Trustwave Class A common stock.

Following the M86 transactions, Finjan raised additional funds from its existing stockholders to finance its activities, which have consisted primarily of licensing and enforcing its intellectual property rights in network, web and endpoint security fields.  See “—Licensing and Enforcement Business” below.

 In August 2011, Finjan sold certain fully amortized patents for $1,600,000 and incurred $320,000 of fees associated with the transactions. Such patents were related to the protection of online images against unauthorized copying, which Finjan previously acquired from an unaffiliated third party in approximately 2005.

 In April 2013, Finjan distributed securities of Trustwave and one other unaffiliated entity which it previously held to FSI, and made a payment of cash in an amount sufficient to repay and satisfy in full an intercompany loan from FSI to Finjan.  Following that distribution, the board of directors and stockholders of FSI approved the dissolution of, and a plan of liquidation for, FSI that resulted, among other things, in the distribution of Finjan common stock to certain of FSI’s stockholders, each of whom received shares of our common stock in the Reverse Merger.

Licensing and Enforcement Business

Through Finjan, we generate revenues and related cash flows by granting intellectual property licenses for the use of patented technologies that we own by actively licensing and enforcing our patent rights against unauthorized use of our technologies (i.e. non-compliant licensees).   Most of our license agreements, whether entered into via traditional licensing or enforcement litigation or otherwise, are structured on a paid-up basis, while some of our license agreements provide for future royalty payments in the event the licensee achieves milestones specified in the applicable license agreement. Upon entering into a new patent license agreement, the licensee typically agrees to pay consideration for sales made prior to the effective date of the license, in an amount related to the royalties we would have received had a license been in effect at the time of such sales.

 Under U.S. law, a patent owner has the right to exclude others from making, selling or using the owner’s patented technology without a license to do so. In many cases, unauthorized users of our technology are unwilling, at least initially, to negotiate or pay reasonable royalties for their infringement of our patents and often fight any allegations of patent infringement. As a result of the common reluctance of patent infringers to negotiate and ultimately take a patent license without at least the threat of legal action, patent licensing and enforcement often begins with the filing of patent enforcement litigation.  Accordingly, if we believe a party is required to license our patents in order to sell certain products and such party refuses to do so, we may institute legal action against them.  In a patent infringement lawsuit, we would typically seek damages for past infringement and an injunction against future infringement.  We evaluate, on a case-by-case basis, whether to commence litigation, pursue litigation until a judgment is obtained or settle litigation based on a number of factors, including the strength of our patent claims, validity, the evidence that the patent is being infringed and the terms of any proposed settlement or license agreement.

In June 2006, Finjan’s initial parent filed a patent infringement lawsuit against Secure Computing in the United States District Court for the district of Delaware. Finjan, which succeeded FSI as the plaintiff in the litigation, asserted that Secure Computing had willfully infringed three of Finjan’s U.S. patents and sought an injunction and damages for such infringement.  In the Secure Computing Litigation, Secure Computing filed counterclaims for patent infringement, asserting that Finjan was infringing two U.S. patents.  At trial, a jury determined that Secure Computing willfully infringed Finjan’s three patents and found that Finjan did not infringe Secure Computing’s patents. The jury awarded Finjan approximately $9.0 million for past infringement and in August 2009 and the award was subsequently increased to approximately $37,313,000, including interest, in July 2011. Post judgment interest continued to accumulate until the date of the payment. The court also issued a permanent injunction prohibiting Secure Computing from making, using, selling or offering to sell any infringing products.  In September 2011, Finjan received gross proceeds of $37.9 million from Secure Computing, including $14.4 million of interest, in satisfaction of the judgment.  Finjan paid approximately $9.0 million of legal fees incurred in connection with the Secure Computing Litigation from such proceeds.

In 2010, Finjan filed a patent infringement lawsuit against five additional software and technology companies, which we refer to as the “2010 Litigation.”  Finjan negotiated out-of-court settlements with two of the defendants while three defendants continued to trial.  Following a three-week jury trial held in December 2012, the jury rendered an adverse verdict in the 2010 Litigation.  The jury concluded that the defendants that proceeded to trial were not liable for infringement and also concluded that certain claims in two of Finjan’s patents were invalid.  Finjan filed a post-trial motion to set aside the jury’s verdict, but the motion was denied.  We intend to appeal the jury’s verdict rendering the subject claims of the two patents invalid.  There can be no assurance, however, that such appeal will be successful.  If unsuccessful, the subject claims of the two patents will continue to be invalid in future licensing and enforcement actions.

In April 2012, Finjan entered into a binding MOU with one of the parties in the 2010 Litigation. As part of the MOU, Finjan agreed to withdraw its claims against such party in the 2010 Litigation and grant such party a license to use Finjan’s patents.  The license is fully paid up unless the holder of the license has aggregate annual net sales to third party distributors or re-sellers in excess of $10 million (which has not been achieved to date) .  The MOU provided for the issuance to Finjan of 3.765% of the party’s common stock, which had a fair value at the time of settlement of approximately $8.4 million, and cash payments in the aggregate amount of $3.0 million, payable in three equal payments of $1.0 million, within eighteen months after the effective date of the final settlement and license agreement.  As of June 27, 2013, Finjan had received all of the above-mentioned shares and the first and second installments of the cash payment.  The third cash installment will accrue interest at the rate of 4% per annum until paid and will be recognized when such payments are received.  Prior to the Reverse Merger, Finjan distributed all of the shares of common stock it received in the Settlement to its then-parent company and accordingly we do not own or have an interest in this company.

In November 2012, Finjan signed a Confidential Settlement, Release and License Agreement with one of the parties to the 2010 Litigation, a large, multinational software and technology company.  Pursuant to the agreement, the counter-party paid a one-time fully paid up license fee to Finjan in the amount of $85 million in exchange for a perpetual, non-exclusive worldwide license to all of Finjan’s and its affiliates’ patents, including patent rights owned or controlled by Finjan or its affiliates as of the date of such agreement and patents with a first effective priority date occurring at any time prior to November 2022 that Finjan or its affiliates may own or control after the date of such agreement.  Following the signing of the agreement, Finjan dismissed all claims against the counter-party (including its affiliates).

Growth Strategy

Our mission is to invest in innovation and encourage the development of core intellectual property.  We believe our patented technology that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based, basis, in contrast to signature-based methods of intercepting only known threats to computers, is significant and we intend to further monetize our technology through licensing.  This may include the pursuit of new patents relating to technology we currently own through continued prosecution of pending patent applications relating to our existing technology, the identification of new uses for our existing technology that may be patentable (and obtaining patent protection for such new uses) and prosecuting patent applications in additional (non-U.S.) jurisdictions.  We also intend to expand our technology and intellectual property portfolio through strategic partnerships and acquisitions, as discussed below.  Future licensing efforts may involve negotiated transactions or, if necessary, enforcement of our patent rights through litigation or other means. To that end, on July 8, 2013, Finjan filed a patent infringement lawsuit against FireEye, Inc., alleging infringement of seven of Finjan’s patents, in the U.S. District Court for the Northern District of California.  Finjan also continues to pursue the issuance of new patens for its technology. On August 28, 2013, Finjan filed a patent infringement lawsuit against Blue Coat Systems, Inc. in the U.S. District Court for the Northern District of California alleging infringement of six Finjan patents relating to endpoint, web, and network security technologies.  On September 23, 2013, Finjan filed a patent infringement lawsuit against Websense, Inc. in the U.S. District Court for the Northern District of California, alleges that Websense’s products and services infringe upon four of Finjan’s patents.  We are also actively developing a licensing campaign, pursuant to which we intend to negotiate license agreements with third parties without resorting to litigation.  We are actively seeking to hire additional personnel to focus on our non-litigation licensing strategy.  As discussed below, we are not currently engaged in research and development or the internal development of new technology.

 In addition to expanding our intellectual property portfolio by seeking additional patent protections relating to technology we currently own (as described above), we intend to acquire and develop new technology and invest in intellectual property through acquisitions and strategic partnerships. We intend to broaden our technology and patent holdings by working with inventors, acquiring technology companies, investing in research laboratories, start-ups, universities, and by creating strategic partnerships with large companies seeking to effectively and efficiently monetize their  technology and patent assets.  Currently, however, we do not have the resources to engage in internal research and development or internal development of new technology through our current operating platform, and we expect that any new technology that we acquire in the foreseeable future will be developed by strategic partners or businesses that we acquire or in which we invest.  We will depend upon acquisitions and strategic partnerships to acquire new technology, and we may acquire operating subsidiaries or enter into strategic partnerships with businesses that develop technology on an ongoing basis.  While we anticipate that we will initially focus on acquisitions and strategic partnership involving technology relating to network, web and endpoint security, we may seek to diversify to a broader software definition in the future.  Our experience with monetizing both technology and patents may be considered useful by potential acquisition candidates and strategic partners who may lack resources (in terms of capital, personnel and time) to effectively and efficiently  generate a return for those investments. We anticipate each opportunity may require a unique deal structure and have contemplated a number of  potential constructs;  we may acquire outright applicable technology and patents for an upfront fee, pay royalties based on future licensing revenue with respect to the acquired technology and patents, or commit shares of our common stock to the extent permitted under applicable securities laws and the rules of any securities exchange on which our securities are listed or a combination of the above. Since completing the Reverse Merger, we have increased our staffing with a view towards a licensing campaign and otherwise pursuing our growth strategy.  Among other things, our management has entertained discussions with potential sources of new technology regarding strategic opportunities, including strategic partnerships and acquisitions.

As part of our acquisition and strategic partnership strategy, we will seek to identify technology and patents that have been or are anticipated to be widely adopted by third parties in connection with the manufacture or sale of products and services.  To date, other than a small patent portfolio that we acquired in 2005 and substantially sold thereafter, we have not acquired any material technology or intellectual property from third parties and no assurance can be given that we will be able to execute our acquisition and strategic partnership strategy on terms acceptable to us, if at all.  However, we intend to leverage the contacts and expertise of our directors and executive officers who, through their backgrounds in the venture capital, technology and intellectual property monetization industries have experience identifying potentially valuable opportunities for future investment.

 Prior to the Reverse Merger, Finjan’s intellectual property enforcement was handled primarily by outside consultants (including outside legal counsel and technology experts) and prior to April 2013, Finjan had no full-time employees or consultants.  However, in April 2013, Finjan engaged Philip Hartstein to serve as Finjan’s president and Shimon Steinmetz to serve as Finjan’s chief financial officer, in each case on a consulting basis.  Upon the closing of the Reverse Merger, Messrs. Hartstein and Steinmetz were appointed as our president and chief financial officer, respectively.  In June 2013, we entered into employment agreements with each of Messrs. Hartstein and Steinmetz.  We intend to hire or engage additional employees and/or consultants with skills and experience relevant to our online security technology business in the near term and to develop processes and procedures for identifying and evaluating the strength of a patent portfolio before the decision is made to acquire additional intellectual property or to commence enforcement actions.  Among other sources, we intend to utilize our connections in venture capital, cybersecurity and technology industries to identify and retain talented personnel.  There can be no assurances, however, that we will be successful in those endeavors.

 Patented Technology

Through Finjan, we currently have twenty-one U.S. patents.  Finjan’s current U.S. issued patents expire at various times from 2016 through 2032 and it currently has three U.S. patent applications pending.  Finjan also has 11 international patents and 4 international patent applications pending. Although we may from time to time focus on monetizing certain of these patents, we consider all of our patents to be “core” patents for our business.

The following table sets forth a brief description of Finjan’s issued U.S. patents, including their respective publication numbers, application filing date, issue date, expiration date and title.

Publication Number	File Date	Issue Date	Expiration Date*	Title
6092194	11/6/1997	7/18/2000	11/6/2017	System and method for protecting a computer and a network from hostile downloadables
6154844	12/22/1997	11/28/2000	11/8/2016	System and method for attaching a downloadable security profile to a downloadable
6167520	1/29/1997	12/26/2000	11/8/2016	System and method for protecting a client during runtime from hostile downloadables
6480962	4/18/2000	11/12/2002	1/29/2017	System and method for protecting a client during runtime from hostile downloadables
6804780	3/30/2000	10/12/2004	11/6/2017	System and method for protecting a computer and a network from hostile downloadables
6965968	2/27/2003	11/15/2005	9/5/2023	Policy-based caching
7058822	5/17/2001	6/6/2006	1/7/2023	Malicious mobile code runtime monitoring system and methods
7418731	5/3/2004	8/26/2008	4/27/2019	Method and system for caching at secure gateways
7613918	2/16/2006	11/3/2009	5/3/2027	System and method for enforcing a security context on a downloadable
7613926	3/7/2006	11/3/2009	8/27/2019	Method and system for protecting a computer and a network from hostile downloadables
7647633	6/22/2005	1/12/2010	10/3/2022	Malicious mobile code runtime monitoring system and methods
7756996	1/30/2004	7/13/2010	5/14/2029	Embedding management data within HTTP messages
7757289	12/12/2005	7/13/2010	5/12/2029	System and method for inspecting dynamically generated executable code
7930299	11/29/2006	4/19/2011	5/18/2027	System and method for appending security information to search engine results
7975305	12/9/2004	7/5/2011	8/18/2020	Method and system for adaptive rule-based content scanners for desktop computers
8015182	11/29/2006	9/6/2011	6/2/2027	System and method for appending security information to search engine results
8079086	5/26/2009	12/13/2011	11/6/2017	Malicious mobile code runtime monitoring system and methods
8087079	5/4/2007	12/27/2011	10/26/2030	Byte-distribution analysis of file security
8141154	6/14/2010	3/20/2012	6/14/2030	System and method for inspecting dynamically generated executable code
8225408	8/30/2004	7/17/2012	5/27/2021	Method and system for adaptive rule-based content scanners
8566580	7/23/2008	10/22/2013	7/9/2032	System for splitting an SSL connection between two security computers, designed specifically to address network security concerns
*Patent expiration dates are routinely subject to dispute in patent infringement actions.  No assurance can be given that third parties infringing our patents will not dispute the expiration dates of our patents or that we will be successful in defending against such disputes.  See “Risk Factors—Risks Related to Our Web and Network Security Technology Business”

Competition

 We expect to encounter significant competition in the area of patent acquisitions and enforcement.  This includes a growing number of competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire.  Entities including Acacia Research Corporation, Interdigital, Inc., RPX Corporation (generally on behalf of subscribing operating companies), Rambus Inc., Tessera Technologies Inc., Wi-LAN Inc. and Pendrell Corp compete in acquiring rights to patents, and we expect more entities to enter the market.

  Other companies may develop competing technologies that offer better or less expensive alternatives to our patented technologies that we may acquire and/or out-license.  Many potential competitors may have significantly greater resources than us.  Technological advances or entirely different approaches developed by one or more of our competitors could render certain of the technologies owned or controlled by our operating subsidiaries obsolete and/or materially reduce their value.

We also compete with venture capital firms, strategic corporate buyers and various industry leaders for technology acquisitions and licensing opportunities.  Many of these competitors may have more financial and human resources than us as well as more experience operating in our industry.  If we are successful, we may find more companies entering the market for similar technology opportunities, which may reduce our market share in the online security industry, which we currently rely upon to generate future revenue.

Our Organic Fertilizer Business

Overview

Through our Converted Organics subsidiary, we operate a processing facility in Gonzales, CA that uses food and agricultural waste as raw materials to manufacture all-natural fertilizer and soil amendment products combining nutritional and disease suppression characteristics for sale to our agribusiness market.  We anticipate that any future revenue from our fertilizer business will be based upon our continued operation of our Gonzales, CA facility and possibly licensing the use of our technology to others.

We are evaluating whether to continue our organic fertilizer business.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all.

Production and Sale of Organic Fertilizer

Our organic fertilizer is produced exclusively at our Gonzales, CA plant. The plant currently produces predominantly liquid products; with additional capital it could be modified to enable production of additional dry products as well. Revenue from our fertilizer manufacturing operations is predominately generated from the sale of liquid product to the agribusiness market in California, though we do generate a small amount of revenue from tip fees associated with the receipt of food waste at the facility and sell a limited amount of dry products.

 Through Converted Organics, we sell and distribute the fertilizer manufactured at the Gonzales, CA plant through a small group of sales professionals who seek out large purchasers of fertilizer for distribution in our target geographic and product markets. Key activities of the sales organization include the introduction of our products to target clients and the development of our relationships with them. Due to Converted Organics’ small size, we believe that the most efficient means of distributing our fertilizer products is to regional distributors. The majority of our sales are completed on a wholesale basis to a limited number of fertilizer distributors.  Distributors typically sell our fertilizer to farms, vineyards, and other end users. We do not receive proceeds from the resale of our fertilizer products by distributors to end users. To the extent that we make sales directly to customers, we generally require our customers to handle delivery of the product.

To generate product for sale, we use a high temperature liquid composting, or “HTLC,” process to convert food waste and other feedstock into fertilizer. In simplified terms, the process operates by encouraging naturally-occurring microbes to consume prepared feedstock. The action of the microbes on the feedstock is exothermic (heat-releasing), and causes the temperature of the feedstock to rise to very high, pathogen-destroying levels. Subsequently, thermophilic (heat-loving) bacteria naturally occurring in the food waste utilize oxygen to convert the waste into a rich blend of nutrients and single-cell proteins (aerobic digestion). Feedstock preparation, digestion temperature, rate of oxygen addition, acidity, and inoculation of the microbial regime are carefully controlled to produce products that are highly consistent from batch to batch. The HTLC method can be used in any future operating plants, whether owned by us or licensed. The HTLC technology that we use is not patented and, although we believe our know-how and right to use this technology may provide a competitive advantage, we do not possess the right to exclude others from using the same or similar technology.

 Our Gonzales, CA facility is our sole producer of our fertilizer product. During 2012 and 2011, we realized approximately $1.5 million and $2.5 million of revenue, respectively, from the sale of fertilizer from this facility.

 Benefits of Our Fertilizer Products and Technology

 The efficacy of our fertilizer products has been demonstrated both in university laboratories and multi-year growth trials. These field trials have been conducted on more than a dozen crops including potatoes, tomatoes, squash, blueberries, grapes, cotton, and turf grass. While these studies have not been published, peer-reviewed, or otherwise subject to third-party scrutiny, we believe that the trials and other data show our products to have several valuable attributes:

•
Plant Nutrition.  Historically, growers have focused on the nitrogen (N), phosphorous (P) and potassium (K) content of fertilizers. As agronomists have gained a better understanding of the importance of soil culture, they have turned their attention to humic and fulvic acids, phytohormones, and other micronutrients and growth regulators not present in petrochemical-based fertilizers. We believe that the presence of such ingredients in our fertilizer may cause its use to have significant beneficial effects on soil and plant health.

•
Disease Suppression.  Based on field trials of product produced using our technology, we believe our products possess disease suppression characteristics that may eliminate or significantly reduce the need for fungicides and other crop protection products. The products’ disease suppression properties have been observed under controlled laboratory conditions and in documented field trials. We also have field reports that have shown the liquid concentrate to be effective in reducing the severity of powdery mildew on grapes, the verticillium pressure on tomatoes, and the scab in potatoes

•
Soil amendment.  As a result of its slow-release nature, our dry fertilizer product increases the organic content of soil, which improves granularity and water retention and thus reduces NPK leaching and run-off.

•
Pathogen-free.  Due to high processing temperatures, our products are virtually pathogen-free and have an extended shelf life. We generally recommend that customers not store our fertilizer for more than 12 months.

In addition to these agricultural benefits, we have also achieved Organic Materials Review Institute (OMRI) and/or Washington State Department of Agriculture (WSDA) certification for many of our products, allowing growers to use them in certified organic farming.

Competition

 We operate our organic fertilizer business in a very competitive environment. The organic fertilizer business requires us to compete in three separate areas — organic waste stream feedstock, technology, and end products — each of which is quickly evolving. We believe our organic fertilizer business will be able to compete effectively, with adequate financial resources, because of the abundance of the supply of food waste in our geographic markets, the pricing of our tip fees, and the quality of our products and technology.

Competition for the organic waste stream feedstock includes landfills, incinerators, animal feed, land application, and traditional composting operations.

There are a variety of methods used to treat organic wastes, including composting, digestion, hydrolysis, and thermal processing.

Companies using these technologies may compete with us for organic material. These methods are defined as follows:

•
Composting. Composting is a natural process of decomposition that can be accelerated through the mounding of waste into windrows to retain the heat given off by bacteria involved in the decomposition process. Given the difficulties in controlling this process, the resulting compost is often inconsistent and generally commands a lower market price than our product. Further, large-scale composting facilities require significant amounts of land for operations, which, particularly in major metropolitan areas, may either not be readily available or may be too costly.

•
Digestion. Digestion may be either aerobic (requiring oxygen) like the HTLC process, or anaerobic (occurring without oxygen). Anaerobic digestion generally takes longer and produces significantly more odor as a result of the production of ammonia and methane, the latter of which is also a greenhouse gas. The methane gas produced has some value as a source of energy, but it is not readily transported and is thus generally limited to on-site use.

•
Hydrolysis. Hydrolysis is a chemical process by which water reacts with another substance, and it is usually catalyzed through the introduction of an acid. This reaction is used to convert cellulose present in the organic waste into sugars, which in turn may be converted into ethanol.

•
Thermal. Thermal technologies work by either completely or partially combusting organic materials for the purpose of generating electricity. Partial combustion methods may also lead to the production of useful and saleable byproducts, such as a variety of gases (e.g. hydrogen, carbon monoxide, and carbon dioxide) and organic liquids.

The organic fertilizer business is highly fragmented, under-capitalized, and growing rapidly. We are unaware of any dominant producers or products currently in the market. There are a number of single-input, protein-based products, such as fish, bone, and cottonseed meal, which can be used alone or mixed with chemical additives to create highly formulated fertilizer blends that target specific soil and crop needs. In this sense, they are similar to our products and provide additional competition in the organic fertilizer market. In the future, large producers of non-organic fertilizer may also increase their presence in the organic fertilizer market, and these companies are generally better-capitalized and have greater financial and marketing resources than we do.

Most of the fertilizer consumed annually in North America is mined or derived from natural gas or petroleum. These petroleum-based products generally have higher nutrient content (NPK) and cost less than organic fertilizers. Traditional petrochemical fertilizers are highly soluble and readily leach from the soil, and slow-release products, which must be coated or specially processed, command a premium. The economic value offered by petrochemicals, especially for field crops including corn, wheat, hay, and soybeans, will not be supplanted in the foreseeable future. We compete with large producers of non-organic fertilizers, many of which are significantly larger and better-capitalized than we are. In addition, we compete with numerous smaller producers of fertilizer.

Despite a large number of new products in the end market, we believe that our products have a unique set of characteristics. We believe positioning and branding the combination of nutrition and disease suppression characteristics will differentiate our products from other organic fertilizers to develop market demand, while maintaining or increasing pricing.

 Target Markets

 In the U.S., the majority of fertilizer is consumed by agribusiness, with the professional turf and retail segments consuming the remainder. The concern of farmers, gardeners, and landscapers about nutrient runoffs, soil health, and other long-term effects of conventional chemical fertilizers has increased demand for organic fertilizer. We have identified three target markets for our products, however due to cash and production limitations we are presently only marketing product into the agribusiness market:

•	Agribusiness. Conventional farms, organic farms, horticulture, hydroponics, and aquaculture.

•	Turf Management. Professional lawn care and landscaping, golf courses, and sod farms, as well as commercial, government, and institutional facilities.

•	Retail Sales. Home improvement outlets, garden supply stores, nurseries, Internet sales, and shopping networks.

We believe there are two primary business drivers influencing commercial agriculture. First, commercial farmers are focused on improving the economic yield of their land — i.e., maximizing the value derived from crop output (quantity and quality). Second, commercial farmers have begun to recognize the importance of reducing the use of chemical products while also meeting the demand for cost-effective, environmentally responsible alternatives. We believe this change in focus is the result of:

•	Consumer demand for safer, higher quality food;

•	The limitation on the use of certain synthetic products by government authorities, including nutrients such as nitrogen and chemicals such as methyl bromide;

•	Environmental concerns and the demand for sustainable technologies; and

•	Demand for more food for the growing world population.

We believe farmers are facing pressures to change from conventional production practices to more environmentally friendly practices. U.S. agricultural producers are turning to certified organic farming methods as a potential way to lower production costs, decrease reliance on nonrenewable resources such as chemical fertilizers, increase market share with an “organically grown” label and capture premium prices, thereby boosting farm income.

Governmental Regulation

Our end products are regulated by federal, state, county, and local governments, as well as various agencies thereof, including the United States Department of Agriculture.

In addition to the regulations governing the sale of our end products, our current facility and any future facilities are subject to extensive regulation. Specific permit and approval requirements are set by the state and state agencies, as well as local jurisdictions including but not limited to cities, towns, and counties. Any changes to our plant or procedures would likely require permit modifications.

Environmental regulations will also govern the operation of our current facility and any future facilities. Regulatory agencies may require us to remediate environmental conditions at our locations.

Future Development

We need additional capital to build additional plants to grow our organic fertilizer business or we need to license others to use our technology.  Our Converted Organics subsidiary does not have funds to build additional facilities and we have no plans to raise such funds or allocate funds generated from our online security technology business for that purpose.  We are evaluating whether to continue our organic fertilizer business as currently conducted.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all.  We do not intend to use significant amounts of cash on hand generated by Finjan to fund our organic fertilizer business.

Employees

As of December 10 , 2013, we had eight full-time employees, five part-time employees and two part-time consultants working for us, on a consolidated basis.  We have dedicated five full-time employees to our web and network security technology business, including our president, chief financial officer, and investor relations personnel, as well as two part-time consultants.   Our management team and additional personnel that we may hire in the future will be primarily responsible for establishing and pursuing our licensing and enforcement strategy, including analyzing licensing and enforcement opportunities, making tactical decisions related to our strategy, identifying new applications for our existing technology and pursuing opportunities to invest in new technologies through strategic partnerships and acquisitions.  Although our management controls our overall litigation strategy and our strategy for each case we litigate (or settle), we  nonetheless utilize outside legal counsel to execute aspects of our licensing and enforcement strategy (such as counsel we retain to prosecute enforcement actions, under the supervision of management) and technology and utilize consultants, including Shlomo Touboul, Finjan’s founder and former chief technology officer, to assess opportunities related to our technology and additional technologies we may pursue in the future.  We intend to hire additional full-time employees (or additional consultants or independent contractors) in the near future to expand our online security technology business, although no assurance can be given that we will be able to attract or retain qualified employees on terms acceptable to us or at all.  Three of our full-time employees work in connection with our organic fertilizer segment (one in office management, one in operations and one in administration). We also have five part-time employees in our organic fertilizer business.  Neither we nor any of our subsidiaries is a party to any collective bargaining agreement.  We consider our employee relations to be good.

Properties

Our principal executive office is located at 122 East 42nd Street, New York, New York 10168 , which we use in connection with our web and network security technology segment and for general corporate purposes.

We occupy the space for our principal executive office pursuant to a lease agreement, dated  September 9, 2013, with 122 East 42nd Street, LLC.  Under the lease, for a period of five years from the commencement date of the lease, the Company owes an initial annual rent of $138,952, payable in monthly installments of $11,579, unless earlier terminated in accordance with the lease.  The annual rental rate is subject to a 2.5% increase each anniversary of such commencement date during the five-year term of the lease.  Our office space at 122 East 42nd Street replaced our office at 261 Madison Avenue, New York, New York.

We have a lease for land in Gonzales, CA, where our Gonzales, CA facility is located. The land is leased from VLH, a California LLC whose sole member is a former officer and a former director of our company. The lease provides for a monthly rent of $10,433. The lease is renewable for three 5-year terms after the expiration of the initial 10-year term. In addition, we own the Gonzales, CA facility and the operating equipment used in the facility.  Our Gonzalez, CA facility is used in our organic fertilizer segment.  Effective April 15, 2013, we assigned our rights and obligations under our Gonzales, CA lease to our Converted Organics subsidiary, which assumed our obligations thereunder.

On November 24, 2009 we signed a lease for office space for our former headquarters in Boston, Massachusetts. The lease was for 3 years and provided 4,510 square feet of usable space for a monthly rent of $9,772. We terminated this lease in May 2012.  Following such termination until June 2013, we leased, on a month-to-month basis, approximately 2,500 square feet of office space in Boston, Massachusetts, for $2,800 per month. We terminated such lease in June 2013.

Legal Proceedings

 From time to time, in the normal course of business, we are a party to various legal proceedings. For additional information regarding legal proceedings to which we are a party, see “Business—Online Security Technology—Licensing and Enforcement Business” above.  Except for the 2010 Litigation and as described below, we do not currently expect that any currently pending proceedings will have a material adverse effect on our business, results of operations or financial condition.

 In January 2012, Converted Organics Inc. received notice that a complaint has been filed in the United States District Court for the District of Massachusetts, captioned Aboriginal Import Export, Ltd. and Nicholas G. Brusatore (the “plaintiffs”) v. TerraSphere Systems LLC, Converted Organics Inc., William A. Gildea, Edward Gildea, Mark C. Gildea, and TerraSphere Inc. (the “defendants”). The allegations in the complaint relate to the Company’s acquisition of TerraSphere Systems, LLC in November 2010. On April 27, 2012, the parties entered into a settlement agreement pursuant to which the plaintiffs voluntarily dismissed the action with prejudice and without costs or fees. Pursuant to the settlement agreement, the parties agreed to terminate the restrictive covenant included in the acquisition agreement regarding the ability of the plaintiffs to compete with the Company. In addition, the parties agreed to release their claims against each other as they related to the legal action or the acquisition agreement pursuant to which the Company acquired TerraSphere Systems, LLC.

Corporate Information and History

 Finjan Holdings, Inc. (formerly, Converted Organics Inc.) was incorporated in Delaware in January of 2006 for the purpose of establishing a waste-to-fertilizer business. In February 2007, we successfully completed both a $9.9 million initial public offering of stock and a $17.5 million bond offering with the New Jersey Economic Development Authority. The net proceeds of these offerings were used to develop and construct a fertilizer manufacturing facility in Woodbridge, New Jersey. In January of 2008, we acquired the assets of Waste Recovery Industries, LLC and United Organic Products, LLC, including our processing facility in Gonzales, California. Also in 2008, operations commenced at the Woodbridge, New Jersey plant, with the production of dry fertilizer product beginning in 2009. We subsequently began distribution of the dry product in the professional turf and retail markets. In 2009, we also raised $27 million of additional capital and the Gonzales, California facility became cash flow positive. In 2010, we closed the Woodbridge, New Jersey plant, making the Gonzales, California plant our sole fertilizer manufacturing facility.

 In March 2010, we began to operate an Industrial Wastewater Resources, or “IWR,” division to leverage our exclusive license of the LM-HT Concentrator technology for the treatment of industrial wastewater.  On March 23, 2010, we entered into a loan and license agreement with Heartland Technology Partners, LLC, or “HTP.”  On September 17, 2012, we completed a transaction with HTP whereby we terminated all rights under the license agreement in exchange for $650,000 and we no longer have any rights under that agreement.  In light of the termination of our agreement with HTP, we will not generate future revenue from, or own any assets in, the IWR segment of our business and as such, the results of operations for the years ended December 31, 2012 and 2011 were classified as discontinued operations.

On May 20, 2010, we formed TerraSphere Inc., a Delaware C corporation and a wholly owned subsidiary of the Company, for the purpose of acquiring the membership interests of TerraSphere Systems, LLC, or “TerraSphere Systems.” On July 6, 2010, we, TerraSphere Inc., Terrasphere Systems and the members of TerraSphere Systems entered into a membership interest purchase agreement, pursuant to which we agreed to acquire the membership interests of TerraSphere Systems. The agreement was approved by our stockholders on September 16, 2010 and we acquired 95% of the membership interests of TerraSphere Systems on November 12, 2010.  TerraSphere Systems is in the business of designing, building, and operating highly efficient and scalable systems, featuring a patented, proprietary technology that utilizes vertically-stacked modules to house rows of plants, which are then placed perpendicular to an interior light source to grow pesticide and chemical-free organic fruits and vegetables. On December 7, 2012, we entered into an agreement, whereby we transferred our entire ownership of TerraSphere Inc. and its subsidiaries to a third party.  The purchaser received all of the assets of TerraSphere Inc. and its subsidiaries, assumed all of the liabilities of TerraSphere Inc. and its subsidiaries and paid us nominal cash consideration.  In light of the sale of TerraSphere Inc. and its subsidiaries, we will not generate future revenue from the vertical farming segment of our business and as such, the results of operations for the years ended December 31, 2012 and 2011 were classified as discontinued operations.

On June 3, 2013, we entered into the Merger Agreement with Finjan and Merger Sub,  pursuant to which Merger Sub merged with and into Finjan, with Finjan being the surviving corporation.  The Reverse Merger was consummated on June 3, 2013.  As a result of the Reverse Merger, Finjan became our wholly-owned subsidiary and former holders of Finjan’s capital stock received an aggregate of 20,467,058 shares of our common stock, or 91.5% of our outstanding common stock at the effective time of the Reverse Merger (on a fully-diluted basis, but excluding any shares underlying the options to purchase up to an aggregate of 1,585,479 shares of our common stock issued pursuant to the Merger Agreement).

On June 3, 2013, as a condition to the closing of the Reverse Merger, we entered into the Exchange Agreement.  Pursuant to the Exchange Agreement, immediately following the effectiveness of the Reverse Merger, each of Hudson Bay and Iroquois exchanged an aggregate of $1,192,500 principal amount of our convertible notes, 13,281 shares of our Series A Preferred Stock and warrants to purchase an aggregate of 105,554 (on an adjusted basis, after giving effect to the 1-for-500 reverse stock split effected on June 3, 2013 and the 1-for-12 reverse stock split effected on August 22, 2013) shares of our common stock for an aggregate of 1,789,470 shares of our common stock, or 8% of our outstanding common stock immediately following the Reverse Merger (on a fully-diluted basis, but excluding any shares underlying the options to purchase up to an aggregate of 1,585,479 shares of our common stock issued pursuant to the Merger Agreement).   Each of Hudson Bay and Iroquois also released us, our affiliates, subsidiaries and related companies from any and all debts, liabilities and other claims with respect to such convertible notes, Series A Preferred Stock and warrants.

 Prior to the Reverse Merger, our corporate name was “Converted Organics, Inc.”  On June 3, 2013, we entered into an Agreement and Plan of Merger with Name Change Merger Sub, which was formed solely for the purpose of effecting the change of our corporate name, pursuant to which, on June 3, 2013, Name Change Merger Sub was merged with and into our company, and our company remained as the surviving corporation.  Upon filing of the Certificate of Ownership and Merger reflecting the merger of Name Change Merger Sub with and into our company with the Delaware Secretary of State on June 3, 2013, we changed our corporate name from Converted Organics, Inc. to Finjan Holdings, Inc., without obtaining shareholder approval, through a short-form merger in accordance with Section 253 of the General Corporation Law of the State of Delaware.  In connection with our name change, the symbol for our common stock was changed to “FNJN,” effective July 2, 2013.

We effected a 1-for-12 reverse stock split of our common stock on August 22, 2013.

For additional information regarding Finjan’s corporate history, please see “Business—Online Security Technology—Development of Finjan’s Business” above.

Our principal executive offices are located at 122 East 42nd Street, New York, New York 10168 . Our telephone number is (646) 755-3320 and our web address is finjan.com.  The information included or referred to on, or accessible through, our website does not constitute part of, and is not incorporated by reference into, this prospectus.

MANAGEMENT

Effective as of June 3, 2013, in connection with the closing of the Reverse Merger and pursuant to the Merger Agreement, Edward J. Gildea resigned as our president and chief executive officer, David R. Allen resigned as our chief financial officer and executive vice president of administration, William Gildea resigned as our secretary and Edward J. Stoltenberg resigned as a director of the Company.  Edward J. Gildea also resigned as the chairman of the board of directors but remains a director of the Company.

 Effective as of June 3, 2013, Philip Hartstein was appointed as our president, Shimon Steinmetz was appointed as our chief financial officer and Daniel Chinn was appointed as a director to fill the vacancy created by Edward Stoltenberg’s resignation.   Mr. Chinn also serves as chief executive officer of our Finjan subsidiary. Effective as of June 23, 2013, Michael Eisenberg, Eric Benhamou and Alex Rogers were appointed as additional members of our board of directors to fill vacancies on our board.

The following table sets certain information concerning our executive officers and directors, including their names, ages, positions with us and, with respect to directors, the year in which their current term as directors expires.  Our executive officers are chosen by our board of directors and hold their respective offices until their resignation or earlier removal by the board of directors.

Name	Position	Age	Class	Executive Officer Since	Director Since	Term Expires

Daniel Chinn	Director	47	1	N/A	2013	2013
Edward Gildea	Director (1)	61	(1)	N/A	2006	(1)
Michael Eisenberg	Director (2)	41	3	N/A	2013	2015
Eric Benhamou	Director (2)	57	1	N/A	2013	2013
Alex Rogers	Director (2)	38	2	N/A	2013	2014
Philip Hartstein	President	37	N/A	2013	N/A	N/A
Shimon Steinmetz	Chief Financial Officer	35	N/A	2013	N/A	N/A
 (1)  Mr. Gildea resigned as our president, chief executive officer and chairman of the board of directors, effective June 3, 2013.  He continues to serve as one of our directors.  Effective as of June 23, 2013, he resigned as a director and was immediately reappointed as a class 2 director with a term expiring in 2014.

(2)  Messrs. Eisenberg, Benhamou and Rogers have been appointed to serve as members of our board of directors, to fill the vacancies created by the increase in the size of our board of directors from two members to five members.  Such appointments became effective as of June 23, 2013, 10 days after mailing of an information statement with respect to a change in the majority of our board of directors pursuant to the Merger Agreement.

Executive Officers/Directors

The following information pertains to our executive officers who also serve as directors, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills.

Daniel Chinn.  Mr. Chinn was appointed as a director of the Company in connection with the closing of the Reverse Merger.  Mr. Chinn has served, and continues to serve, as a the chief executive officer of our Finjan subsidiary since 2010.  He also served as a director of FSI (from 2006) and the chief executive officer (from 2010) of FSI until its dissolution in 2013.  Since 2011, Mr. Chinn has also been a Partner at Tulchinsky Stern Marciano Cohen Levitski & Co., an Israeli law firm, where he specializes in corporate and transactional matters.  Prior to joining Tulchinsky Stern Marciano Cohen Levitski & Co., from 2009 to 2010, Mr. Chinn was the chief executive officer of Seambiotic Ltd., which develops and produces marine microalgae for the food additives sector and as an energy alternative source, and from 2006 to 2010, he was a Partner at Israel Seed IV, L.P., an investment company focusing on Israeli information technology and life sciences companies.  The Company believes that Mr. Chinn brings to our board of directors his deep knowledge and understanding of Finjan’s business, gained over 7 years of service in board and management capacities of Finjan and FSI, and his experience in leading and advising other small market companies as investor, director, executive officer and legal counsel.

Non-employee Directors

The following information pertains to our non-employee directors as well as individuals who will be members of our board of directors effective as of 10 days after mailing of the Information Statement, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills.

Michael Eisenberg.  Mr. Eisenberg was appointed as a director of the Company effective as June 23, 2013.  Mr. Eisenberg has served as a director of Finjan since 2003.  Since 2005, Mr. Eisenberg has been a general partner at Benchmark Capital Partners, an early stage venture capital firm focusing in social, mobile, local and cloud companies that disrupt various industries.  Mr. Eisenberg has served, and continues to serve, on the board of directors of many of Benchmark’s portfolio companies in the technology industry.  Mr. Eisenberg earned a B.A. from Yeshiva University.  In July 2013, Mr. Eisenberg co-founded, and currently serves as a manager of, Aleph, a venture capital firm focused on serving Israeli entrepreneurs. The Company believes that Mr. Eisenberg will bring to our board of directors his deep knowledge and understanding of Finjan’s business, gained over ten years of service as a director of Finjan, and his extensive board leadership with other companies in the technology industry.

Eric Benhamou.  Mr. Benhamou was appointed as a director of the Company effective as of June 23, 2013.  He has served as a director of Finjan since 2006.  Mr. Benhamou is also chairman and chief executive officer of Benhamou Global Ventures, LLC, which he founded in 2003. Benhamou Global Ventures, LLC invests and plays an active role in innovative high tech firms throughout the world.  Mr. Benhamou sits or has sat on the boards of directors of numerous public and private companies in the technology industry.  Among U.S. public companies, he serves as a director of Cypress Semiconductor Corporation, a semiconductor company (chairman, since 1993) and SVB Financial Group, a diversified financial services company, bank holding company and financial holding company (since 2005), and has previously served as a director of RealNetworks, Inc., creator of digital media services and software (2003-2012), 3Com Corporation, a public networking solutions provider (chairman, 1990-2010), Voltaire Ltd., a public grid computing network solutions company (2007-2011), Dasient, a security company that provides malware detection and prevention solutions (2010-2011) and Palm, Inc., a public mobile products provider (chairman, 1999-2007).  Mr. Benhamou also has served in management capacities as various public and private technology companies, including Palm, Inc. (interim chief executive officer, 2001-2003) and 3Com Corporation (chief executive officer, 1990-2000), and previously founded Bridge Communications, an early networking pioneer, and served as vice president of engineering (1981-1987) until its merger with 3Com in 1987.  He serves as a member of the board of the Stanford University School of Engineering, as a vice chairman of the board of governors of Ben Gurion University of the Negev, and serves other educational and philanthropic organizations.  Mr. Benhamou holds a Master of Science degree from Stanford University’s School of Engineering, a Diplôme d’Ingénieur and a doctorate from Ecole Nationale Supérieure d’Arts et Métiers, Paris, and several honorary degrees.  We believe that Mr. Benhamou’s extensive experience managing public companies in the technology sector, his expertise in venture and other financial transactions, and his engineering expertise makes him well-qualified to serve on our board of directors.

 Alex Rogers.  Alex Rogers was appointed as a director of the Company effective as of June 23, 2013.  He has served as a director of Finjan since 2005.  Mr. Rogers also serves as a managing director HarbourVest Partners (Asia) Limited and HarbourVest Partners LLC, which he joined in 1998.  At HarbourVest, he focuses on direct co-investments in growth equity, buyout, and mezzanine transactions in Asia, Europe and emerging markets regions, and has been instrumental in expanding and managing HarbourVest’s direct investment team in London, including its direct European senior debt investing activities.  He has also been actively involved in HarbourVest’s business development activities, including the listings of HarbourVest Global Private Equity Limited (“HVPE”) and HarbourVest Senior Loan Europe Limited (“HSLE”).  Mr. Rogers transferred to HarbourVest’s Hong Kong subsidiary in 2012.  He serves or has recently served as a board member or board observer at M86, MobileAccess Networks (acquired by Corning), MYOB (acquired by Bain Capital), Nero AG, Transmode Systems (TRMO:SS), TynTec, and World-Check (acquired by Thomson Reuters).  His previous experience includes two years with McKinsey & Company.  Mr. Rogers received a BA (summa cum laude) in Economics from Duke University in 1996 and an MBA from Harvard Business School in 2002, where he graduated with high distinction and was named a Baker Scholar.

 Edward J. Gildea.  Mr. Gildea has been a director of the Company since January 2006.  From January 2006 until the closing of the Reverse Merger, Mr. Gildea also served as our chairman, president and chief executive officer. From 2001 to 2005, he held several executive positions including chief operating officer, executive vice president, Strategy and Business Development, and General Counsel of Quality Metric Incorporated, a private health status measurement business. During that period, Mr. Gildea was also engaged in the private practice of law representing business clients and held management positions in our predecessor companies. He holds an A.B. degree from the College of the Holy Cross and a J.D. degree from Suffolk University Law School. The Company believes that Mr. Gildea’s financial and business expertise, including a diversified background of counseling and managing both public and private companies, gives him the qualifications and skills to serve as a Director.

Executive Officers

The following information pertains to our non-director executive officers.

Philip Hartstein.  Mr. Hartstein was appointed as the president of the Company in connection with the closing of the Reverse Merger.  He has served as president of Finjan since April 2013.  Previously, Mr. Hartstein was a vice president and portfolio manager with IP Navigation Group a full-service patent monetization firm, from 2012 to 2013.  He served as Managing Director—Business Development with Rembrandt IP Solutions, a firm that specializes in investing in and monetizing infringed intellectual property, from 2009 to 2012.  In prior roles, Mr. Hartstein was a director with IPotential in the patent brokerage group, a director and early member of Ocean Tomo’s management team overseeing both the patent analytics and IP acquisitions groups, working as an in-house IP manager for a medical device start-up, and as a patent engineer for boutique IP law firm.

 Shimon Steinmetz.  Mr. Steinmetz was appointed as the chief financial officer of the Company in connection with the Reverse Merger.  He has served as chief financial officer of Finjan since April 2013.  Prior to joining Finjan, Mr. Steinmetz worked in the technology investment banking practice at Cantor Fitzgerald .  Earlier in his career he worked as restructuring consultant at Grant Thornton  and as a Senior Associate at TH Lee Putnam Ventures.  He began his career on Wall Street as an investment banker at Salomon Smith Barney and Goldman Sachs.  Shimon holds a MBA from the University of Chicago Booth School of Business and a BA from Yeshiva University.

Family Relationships

There are no family relationships among the members of our board of directors or our executive officers.

Composition of the Board and Director Independence

Our board of directors currently consists of five members.  Our board of directors determines director independence based on the definition of “independent directors” under NASDAQ Marketplace Rule 5605(a)(2).  Consistent with that standard, after review of all relevant transactions and relationships between each director, any of his family members, and us, our executive officers and our independent registered public accounting firm, our board of directors has affirmatively determined that as of the date hereof, Messrs. Eisenberg, Benhamou and Rogers are independent under the NASDAQ standard for independence.

In accordance with our certificate of incorporation, our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. As a result, approximately one third of our board of directors will be elected each year and the first election shall be held at the first annual meeting following the closing of this offering.

The terms of office of our board of directors will be:

•	Class 1 directors, whose initial term will expire at the annual meeting of stockholders to be held in 2013 and when their successors are duly elected and qualify;

•	Class 2 directors, whose initial term will expire at the annual meeting of stockholders to be held in 2014 and when their successors are duly elected and qualify; and

•	Class 3 directors, whose initial term will expire at the annual meeting of stockholders to be held in 2015 and when their successors are duly elected and qualify.

Daniel Chinn and Eric Benhamou are class 1 directors, Edward Gildea and Alex Rogers are class 2 directors and Michael Eisenberg is a class 3 director.

The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board.  Our bylaws provide that the number of directors shall consist of not less than two and not more than eight members, with the exact number to be fixed at the discretion of the board.

Committees of the Board

As our common stock is not presently listed for trading or quotation on a national securities exchange, we are not presently required to have board committees, such as an audit committee, compensation committee or nominating committee. In view of the fact that our board of directors had only two members until June 23, 2013, the customary functions of an audit committee, compensation committee and nominating committee had been performed by the full board of directors.  On October 7, 2013, we adopted a new written charter for, and reconstituted, the compensation committee of our board of directors, and Daniel Chinn, Michael Eisenberg and Alex Rogers were appointed as its members.  In addition, on October 7, 2013, we adopted a new written charter for, and reconstituted, the nominating and corporate governance committee of our board of directors, and Daniel Chinn and Michael Eisenberg were appointed as its members.  The function of our audit committee continues to be performed by our full board of directors.  We currently have one board member, Eric Benhamou, who qualifies as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2012, none of our executive officers served as a director of or member of a compensation committee of any entity that has one or more executive officers serving on our board of directors.

  EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides the compensation earned for the fiscal years indicated for services rendered to us in all capacities, by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward Gildea, President and Chief Executive Officer	2012	229,005	--	--	--	--	--	--	229,005
	2011	198,900	-	144,498	117,740	--	--	--	461,138
David Allen, Chief Financial Officer	2012	187,676	-	-	-	--	--	--	187,676
	2011	156,081	-	41,887	34,130	--	--	--	232,098

(1) Represents the full grant date fair value of the stock award or option grant, as applicable, calculated in accordance with FASB ASC Topic 718. For the purposes of making the option calculation, the assumptions set forth in Note 13 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2011 were utilized; provided that we excluded the assumed forfeiture rate for the purposes of the calculations in the table.

During the years ended December 31, 2012 and 2011, Daniel Chinn, the chief executive officer of Finjan, did not receive any compensation for his services.  However, Finjan incurred legal fees due to a law firm in which Daniel Chinn is a partner of approximately $245,000 and $138,000 during 2012 and 2011, respectively, for legal services rendered to Finjan.  As of December 31, 2012, and during the year then ended, Mr. Chinn was the sole executive officer of Finjan.  During the two years ended December 31, 2012, Finjan had no full time employees and no full time consultants.  See “Certain Relationships and Related Party Transactions.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at December 31, 2012.  The following information does not give effect to the 1-for-500 reverse stock split that became effective on June 3, 2013, prior to the effective time of the Reverse Merger, which we refer to as the “1-for-500 Reverse Stock Split” or the 1-for-12 reverse stock split that became effective at 12:01 a.m. on August 22, 2013, which we refer to as the “1-for-12 Reverse Stock Split.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Edward Gildea	20 25 100 107	0 0 0 0	0 0 0 0	18,750 25,100 3,400 1,150	6/15/2016 6/27/2018 1/4/2020 4/6/2021	0	0	0	0
David Allen	1 15 10 50 31	0 0 0 0 0	0 0 0 0 0	18,750 25,100 5,500 3,400 1,150	6/15/2016 6/27/2018 6/25/2019 1/4/2020 4/6/2021	0	0	0	0
(1)  On June 3, 2013, we effected the 1-for-500 Reverse Stock Split and on August 22, 2013, we effected the 1-for-12 Reverse Stock Split.  In accordance with the Converted Organics 2006 Stock Option Plan, the Amended and Restated Converted Organics 2006 Stock Option Plan and the Converted Organics 2010 Omnibus Stock Compensation Plan, as applicable, the number of shares of common stock issuable upon exercise, and the applicable per share exercise price, of the options outstanding as of December 21, 2012 reported in the foregoing table were proportionately adjusted to reflect the 1-for-500 Reverse Stock Split as of June 3, 2013 and the 1-for-12 Reverse Stock Split as of August 22, 2013.  Under the Converted Organics 2006 Stock Option Plan, options may not be exercised for fractional shares and the Converted Organics 2010 Omnibus Stock Compensation Plan similarly provides for the elimination of fractional shares resulting from reverse stock splits and similar transactions.

Employment Agreements

Philip Hartstein

 On July 8, 2013, we and Philip Hartstein entered into an employment agreement, which we refer to as the “Hartstein Employment Agreement”, pursuant to which Mr. Hartstein serves as our president.  The Hartstein Employment Agreement provides for a base salary of $300,000 per year.  In addition, pursuant to the Hartstein Employment Agreement, Mr. Hartstein is eligible to receive a discretionary bonus at the end of every four month period of his employment term, based on Mr. Hartstein’s performance and the overall progress of the Company, in an aggregate amount of up to $75,000 per year.  The Hartstein Employment Agreement was effective as of July 1, 2013.  Either we or Mr. Hartstein may terminate the Hartstein Employment Agreement at any time upon 90 days prior written notice.   Prior to the completion of the Reverse Merger, on March 29, 2013, Finjan entered into a consulting agreement with Mr. Hartstein that provided for substantially the same compensation as described above.  In addition, pursuant to the consulting agreement between Mr. Hartstein and Finjan, Finjan granted Mr. Hartstein options to purchase 21 shares of Finjan common stock at an exercise price of $34,096.87 per share, which options were converted as a result of the Reverse Merger into options to purchase 432,403 shares (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split) of our common stock at an adjusted exercise price of $1.6559 per share (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split).  Such options have a four-year vesting term, which vesting shall cease upon a termination of the Hartstein Employment Agreement for any reason, subject to accelerated vesting if Mr. Hartstein is terminated within one year following a change of control of the Company (see “—Potential Payments Upon Termination or Change-in-Control—Messrs. Hartstein and Steinmetz” below).  The consulting agreement between Finjan and Mr. Hartstein ceased to be effective upon the our entry into the Hartstein Employment Agreement.

Shimon Steinmetz

On July 8, 2013, we and Shimon Steinmetz entered into an employment agreement, which we refer to as the “Steinmetz Employment Agreement”, pursuant to which Mr. Steinmetz serves as our chief financial officer.  The Steinmetz Employment Agreement provides for a base salary of $200,000 per year.  In addition, pursuant to the Steinmetz Employment Agreement, Mr. Steinmetz is eligible to receive a discretionary bonus at the end of each calendar year during his employment term, based on Mr. Steinmetz’s performance and the overall progress of the Company, in an aggregate amount of up to $50,000 per year.  The Steinmetz Employment Agreement was effective as of July 1, 2013.  Either we or Mr. Steinmetz may terminate the Steinmetz Employment Agreement at any time upon 90 days prior written notice.   Prior to the completion of the Reverse Merger, on March 28, 2013, Finjan entered into a consulting agreement with Mr. Steinmetz that provided for substantially the same compensation as described above.  In addition, pursuant to the consulting agreement between Mr. Steinmetz and Finjan, Finjan granted Mr. Steinmetz options to purchase 9 shares of Finjan common stock at an exercise price of $34,096.87 per share, which options were converted as a result of the Reverse Merger into options to purchase 185,316 shares (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split) of our common stock at an adjusted exercise price of $1.6559 per share (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split).  Such options have a four-year vesting term, which vesting shall cease upon a termination of the Steinmetz Employment Agreement for any reason, subject to accelerated vesting if Mr. Steinmetz is terminated within one year following a change of control of the Company (see “—Potential Payments Upon Termination or Change-in-Control—Messrs. Hartstein and Steinmetz” below). The consulting agreement between Finjan and Mr. Steinmetz ceased to be effective upon the our entry into the Steinmetz Employment Agreement.

Other than Messrs. Hartstein and Steinmetz, all of our named executive officers are at-will employees.  We have severance agreements with Edward J. Gildea and David Allen described below under “—Potential Payments Upon Termination or Change-in-Control—Messrs. Gildea and Allen”, both of which have been terminated in connection with the Reverse Merger.

Potential Payments Upon Termination or Change-in-Control

Messrs. Hartstein and Steinmetz

 Pursuant to the Hartstein Employment Agreement, the unvested portion of any options granted to Mr. Hartstein pursuant to the consulting agreement between Finjan and Mr. Hartstein (and converted into options to purchase our common stock as a result of the Reverse Merger) shall accelerate upon the occurrence of a change of control of the Company and termination of the Hartstein Employment Agreement within one year thereafter.

 Pursuant to the Steinmetz Employment Agreement, the unvested portion of any options granted to Mr. Steinmetz pursuant to the consulting agreement between Finjan and Mr. Steinmetz (and converted into options to purchase our common stock as a result of the Reverse Merger) shall accelerate upon the occurrence of a change of control of the Company and termination of the Steinmetz Employment Agreement within one year thereafter.

Messrs. Gildea and Allen

Effective as of April 20, 2011, the Company entered into severance agreements with Mr. Gildea and Mr. Allen, which provided that, upon a change in control of the Company, Messrs. Gildea and Allen were be entitled to a continuation of payment of their base salary for a term of thirty-six months, payable in bi-weekly installments in accordance with the Company’s regular payroll practices. Such severance agreements defined “Change of Control” to mean the consummation of any of the following events: (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a merger or consolidation (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity; provided, however, that a “Change in Control” did not include a sale, lease, transfer or other disposition of all or substantially all of the capital stock, assets, properties or business of the Company (by way of merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction) that involved the Company, on the one hand, and the Company or any of its subsidiaries.

The severance agreements also provided that, in the event a Change of Control occurred, and the employment of either Mr. Gildea or Mr. Allen was terminated (i) by the Company for a reason other than for “Cause” (as defined in the applicable severance agreement) or (ii) by the Executive for “Good Reason” (as defined in the applicable severance agreement), then the Executive would be eligible for severance pay as described above.

Mr. Gildea and Mr. Allen agreed to terminate the severance agreements in connection with the closing of the Reverse Merger. In exchange for such termination, the Company paid $300,000 and $175,000 and awarded 20,162 and 2,207 shares of our common stock to Messrs. Gildea and Allen, respectively (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split). The shares of common stock awarded to Mr. Gildea will lapse and be forfeited in the event Mr. Gildea elects to no longer serve as a director of the Company or an affiliate of the Company prior to the six month anniversary of the grant date.

Director and Officer Indemnification Agreements

We have entered into indemnification agreements with certain members of our board of directors (Eric Benhamou, Daniel Chinn, Michael Eisenberg and Alex Rogers) and Phil Hartstein and Shimon Steinmetz.  These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We also expect to maintain directors and officers liability insurance and may enter into similar indemnification agreements with future directors and executive officers.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 Employee Benefit Plans

Finjan Holdings, Inc. 2013 Global Share Option Plan and Israeli Sub-Plan

On June 3, 2013, immediately following the closing of the Reverse Merger, our board of directors approved the 2013 Option Plan and determined to submit the 2013 Option Plan to the stockholders of the Company with the recommendation of the board for approval.  The 2013 Option Plan was approved by the holders of a majority of our common stock approved by written consent in lieu of a special meeting as of July 5, 2013.  Prior to the closing of the Reverse Merger, Finjan had outstanding options to purchase an aggregate of 77 shares of its common stock, at an exercise price of $34,096.87 per share.  Pursuant to the Merger Agreement, such options were converted as a result of the Reverse Merger into options to purchase an aggregate of 1,585,479 shares (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split) of our common stock, at a converted exercise price of $1.6559 per share (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split), which converted options have been granted under our 2013 Option Plan.

A general description of the basic features of the 2013 Option Plan is set forth below.

 The 2013 Option Plan is intended to provide an incentive to retain, in the employ of the company and its affiliates, persons of training, experience, and ability; to attract new employees, directors, consultants and service providers; to encourage the sense of proprietorship of such persons; and to stimulate the active interest of such persons in our development and financial success by providing them with opportunities to purchase our common stock in accordance with the 2013 Option Plan.  Any person who is employed by us or any of our affiliates, as well as any of our directors, consultants, advisers, service providers or controlling stockholders (within the meaning of Israeli Income Tax Ordinance [New Version] 1961, as amended, or the “Ordinance”)  is eligible to participate in the 2013 Option Plan.

 The 2013 Option Plan is intended to meet the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986 and is contingent on stockholder approval.  In addition, the 2013 Option Plan is intended to enable the company to grant options and issue shares under various tax regimes, including, the United States, Israel and other jurisdictions.

 The 2013 Option Plan will be effective as of June 3, 2013, the date it was adopted by our board of directors and will terminate at the end of ten years from such date of adoption; provided, however, that the 2013 Option Plan will remain in effect until the latest expiration date of any outstanding option.  Subject to applicable law, no option subject to the 2013 Option Plan may be exercised unless and until the plan has been approved by our shareholders.

 We have reserved 2,236,836 authorized but unissued shares of common stock for purposes of the 2013 Option Plan, subject to adjustment in the event of certain transactions, including certain mergers, sales of substantially all of the company’s assets, reverse mergers, and certain changes in control of the company, as well as to reflect stock splits, recapitalizations, share exchanges and similar transactions.

 The administration, interpretation and operation of the 2013 Option Plan will be vested in our board of directors, or a compensation or other committee thereof as determined by our board of directors.  Effective as of October 7, 2013, our compensation committee serves as the administrator of the 2013 Option Plan.  Our board of directors, or committee thereof tasked with administering the 2013 Option Plan is sometimes referred to as the “Administrator.”

 The Administrator will have the full power and discretionary authority, subject to applicable law and subject to our certificate of incorporation, to: (i)  designate optionees; (ii) determine the terms and provisions of the respective option agreements awarded under the 2013 Option Plan (which may, but need not, be identical), including, but not limited to, the number of options to be granted to each optionee, the number of shares to be covered by each option, provisions concerning the time or times when and the extent to which the options may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture; (iii) accelerate the right of an optionee to exercise, in whole or in part, any previously granted option; (iv) interpret the provisions and supervise the administration of the 2013 Option Plan; (v) replace, cancel or suspend awards, as necessary; (vi) determine the fair market value of the shares covered by each option in accordance with the 2013 Option Plan; (v) designate the type of options to be granted to an optionee; (vi) alter any restrictions and conditions of any options or shares subject to any options; (ix) determine the purchase price of the option; (x) prescribe, amend and rescind rules and regulations relating to the 2013 Option Plan; and (vii) determine any other matter which is necessary or desirable for, or incidental to the administration of the 2013 Option Plan.

The purchase price of each share subject to an option awarded under the 2013 Option Plan will be determined by the Administrtor in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by our board of directors (in the event the board of directors is not then the Administrator) from time to time.  However, in the case of a grant to any eligible person subject to U.S. taxation, the 2013 Option Plan provides that the purchase price shall not be less than 100% of the fair market value (as determined in accordance with the 2013 Option Plan) of the underlying shares as determined on the date of grant.

The 2013 Option Plan provides that, in the event of certain transactions, including certain mergers, sales of substantially all of the company’s assets, reverse mergers, and certain changes in control of the Company, the unexercised options then outstanding under the plan will be assumed or substituted for an appropriate number of shares of the securities of the successor company, unless the successor company does not agree to do so.  However, any options that are exercisable into shares that have a fair market value that is equal to or less than such option’s purchase price may be cancelled by the Administrator rather than assumed or substituted by the successor company.  The number of shares issuable upon exercise of options may also be adjusted to reflect stock splits, recapitalizations, stock dividends, share exchanges and similar transactions.

Options granted under the 2013 Option Plan may be exercised by the optionee in whole or in part from time to time, to the extent that the options become vested and exercisable, prior to the applicable expiration date, and provided that, subject to certain exceptions,  the optionee is employed by, serves as a director, or provides services to us or any of our affiliates, at all times during the period beginning with the date of grant and ending upon the date of exercise.

 Options granted under the 2013 Option Plan, to the extent not previously exercised, will terminate upon the earlier of: (i) the date set forth in the option agreement; (ii) the lapse of ten years from the date of grant; (ii) in the event of certain transaction and other events specified in the plan, and (iii) the expiration of any extended period applicable under the plan following the termination of the optionee’s service to the company or its affiliates.

 In the event of termination of optionee’s employment, directorship or service-provider relationship, with us and all of our affiliates, all options granted to such optionee under the 2013 Option Plan will immediately expire, subject to limited exceptions.  However, the 2013 Option Plan provides that an option may be exercised after the date of termination of an optionee’s employment or service with us or any of our affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of vested options at the time of such termination, if (i) the termination is without cause, in which event any vested option still in force may be exercised within a period of ninety days after the date of such termination or the expiration date of the option, if earlier; or (ii) termination is the result of death or disability of the optionee, in which event any vested option still in force may be exercised within a period of twelve months after the date of such termination or the expiration date of the option, if earlier; or (iii) prior to the date of such termination, the Administrator shall authorize an extension of the terms of all or part of the vested options beyond the date of such termination for a period not to exceed the period during which the options by their terms would otherwise have been exercisable.

 Any form of option agreement authorized by the 2013 Option Plan may contain such other provisions as the Administrator may, from time to time, deem advisable.

 Without derogating from any other rights granted to the Administrator, the board of directors may at any time, but when applicable, after consultation with any trustee appointed in accordance with the Israeli sub-plan under the 2013 Option Plan, amend, alter, suspend or terminate the plan and/or any sub-plan thereunder. No amendment, alteration, suspension or termination of the 2013 Option Plan will impair the rights of any optionee, unless mutually agreed otherwise between the us and the optionee. Termination of the 2013 Option Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to options granted under the 2013 Option Plan prior to the date of such termination.

 Option awards under the 2013 Option Plan to participants who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for tax purposes, whom we refer to as “Israeli Optionees,” are subject to the provisions of an Israeli sub-plan, which we refer to as the “Israeli Sub-Plan.”  The Israeli Sub-Plan provides that eligible employees who are Israeli Optionees may only be granted options granted pursuant to Section 102 of the Ordinance and eligible non-employee Israeli Optionees may only be granted options granted pursuant to Section 3(i) of the Ordinance.

 Converted Organics 2010 Omnibus Stock Compensation Plan

 At the Annual Meeting of Shareholders on June 30, 2010, our stockholders approved the Converted Organics 2010 Omnibus Stock Compensation Plan, or the “2010 Stock Compensation Plan,” pursuant to which there were 692 shares authorized for issuance, subject to adjustment. Commencing January 1, 2011 and on the first day of each fiscal year thereafter, the number of shares authorized for issuance under the 2010 Stock Compensation Plan is automatically recalculated to be equal to 20% of the shares of the Company’s common stock outstanding on the last day of the prior fiscal year, less any issuances made under both the 2006 Option Plan and the 2010 Stock Compensation Plan. Accordingly, as of January 1, 2013, 107,367,256 shares of our common stock, or 17,894 after adjustment to give effect to the 1-for-500 reverse stock split completed on June 3, 2013 and the 1-for-12 reverse stock split completed on August 22, 2013, are available for issuance pursuant to the 2010 Stock Compensation Plan. The 2010 Stock Compensation Plan replaced the 2006 Option Plan.

Under the 2010 Stock Compensation Plan, the Compensation Committee may grant awards in the form of incentive stock options, as defined in Section 422 of the Code, as well as options which do not so qualify, stock units, stock awards, stock appreciation rights and other stock-based awards.  The 2010 Stock Compensation Plan also permits awards to be granted that are based on or measured by common stock to employees, consultants and non-employee directors, on such terms and conditions as our compensation committee deems appropriate. Other stock-based awards may be granted subject to achievement of performance goals or other conditions and may be payable in common stock or cash, or in a combination of the two.

Although, in connection with the adoption of the 2010 Stock Compensation Plan, we reserved the right to issue new options pursuant to the 2006 Option Plan, to the extent that any currently outstanding options are forfeited under that 2006 Option Plan, we do not intend to issue additional options under either the 2010 Stock Compensation Plan or the 2006 Option Plan.  Instead, we expect that future equity-based awards will be made under our 2013 Option Plan or other equity, incentive compensation or similar plans that the Company may adopt in the future, to our directors, officers and other employees and consultants.

Director Compensation

The table below summarizes the compensation earned by each non-employee director for service on the board of directors of Finjan or Converted Organics, Inc., as applicable, for the last fiscal year.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Edward Stoltenberg (1)	$36,000	--	--	--	--	--	$36,000
(1)  Mr. Stoltenberg resigned as a member of our board of directors effective immediately prior to the effective time of the Reverse Merger.

During the year ended December 31, 2012, Edward Stoltenberg, our sole non-employee director, received $3,000 in cash per month, resulting in aggregate fees paid to him of $36,000 for the year ended December 31, 2012.   Mr. Stoltenberg did not receive any stock awards, option awards, non-equity incentive plan compensation or other compensation for service as a director during 2012.   Edward Gildea, who served as a director and executive officer during 2012, did not receive compensation for his service as a member of our board of directors.

During the year ended December 31, 2012, none of Finjan’s directors (Eric Benhamou, Michael Eisenberg, Alex Rogers, and Daniel Chinn) received any compensation for service as a director of Finjan.

Effective immediately following the Reverse Merger, we ceased to pay fees or other compensation to our non-employee directors.  Our board of directors may determine to pay non-employee directors fees in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of our common stock as of September 18, 2013 by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. Under those regulations, the number of shares of common stock and percentages set forth opposite the name of each person and entity in the following table includes common stock underlying options held by that person or entity, including any options that are to be granted to such persons in connection with this offering, that are exercisable within 60 days after December 10 , 2013, but excludes common stock underlying options held by any other person or entity. Except as noted below, the address for each person listed in the following table is c/o Finjan Holdings, Inc., 122 East 42nd Street, New York, New York 10168 .  Subject to applicable community property laws, we believe that all persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		%(1)
Daniel Chinn, Director	288,269	(2)	1.3%
Philip Hartstein, President	0	(3)	--
Shimon Steinmetz, Chief Financial Officer	0	(4)	--
Michael Eisenberg, Director	5,353,555	(5)	23.9%
Eric Benhamou, Director	617,718	(6)	2.8%
Alex Rogers, Director	0	(7)	--
Edward Gildea, Director	20,162	(8)	*
All directors and executive officers as a group	6,259,542	(9)	27.7%

BCPI I, L.P. 2480 Sand Hill Road Menlo Park, CA 94025	5,353,555	(10)	23.9%
Israel Seed IV, L.P. 309 Queensgate House South Church Street Georgetown, Grand Cayman, Cayman Islands	4,365,207	(11)	19.5%
Harbourvest International Private Equity Partners IV Direct Fund L.P. c/o HarbourVest Partners, LLC One Financial Center 44th Floor Boston, MA 02111	4,303,435	(12)	19.2%
Cisco Systems, Inc. 170 W. Tasman Drive San Jose, CA 95134	1,688,429		7.5%
Star Bird Holdings Limited c/o BWCI Group, Albert House, South Esplanade, St Peter Port Guernsey GY1 3BY	1,461,933	(13)	6.5%
D and A Income Limited c/o HSBC Trustee (C.I.) Limited HSBC House Esplanade St Helier Jersey JE1 1GT, Channel Islands	1,461,933	(14)	6.5%

*Less than 1%

(1)	Percentages are based on 22,368,453 shares of common stock issued and outstanding as of December 10 , 2013.
(2)
Includes options to purchase up to 288,269 shares of common stock, which are currently exercisable for $1.6559 per share.  Does not include options to purchase up to 247,087 shares of common stock which are not currently exercisable and will not become exercisable within the next 60 days.

(3)	Does not include options to purchase up to 432,403 shares of common stock which are not currently exercisable and will not become exercisable within the next 60 days.
(4)	Does not include options to purchase up to 185,316 shares of common stock which are not currently exercisable and will not become exercisable within the next 60 days.
(5)	Represents the 5,353,555 shares of common stock held by BCPI I, L.P. See footnote (10).
(6)	Includes shares of common stock held by Benhamou Global Ventures LLC, with respect to which Eric Benhamou has sole voting and dispositive power.
(7)
Excludes the 4,303,435 shares held by HarbourVest International Private Equity Partners IV-Direct Fund L.P.  Alex Rogers is an employee of HarbourVest Partners (Asia) Limited, a subsidiary of HarbourVest Partners, LLC, the Managing Member of HIPEP IV Direct Associates LLC, which is the General Partner of HarbourVest International Private Equity Partners IV-Direct Fund L.P.  Mr. Rogers does not have voting power or dispositive power with respect to shares held by HarbourVest International Private Equity Partners IV-Direct Fund L.P. and disclaims beneficial ownership of the shares held by HarbourVest International Private Equity Partners IV-Direct Fund.

(8)
Includes 20,162 shares issued to Mr. Gildea in connection with the termination of his severance agreement on June 3, 2013.  The business address for Mr. Gildea is 7A Commercial Wharf West, Boston, MA 02110.

(9)	Includes options to purchase up to 288,269 shares of common stock held by Daniel Chinn, which are currently exercisable for $1.6559 per share.
(10)
Represents 5,353,555 shares of common stock held by BCPI I, L.P. (“BCPI I”) for itself and as nominee for BCPI Founders’ Fund I, L.P. (“BCPI FF”) and for other individuals and entities.  BCPI Partners I, L.P. (“BCPI GP”), the general partner of both BCPI I and BCPI FF, may be deemed to have sole power to vote and dispose of these shares, BCPI Corporation (“BCPI Corp.”), the general partner of BCPI GP, may be deemed to have sole power to vote  and dispose of these shares, and Michael Eisenberg (“Eisenberg”) and Arad Naveh (“Naveh”), the directors of BCPI Corp., may be deemed to have shared power to vote and dispose of these shares.  The foregoing information is based solely upon information contained in the Schedule 13D filed by BCPI I, BCPI GP, BCPI Corp., Eisenberg and Naveh on June 13, 2013.

(11)
Represents 4,365,207 shares of common stock held by Israel Seed IV, L.P., the general partner of which is Israel Venture Partners 2000 Limited (“Israel Venture”).  Neil Cohen (“Cohen”), Jonathan Medved and Michael Eisenberg are the current members of Israel Venture.  However, Neil Cohen is the managing member of Israel Venture and, in his capacity as such, has voting and dispositive power with respect to securities beneficially owned by Israel Venture.  Both Israel Venture and Cohen have disclaimed beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.  The foregoing information is based solely upon information contained in the Schedule 13D filed by Israel Seed and Israel Venture on June 13, 2013.

(12)
Voting and investment power over the securities owned directly by HarbourVest International Private Equity Partners IV-Direct Fund L.P. (“HarbourVest Direct”) is exercised by the Investment Committee of HarbourVest Partners, LLC, (“HarbourVest Partners”)  which is the Managing Member of HIPEP IV Direct Associates LLC (“HarbourVest Associates”), which is the General Partner of HarbourVest Direct    Based solely upon the Schedule 13G filed by HarbourVest  Direct, HarbourVest Associates and HarbourVest Partners, each of HarbourVest  Direct, HarbourVest Associates and HarbourVest Partners shares voting and dispositive power with respect to the shares of common stock held by HarbourVest Direct.

(13)
BWCI Pension Trustees Limited (“PTL”) and BWCI Trust Company Limited (“CTL”), as the corporate directors of Star Bird Holdings Limited (“STAR”), manage various investments of STAR, including STAR’s investments in the Company. Each of PTL and CTL has, except in limited circumstances, the power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock that STAR may be deemed to beneficially own. As a result, STAR, PTL and CTL may be deemed to constitute a “group” within the meaning of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, with respect to STAR’s investment in the Company. PTL and CTL own directly no Shares.  Each of PTL and CTL have disclaimed beneficial ownership of any securities owned by STAR.  The foregoing information is based solely upon information contained in the Schedule 13G filed by STAR, PTL and CT2 on June 18, 2013.

(14)
D & A Income Limited (“D&A”) is wholly-owned by HSBC International Trustee Limited, Jersey Branch (“HSBC International Trustee Limited”), as the sole trustee of certain trusts.  Accordingly, HSBC International Trustee Limited may be deemed to beneficially own the shares of our common stock held directly by D&A.   HSBC PB Corporate Services 1 Limited is the sole director of D&A and may also be deemed to beneficially own the shares of our common stock held by D&A.  The foregoing is based on information provided by the stockholder.

SELLING STOCKHOLDERS

We are registering for resale 21,556,447 shares of our common stock, which consist of the following:

•
An aggregate of 19,766,977 shares of our common stock that we issued to certain of the former stockholders of Finjan pursuant to the Merger Agreement upon the consummation of the Reverse Merger.  All of the selling stockholders, other than Hudson Bay and Iroquois, received their shares pursuant to the Reverse Merger.  Prior to the Reverse Merger, all of the selling stockholders, other than Hudson Bay and Iroquois, held shares in Finjan, which they acquired as a result of their investments in private offerings conducted by Finjan’s former parent company, FSI, prior to 2011.  Each of BCPI I, L.P. and Israel Seed IV, L.P. made their initial investments in, and acquired securities of, FSI in 2003.  In 2006, each of HarbourVest International Private Equity Partners IV Direct Fund L.P. and Benhamou Global Ventures LLC made its initial investment in, and acquired securities of, FSI, and BCPI I, L.P. and Israel Seed IV, L.P. made further investments in FSI in connection with such capital raising transaction.  Each such entity continued to make investments in FSI from time to time in exchange for securities of FSI, with the last such investment being made by any of such stockholders in 2010 for the primary purpose of financing patent enforcement activities of FSI.  In April 2013, the board of directors and stockholders of FSI approved the dissolution of, and a plan of liquidation for, FSI that resulted in, among other things, the distribution of Finjan common stock to FSI’s preferred stockholders (including all of the selling stockholders other than Hudson Bay and Iroquois) for no additional consideration from such stockholders.  Such shares of Finjan common stock were converted into shares of our common stock in the Reverse Merger.

•	An aggregate of 1,789,470 shares of our common stock that we issued to Hudson Bay and Iroquois pursuant to the Exchange Agreement, which we entered into in connection with the Reverse Merger.

On June 3, 2013, in connection with the Reverse Merger, we entered into a registration rights agreement, which we refer to as the “Registration Rights Agreement,” with former stockholders of Finjan who hold, in the aggregate, 19,766,977 (or approximately 96.6%) of the shares of our common stock issued in the Reverse Merger, as well as Hudson Bay and Iroquois.  Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-1 with the SEC covering the resale of all shares of our common stock held by such stockholders, on or before the 45th calendar day following the date of the Registration Rights Agreement, and to use our commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable following its filing with the SEC.

On June 3, 2013, in connection with the Reverse Merger, we entered into Lock-Up Agreements with former stockholders of Finjan who hold, in the aggregate, the 19,766,977 shares of our common stock issued in the Reverse Merger that are being registered for resale pursuant to the registration statement of which this prospectus forms a part.  The restrictions on transfer contained in the Lock-Up agreements are subject to exceptions, including an exception that permits each selling stockholders to sell their shares at a per share sale price of $6.72 or above.  For additional information regarding the Lock-Up Agreements, see “Shares Eligible for Future Sale—Lock-Up Agreements.”

The selling stockholders may sell all, some or none of their shares in this offering.  The table below sets forth, as of the date of this prospectus:

•	the name of the selling stockholders;

•	the number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this prospectus;

•	the number and percentage of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus; and

•
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

The table below assumes that all of the securities will be sold in this offering.  However, any or all of the securities listed below may be retained by any of the selling stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering.  The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. Unless otherwise indicated, based on information provided to us by each of the selling stockholders, each selling stockholder listed in the table below has sole voting and investment powers with respect to the securities indicated as beneficially owned by such stockholder.  Except as otherwise indicated below, each selling stockholder has represented to us that such stockholder is neither a registered broker dealer nor an affiliate of a registered broker dealer.

Except as otherwise indicated below or under the caption “—Material Relationships with Seller Stockholders,” the selling stockholders have not held any position or office, nor have they had any material relationship with us or our predecessors or affiliates within the past three years.

Name	Number of Shares of Common Stock Beneficially Owned Prior to This Offering	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock and Percent of Class After This Offering
BCPI I, L.P. (1)	5,353,555	5,353,555	—
Israel Seed IV, L.P. (2)	4,365,207	4,365,207	—
HarbourVest International Private Equity Partners IV Direct Fund L.P. (3)	4,303,435	4,303,435	—
Cisco Systems, Inc.	1,688,429	1,688,429	—
Star Bird Holdings Limited. (4)	1,461,933	1,461,933	—
D and A Income Limited (5)	1,461,933	1,461,933	—
Hudson Bay Master Fund Ltd. (6)	894,735	894,735	5,202
Iroquois Master Fund Ltd. (7)	894,735	894,735	—
Benhamou Global Ventures LLC (8)	617,718	617,718	—
Kreos Capital III Limited. (9)	329,450	329,450	—
Marcio Lempert	144,135	144,135	—
The Productivity Fund III Liquidating Trust. (10)	41,182	41,182	—

(1)
Represents 5,353,555 shares of common stock held by BCPI I, L.P. (“BCPI I”) for itself and as nominee for BCPI Founders’ Fund I, L.P. (“BCPI FF”) and for other individuals and entities.  BCPI Partners I, L.P. (“BCPI GP”), the general partner of both BCPI I and BCPI FF, may be deemed to have sole power to vote and dispose of these shares, BCPI Corporation (“BCPI Corp.”), the general partner of BCPI GP, may be deemed to have sole power to vote  and dispose of these shares, and Michael Eisenberg (“Eisenberg”) and Arad Naveh (“Naveh”), the directors of BCPI Corp., may be deemed to have shared power to vote and dispose of these shares.  The foregoing information is based solely upon information contained in the Schedule 13D filed by BCPI I, BCPI GP, BCPI Corp., Eisenberg and Naveh on June 13, 2013.  Eisenberg is a member of our board of directors.

(2)
Represents 4,365,207 shares of common stock held by Israel Seed IV, L.P. (“Israel Seed”), the general partner of which is Israel Venture Partners 2000 Limited (“Israel Venture”).  Neil Cohen (“Cohen”), Jonathan Medved and Michael Eisenberg are the current members of Israel Venture.  However, Neil Cohen is the managing member of Israel Venture and, in his capacity as such, has voting and dispositive power with respect to securities beneficially owned by Israel Venture.  Both Israel Venture and Cohen have disclaimed beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.  The foregoing information is based solely upon information contained in the Schedule 13D filed by Israel Seed and Israel Venture on June 13, 2013.  Michael Eisenberg is a member of our board of directors.  Daniel Chinn, a member of our board of directors and the chief executive officer of Finjan, was a partner of Israel Seed from 2006 until 2010.  Mr. Chinn is also a partner of Tulchinsky Stern Marciano Cohen Levitski & Co., a law firm that has provided legal services to Finjan.  See “Certain Relationships and Related Transactions.”

(3)
Voting and investment power over the securities owned directly by HarbourVest International Private Equity Partners IV-Direct Fund L.P. (“HarbourVest Direct”) is exercised by the Investment Committee of HarbourVest Partners, LLC, (“HarbourVest Partners”)  which is the Managing Member of HIPEP IV Direct Associates LLC (“HarbourVest Associates”), which is the General Partner of HarbourVest Direct. John M. Toomey, Jr.. William A. Johnston, Gregory V. Stento and D. Brooks Zug are the current members of the Investment Committee.   Each of HarbourVest Partners, HarbourVest Associates and the members of the HarbourVest Partners Investment Committee disclaim beneficial ownership of the shares held directly by HarbourVest Direct.  Based solely upon the Schedule 13G filed by HarbourVest  Direct, HarbourVest Associates and HarbourVest Partners, each of HarbourVest  Direct, HarbourVest Associates and HarbourVest Partners shares voting and dispositive power with respect to the shares of common stock held by HarbourVest Direct.  Alex Rogers, a member of our board of directors, is an employee of HarbourVest Partners (Asia) Limited, a subsidiary of HarbourVest Partners.  Mr. Rogers does not have voting power or dispositive power with respect to shares held by HarbourVest Direct and disclaims beneficial ownership of the shares held by HarbourVest Direct.

(4)
BWCI Pension Trustees Limited (“PTL”) and BWCI Trust Company Limited (“CTL”), as the corporate directors of Star Bird Holdings Limited (“STAR”), manage various investments of STAR, including STAR’s investments in the Company. Each of PTL and CTL has, except in limited circumstances, the power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock that STAR may be deemed to beneficially own. As a result, STAR, PTL and CTL may be deemed to constitute a “group” within the meaning of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, with respect to STAR’s investment in the Company. PTL and CTL own directly no Shares.  Each of PTL and CTL have disclaimed beneficial ownership of any securities owned by STAR.  The foregoing information is based solely upon information contained in the Schedule 13G filed by STAR, PTL and CTL on June 18, 2013.  Based on information provided by the stockholder, voting and dispositive power is exercised on behalf of PTL by the following individuals who serve on its board of directors: Stephen John Ainsworth, Margaret Alice Boucher, Peter Neil Hanna, Steven Martin Jones, Gordon Parry McKee, Michael Edward James Perrett and Graham Eric Rabey, as well as the following authorized signatories of PTL: Karen Lesley Jolly, Charles William Ronald Cooper, Alan Stuart Cardwell, Christopher Francis Mackworth Drake, David Johnstone, Paul Raymond Nash, Kevin Paul Robert and Jane Tufts.  Based on information provided by the stockholder, voting and dispositive power is exercised on behalf of CTL by the following individuals who serve on its board of directors: Stephen John Ainsworth, Charles William Ronald Cooper, Steven Martin Jones, Karen Lesley Jolly, Michael Edward James Perrett and Graham Eric Rabey, as well as the following authorized signatories of CTL: Margaret Alice Boucher, Peter Neil Hanna, Gordon Parry McKee, Alan Stuart Cardwell, Christopher Francis Mackworth, David Johnsone, Bryan John Mauger, Ian Morris, Kevin Paul Robert, Diane Elizabeth Simon and Jane Tufts.

(5)
D & A Income Limited (“D&A”) is wholly-owned by HSBC International Trustee Limited, Jersey Branch (“HSBC International Trustee Limited”), as the sole trustee of certain trusts.  Accordingly, HSBC International Trustee Limited may be deemed to beneficially own the shares of our common stock held directly by D&A.    HSBC PB Corporate Services 1 Limited (“HSBC PB Services”) is the sole director of D&A and may also be deemed to beneficially own the shares of our common stock held by D&A.  Voting and dispositive power with respect to such shares is exercised by the following individuals who serve as directors or alternate directors of HSBC PB Services: U.V. Elliott, A.C. Hind, S. J. LeSeeleur, J.K. Marsh, K. Singh, L. Booth, N. Law, P. Le Moine and A. Meiklejohn.  The foregoing is based on information provided by the stockholder.

(6)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and dispositive power with respect to the shares of commons stock held by Hudson Bay Master Fund Ltd.  Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP.  Sander Gerber disclaims beneficial ownership over the shares of commons stock held by Hudson Bay Master Fund Ltd.  The foregoing is based on information provided to us by the selling stockholder.

(7)
Iroquois Capital Management L.L.C. (“Iroquois Capital”), the investment manager of Iroquois Master Fund, Ltd (“IMF”), has voting control and investment discretion over securities held by IMF.  Joshua Silverman and Richard Abbe are managing members of Iroquois Capital and, as a result, may be deemed to have beneficial ownership over the shares of common stock held by IMF.  The foregoing is based on information provided to us by the selling stockholder.

(8)	Eric Benhamou, a member of our board of directors, has sole voting and dispositive power with respect to the shares of common stock held by Benhamou Global Ventures LLC
(9)	Based upon information provided by the stockholder, Raoul Stein, a director of Kreos Capital III Limited (“Kreos”) has sole voting and dispositive control with respect to the shares held by Kreos.
(10)
The trustee of the Productivity Fund III Liquidating Trust (“PFIII”) is First Analysis Management Company III, LLC, whose members are First Analysis Corporation (“FAC”), Bret Maxwell (“Maxwell”) and Mark Koulogeorge (“Koulogeorge”).  FAC, Maxwell and Koulogeorge take executive action on behalf of PFIII and may be deemed to share voting and dispositive power with respect to the shares of our common stock held directly by PFIII.  F. Oliver Nicklin and Howard Smith, President and Managing Director, respectively, of FAC, take executive action on behalf of FAC with respect to FAC’s functioning as an ultimate trustee of PFIII and, as such, may be deemed to share voting and dispositive power with respect to the shares of our common stock held directly by PFIII.  First Analysis Securities Corporation, a wholly-owned subsidiary of FAC, is a broker dealer and may be deemed to be an affiliate of PFIII.  PFIII has represented to us that it acquired the shares held by PFIII in the ordinary course of business and that, at the time it acquired its shares, it did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute its shares of common stock.   The foregoing is based on information provided to us by the selling stockholder.

Material Relationship with Selling Stockholders

On June 3, 2013, in connection with the Reverse Merger, we entered into a Closing Agreement with Hudson Bay, Iroquois and Michael Eisenberg, in his capacity as the stockholder representative of the former Finjan stockholders.  Pursuant to the Closing Agreement, Hudson Bay and Iroquois severally but not jointly agreed to make certain payments to the Company within five days following the effective time of the Reverse Merger in an amount equal to certain known liabilities and obligations of the Company existing as of the effective time of the Reverse Merger.  In connection with such obligations, Hudson Bay and Iroquois paid to, or for the account of, the company known liabilities in an aggregate amount of $847,522.22.  In addition, Hudson Bay and Iroquois severally but not jointly agreed to pay the Stockholder Representative, for the benefit of the former Finjan stockholders, an amount equal to any and all payments made by the Company in respect of certain unknown liabilities prior to the one-year anniversary of the effective time of the Reverse Merger in an amount not to exceed $1,000,000 in the aggregate.  Hudson Bay and Iroquois’ obligations in respect of unknown liabilities are subject to the satisfaction of certain conditions related to the market price and trading volume of our common stock as well as the eligibility of Hudson Bay and Iroquois to sell their shares of Common Stock without any volume restrictions under Federal securities laws.  Hudson Bay and Iroquois will not be required to make such payments in respect of unknown liabilities until reimbursable payments by us equal or exceed $100,000.  Prior to the Reverse Merger, Hudson Bay and Iroquois provided financing to the Company, which was extinguished in connection with the Reverse Merger.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Exchange Agreement.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Finjan has obtained, and we expect to continue to obtain, legal services from a law firm in which Daniel Chinn, a member of our board of directors and the chief executive officer of Finjan, is a partner.  During the years ended December 31, 2012 and 2011, Finjan incurred legal fees due to such law firm in the amount of approximately $245,000 and $138,000, respectively.

 On May 7, 2013, the board of directors of Finjan granted options to purchase 26 shares of its common stock to Daniel Chinn, options to purchase 21 shares of its common stock to Philip Hartstein and options to purchase 9 shares of its common stock to Shimon Steinmetz, in each case at an exercise price of $34,096.87 per share.  Pursuant to the Merger Agreement, such options were converted as a result of the Reverse Merger into options to purchase 535,356, 432,403 and 185,316 shares, respectively, of our common stock, at a converted exercise price of $1.6559 per share, on an adjusted basis, after giving effect to the 1-for-12 reverse stock split that we effected on August 22, 2013.

The disclosures set forth under the headings “Business—Corporate Information and History” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Exchange Agreement”, “Management”, “Executive Compensation—Employment Agreements”, “Executive Compensation—Potential Payments Upon Termination or Change-in-Control”, “Executive Compensation—Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management”, are incorporated herein by reference.

As payment for compensation accrued and not paid since April 1, 2006 and expenses incurred but not reimbursed since April 1, 2006, we have previously disclosed an intent to pay in the future, out of available cash, a total of $150,000 to the following current and former executive officers, directors and consultants, each of whom will receive $50,000: Edward J. Gildea, John A. Walsdorf and William A. Gildea.  However, in connection with the closing of the Reverse Merger, Edward J. Gildea and William A. Gildea each waived their respective rights to receive such payment.

 Marshall S. Sterman, a former director, is also currently chairman of the board of Urban Ag Corp, which licenses technology held by a former subsidiary of the Company.

 The above transactions were ratified by a majority of the members of our Board of Directors who were independent directors. Future transactions with our officers, directors or greater than five percent stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties, and all such transactions will be reviewed and subject to approval by our audit committee, if any, or directors serving in similar capacities, which will have access, at our expense, to our or independent legal counsel.

 Other than the transactions contemplated by the Merger Agreement, employment agreements, the Lock-Up Agreements, payments upon changes in control or as otherwise described in this prospectus, there has not been and there is no currently proposed transaction or series of transactions in which the we were or are to be a participant and the amount involved exceeds $120,000, and in which any none of the following persons had or will have any direct or indirect material interest: (i) any of the our or Finjan’s directors or officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or (iii) any immediate family member of any of the foregoing persons, or any relative of such spouse.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our certificate of incorporation, as amended, and by-laws, which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part and of certain provisions of the Delaware General Corporation Law.  The following summary of some of the terms relating to our common stock, preferred stock, certificate of incorporation and amended and restated bylaws is not complete and may not contain all the information you should consider before investing in our common stock. You should read carefully our certificate of incorporation, as amended, and bylaws, as amended, which are included as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

Our authorized capitalization consists of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share.  As of December 10 , 2013, 22,368,453 shares of our common stock were outstanding and 17,894 shares and 2,236,836 shares of our common stock are reserved for issuance pursuant to our Omnibus Stock Compensation Plan, which our stockholders approved in 2010, and our 2013 Option Plan, which our board of directors approved on June 3, 2013, respectively.  No shares of preferred stock are outstanding.  As of December 10 , 2013, there were 52 holders of record of our common stock.

Common Stock

Holders of our common stock are entitled to one vote on each matter submitted to a vote at a meeting of stockholders.  Our common stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of directors can elect all of the members of the board of directors.  Our common stock has no preemptive rights and no redemption or conversion privileges.  The holders of the outstanding shares of our common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the board of directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the stockholders.  A majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of stockholders.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more classes or series of preferred stock.  Unless required by law or by any stock exchange on which our common stock is listed in the future, the authorized shares of preferred stock will be available for issuance at the discretion of our board of directors without further action by our stockholders.  Our board of directors is able to determine, with respect to any class or series of preferred stock, the terms and rights of that series including:

•	the designation of the series;

•	the number of shares of the series;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate, if any, of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and provisions for any adjustments to such prices or rates, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•
the ranking of such series with respect to dividends and amounts payable on our liquidation, dissolution or winding-up, which may include provisions that such series will rank senior to our common stock with respect to dividends and those distributions;

•	restrictions on the issuance of shares of the same series or any other class or series; and

•	voting rights, if any, of the holders of the series.

The issuance of preferred stock could adversely affect, among other things, the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon our liquidation, dissolution or winding up. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of us. See “—Authorized but Unissued Capital Stock” below.

On October 18, 2010, we designated 17,500 shares of our preferred stock as 1% Series A Convertible Preferred Stock, or “Series A Preferred,” by filing with the Delaware Secretary of State, a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, or the “Certificate of Designation,” with respect to the Series A Preferred.  On June 3, 2013, all of the outstanding shares of our Series A Preferred Stock were exchanged for shares of our common stock pursuant to the Exchange Agreement and, as a result, no shares of our Series A Preferred Stock are outstanding.  In accordance with the Certificate of Designations, all shares of Series A Preferred have resumed the status of authorized but unissued shares of preferred stock, and will no longer be designated as Series A Preferred.

Class C Warrants and Class D Warrants

General. In connection with our financing completed in May 2009, we issued Class C warrants to purchase an aggregate of 885,000 shares of common stock and Class D warrants to purchase an aggregate of 415,000 shares of common stock. The Class C warrants and Class D warrants both expire in May 2014. The initial exercise prices of the Class C warrants and Class D warrants were $1.00 per share and $1.50 per share, respectively.  The warrants are subject to anti-dilution rights, which provide that the exercise price of the warrants shall be reduced if we make new issuances of our securities, with certain exceptions, below the warrants exercise prices to the price of such lower priced issuances. The Class C warrants and Class D warrants are non-redeemable. The warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants. This option entitles the warrant holders to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the volume weighted average price per share of our common stock on the trading date immediately prior to the date of exercise and the applicable exercise price of the warrants.

Fundamental Transactions. If, at any time while the warrants are outstanding, we (1) effect any reverse merger or consolidation, (2) effect any sale of all or substantially all of our assets, (3) are subject to or complete a tender offer or exchange offer, (4) effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of common stock, each, a “Fundamental Transaction,” then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Any successor to us or surviving entity shall assume the obligations under the warrant.

Class H Warrants

General. In connection with our public offering completed in October 2009, we issued Class H warrants to purchase an aggregate of 17,250,000 shares of common stock at an exercise price of $1.30 per share, subject to adjustment. The Class H warrants will expire on October 14, 2014 at 5:00 p.m., New York City time. The Class H warrants are not redeemable. The exercise price and number of shares of common stock issuable on exercise of the Class H warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, Reverse Merger or consolidation. However, the Class H warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices. As a result of a 1-for-10 reverse stock split that we effected on November 8, 2011, a 1-for-500 reverse stock split that we effected on March 5, 2012, the 1-for-500 reverse stock split effected on June 3, 2013 and the 1-for-12 reverse stock split effected on August 22, 2013, our Class H warrants are currently exercisable for an aggregate of approximately 1 share of common stock at an exercise price of $39,000,000 per share.

Exercise. No Class H warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Class H warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class H warrants. We have agreed to use our reasonable efforts to maintain a current prospectus relating to common stock issuable upon exercise of the Class H warrants until the expiration of the Class H warrants. However, we cannot assure you that we will be able to do so. The Class H warrants may be deprived of any value and the market for the Class H warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the Class H warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Class H warrants reside.

No fractional shares will be issued upon exercise of the Class H warrants. Whenever any fraction of a share of common stock would otherwise be required to be issued or distributed upon exercise of the Class H warrants, the actual issuance or distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with fractions of half of a share or less being rounded down and fractions in excess of half of a share being rounded up.

Authorized but Unissued Capital Stock

The Delaware General Corporation Law, or “DGCL,” does not require stockholder approval for any issuance of authorized shares.  Additional shares of our common stock and preferred stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a Reverse Merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitation on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and  their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases or redemption); or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL.  We will also be expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities.  We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Following completion of the Reverse Merger, we entered into indemnification agreements with Daniel Chinn, Phil Hartstein and Shimon Steinmetz and, following their appointment to our board of directors, we entered into indemnification agreements with each of the following members of our board of directors: Eric Benhamou, Michael Eisenberg and Alex Rogers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also expect to maintain directors and officers liability insurance and to enter into similar indemnification agreements with certain directors and executive officers in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our Company under the DGCL or otherwise, we have been advised the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock and warrant agent for our public warrants is Computershare Shareholder Services, Inc., and its wholly owned subsidiary, Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021.

Registration Rights

On June 3, 2013, in connection with the Reverse Merger, we entered into a registration rights agreement, which we refer to as the “Registration Rights Agreement,” with former stockholders of Finjan who hold, in the aggregate, 19,766,977 (or approximately 96.6%) of the shares of our common stock issued in the Reverse Merger, as well as Hudson Bay and Iroquois.  Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-1 with the SEC covering the resale of all shares of our common stock held by such stockholders, on or before the 45th calendar day following the date of the Registration Rights Agreement, and to use our commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable following its filing with the SEC.

We are also obligated to maintain the effectiveness of the registration statement to be filed pursuant to the Registration Rights Agreement until the earliest of (1) the first date on which all the securities covered by such registration statement have been sold, and (2) the first date on which none of the securities included in the registration statement constitute “Registrable Securities” (as such term is defined in the registration rights agreement), including by virtue of the eligibility of such shares to be sold pursuant to Rule 144(b)(1) under the Securities Act without volume restrictions.  All expenses incurred in connection with the registration of securities pursuant to the Registration Rights Agreement will be borne by the Company.

Anti-Takeover Effects of Provisions of the Delaware General Corporate Law and our Certificate of Incorporation

Section 203 of the General Corporation Law of the State of Delaware.  We are a Delaware corporation and may in the future be subject to Section 203 of the DGCL.  In general, Section 203 provides that, subject to certain exceptions specified in the law, we may not engage in certain ‘‘business combinations’’ with any ‘‘interested stockholder’’ for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine whether shares held under the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to that time, the business combination is approved by our board of directors at an annual or special meeting of stockholders and not by written consent, and by the affirmative vote of holders of at least 66⅔% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a ‘‘ business combination ’’ includes a reverse merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an ‘‘interested stockholder’’ is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Section 203 generally makes it more difficult for a person who is or would be an ‘‘interested stockholder’’ to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in our and their best interests.

Classified Board of Directors.

Pursuant to the terms of our certificate of incorporation, our board of directors is classified with respect to the terms for which its members hold office by dividing the members into three classes, with the terms of the directors of one class expiring at each annual meeting of our stockholders, subject to the appointment and qualification of their successors. As a result, the term for service on our board of directors expires for only a portion of our board of directors at each annual stockholder meeting. The classification of our board of directors into separate classes with staggered terms may delay or prevent a change of our board of directors as a whole or our management or a change in control of our company.

SHARES ELIGIBLE FOR FUTURE SALE

A substantial number of shares of our common stock could be sold in the public market (a) pursuant to the registration statement or (b) otherwise after the lapse of the legal restrictions described below. The sale of a substantial amount of our common stock in the public market could adversely affect the prevailing market price of our common stock.  Future sales of substantial amounts of common stock  in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

We have outstanding 22,368,415 shares of common stock.  All of the aggregate 20,467,058 shares of our common stock issued to the former shareholders of Finjan pursuant to the Merger Agreement or to Hudson Bay and Iroquois pursuant to the Exchange Agreement are “restricted securities” under Rule 144 of the Securities Act and may be sold in the public market only if registered or if they qualify for an exemption from registration, generally under Rule 144.  Pursuant to the Registration Rights Agreement, we have agreed to register 19,766,977 of the shares of our common stock issued to former shareholders of Finjan in the Reverse Merger and 1,789,470 shares issued to Hudson Bay and Iroquois pursuant to the Exchange Agreement, and upon the effectiveness of the applicable registration statement, such shares will be freely tradable without restriction under the Securities Act, subject to the Lock-Up Agreements to which certain former Finjan stockholders are a party.

Rule 144

In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In general, under Rule 144 our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of our common stock, which as of December 10 , 2013, would equal 223,685 shares (without giving effect to any exercise of our outstanding warrants and options); and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which the notice of the sale on Form 144 is filed with the SEC.

However, since our common stock is not currently listed on a securities exchange or quoted on an automated quotation system, our stockholders cannot currently rely on the market-based volume limitation described in the second bullet above.  If in the future our securities are listed on a national securities exchange or quoted on automated quotation system (such as NASDAQ), then our stockholder would be able to rely on such market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale and the availability of current public information about us.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Registration Rights

See “Description of Capital Stock — Registration Rights” for a description of registration rights granted to our current stockholders.

Lock-up Agreements

On June 3, 2013, in connection with the Reverse Merger, we entered into Lock-Up Agreements with former Finjan stockholders who hold, in the aggregate, 19,766,977 (or approximately 96.6%) of the shares of our common stock issued in the Reverse Merger.  Pursuant to the Lock-Up Agreements, each stockholder party thereto agreed that, for the period commencing on the date of the closing of the Reverse Merger until the ten-month anniversary of the date that the SEC declares the registration statement filed pursuant to the Registration Rights Agreement effective, such stockholder will not offer, sell, contract to sell, pledge, give, donate, transfer or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable for our common stock that we issue to such stockholder (which we refer to collectively as the “Lock-Up Shares”) or securities or rights convertible into or exchangeable or exercisable for any Lock-Up Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Shares or such other securities, in cash or otherwise.

Ten percent of each stockholder’s Lock-Up Shares will be automatically released from the restrictions set forth in the Lock-Up Agreements on the date the registration statement filed pursuant to the Registration Rights Agreement is declared effective and on each monthly anniversary of such date; provided, however, that until the six-month anniversary of the Reverse Merger, the release of the stockholder’s Lock-Up Shares will be suspended to the extent (but only to the extent) that the percentage of each stockholder’s Lock-Up Shares available for sale under the Lock-Up release provisions exceeds the percentage of shares issuable to Hudson Bay and Iroquois under the Exchange Agreement that are eligible for resale pursuant to an effective registration statement.  In addition, notwithstanding the restrictions contained in the Lock-Up Agreements, stockholders party thereto are permitted to sell Lock-Up Shares to us, to affiliates of the selling stockholder, and to any party in open market sales at a per share sales price of $6.72 or above (on an adjusted basis, after giving effect to the 1-for-12 reverse stock split effected on August 22, 2012, and subject to appropriate further adjustment for any stock split, reclassification, recapitalization or other similar events).  Lock-Up Shares sold in compliance with the Lock-Up Agreements will thereafter not be subject to the Lock-Up Agreement.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus filed under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees or secured parties as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, including as a gift or partnership distribution, in which case the donees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus, provided that an amendment or supplement to this prospectus is filed under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the donees, transferees or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the first date on which none of the shares covered by this prospectus constitute “registrable securities” (as such term is defined in the Registration Rights Agreement).

Effect of Lock-up Agreements

On June 3, 2013, in connection with the Reverse Merger, we entered into Lock-Up Agreements with selling stockholders who hold, in the aggregate, the 19,766,977 shares of our common stock issued in the Reverse Merger that are being registered for resale pursuant to the registration statement of which this prospectus forms a part.  See “Shares Eligible for Future Sale—Lock-Up Agreements”  The restrictions on transfer contained in the Lock-Up agreements are subject to important exceptions, including an exception that permits each selling stockholders to sell their shares at a per share sale price of $6.72 or above. The foregoing market price exception to the restrictions on transfer set forth in the Lock-Up Agreements reflects the outcome of negotiations among the Company, the company’s pre-closing debt holders and representatives of the former Finjan stockholders (including negotiations with respect to the Closing Agreement and Exchange Agreement described elsewhere in this prospectus).  We cannot predict the future market price for our common stock and the foregoing market-price exception may permit the selling stockholders subject to the Lock-Up Agreements to sell some or all of their shares at any time following the effectiveness of the registration statement of which this prospectus forms a part, without restriction under the Lock-Up Agreements.

In addition, irrespective of our stock price, ten percent of each stockholder’s Lock-Up Shares will be automatically released from the restrictions set forth in the Lock-Up Agreements on the date the registration statement of which this prospectus forms a part is declared effective and on each monthly anniversary of such date; provided, however, that until the six-month anniversary of the Reverse Merger, the release of such stockholders’ Lock-Up Shares will be suspended to the extent (but only to the extent) that the percentage of each such stockholder’s Lock-Up Shares available for sale under the Lock-Up release provisions exceeds the percentage of shares issuable to Hudson Bay and Iroquois under the Exchange Agreement that are eligible for resale pursuant to an effective registration statement.

LEGAL MATTERS

The validity of the common stock we and the selling stockholders are offering by this prospectus will be passed upon for us by Katten Muchin Rosenman LLP, New York, New York.

EXPERTS

Finjan’s financial statements as of December 31, 2012 and 2011, and for the years then ended, included in this prospectus, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you may refer to the registration statement.

You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the Internet website maintained by the SEC at http://www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. These reports, proxy statements and other information will also be available on the Internet website of the SEC referred to above and our website www.finjan.com (which is not part of this prospectus). We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accountant.

Index to Financial Statements

Page

Finjan Holdings, Inc. Interim Unaudited Condensed Financial Statements

Unaudited Condensed Consolidated Balance Sheets of Finjan Holdings, Inc. as of September 30, 2013 and December 31, 2012	F-2

Unaudited Condensed Consolidated Statements of Operations of Finjan Holdings, Inc. for the three and nine months ended September 30, 2013, and 2012	F-3

Unaudited Condensed Consolidated Statements of Cash Flows of Finjan Holdings, Inc. for the nine months ended September 30, 2013 and 2012	F-4

Notes to Unaudited Condensed Consolidated Financial Statements of Finjan Holdings, Inc.	F-5

Finjan, Inc. Financial Statements for the Years Ended December 31, 2012 and 2011

Independent Registered Public Accountant’s Report	F-23

Balance Sheet of Finjan, Inc. as of December 31, 2012 and 2011	F-24

Statements of Operations of Finjan, Inc. for the years ended December 31, 2012 and 2011	F-25

Statements of Stockholder’s Equity of Finjan, Inc. for the years ended December 31, 2012 and 2011	F-26

Statements of Cash Flows of Finjan, Inc. for the years ended December 31, 2012 and 2011	F-27

Notes to Financial Statements of Finjan, Inc.	F-28

FINJAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,152	$91,545
Accounts receivable, net	107	—
Inventory	129	—
Prepaid expenses and other current assets	247	3

Total current assets	27,635	91,548
Property and equipment, net	940	—
Intangible assets, net	1,371	—
Goodwill	312	—
Investments	—	12,784
Other long-term assets	93	—
TOTAL ASSETS	$30,351	$104,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$506	$2,579
Accrued expenses	421	68
Accrued income taxes	—	25,325
Due to Finjan Software, Inc.	—	33,943
Total liabilities	$927	$61,915

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value – 10,000,000 shares authorized as of September 30, 2013 and December 31, 2012; no shares issued and outstanding as of September 30, 2013 and December 31, 2012	—	—
Common stock, $0.0001 par value – 1,000,000,000 shares authorized as of September 30, 2013 and December 31, 2012; 22,368,453 and 20,590,596 shares issued and outstanding as of September 30 , 2013 and December 31, 2012	2	2
Additional paid-in capital	20,946	17,821
Retained earnings	8,476	24,594

Total stockholders’ equity	29,424	42,417

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,351	$104,332

The accompanying notes are an integral part of these condensed consolidated financial statements

FINJAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues	$394	$9,354	$1,593	$12,469
Cost of revenues	576	3,165	1,129	6,094
Gross profit	(182)	6,189	464	6,375
Operating expenses:
Selling, general and administrative	1,197	197	3,132	467
Transaction costs	—	—	790	—
Total operating expense	1,197	197	3,922	467
Income (loss) from operations	(1,379)	5,992	(3,458)	(5,908)
Other income, net:
Interest income	7	16	118	133
Other income	(4)	—	13	—
Total other income, net	3	16	131	133
Net income (loss) before provision for income taxes	$(1,376)	$6008	$(3,327)	$6,041
Income tax expense	—	89	7 7	89 —
Net income (loss)	$(1,376)	$5,919	$(3,334)	$5,952
Net income (loss) per common share:
Basic and diluted	$(0.06)	$0.29	$(0.16)	$0.29
Weighted-average shares used in computing net income (loss) per common share:
Basic and diluted	22,348,201	20,590,596	21,350,498	20,590,596

The accompanying notes are an integral part of these condensed consolidated financial statements.

FINJAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2013	2012
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,334)	$5,952
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	149	—
Stock-based compensation expense	529	—
Shares received in exchange for modification of license agreement	—	(11,470)
Changes in operating assets and liabilities:
Accounts receivable	95	—
Inventory	(1)	—
Prepaid expenses and other current assets	(179)	—
Other non-current assets	(93)	—
Accounts payable	(2,338)	(1,529)
Accrued expenses	(309)	—
Accrued income taxes	(25,325)	—
Net cash used in operating activities	(30,806)	(7,047)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of shares from investee	—	(1,601)
Proceeds from sale of shares in investee	—	286
Cash acquired through merger with Converted Organics	63	—
Proceeds from notes receivable acquired through merger with Converted Organics	517	—
Purchases of property and equipment	(20)	—
Net cash provided by (used in) investing activities	560	(1,315)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of loan from Finjan Software, Inc.	(33,943)	(1,435)
Repurchase of common stock	(204)	—
Net cash used in financing activities	(34,147)	(1,435)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(64,393)	(9,797)
CASH AND CASH EQUIVALENTS – Beginning of period	91,545	27,810
CASH AND CASH EQUIVALENTS – End of period	$27,152	$18,013
CASH PAID DURING THE PERIOD FOR:
Income taxes	$25,325	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Dividend of investments to previous parent (See Note 3)	$12,784	$—
Fair value of assets acquired during the merger (See Note 2)	$3,605	$—
Fair value of liabilities assumed during the merger (See Note 2)	$(927)	$—
Fair value of shares issued as acquisition consideration (See Note 2)	$2,741	$—
Leasehold improvements financed	$60	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 - The Company and Summary of Significant Accounting Policies

Finjan Holdings, Inc. (the “Company”, or “Finjan Holdings”), a Delaware corporation (formerly Converted Organics, Inc.), has two reportable business segments: a web and network security technology segment focused on licensing and enforcing its technology patent portfolio, operated by its wholly-owned subsidiary Finjan, Inc. (“Finjan”), and an organic fertilizer segment operated by another wholly-owned subsidiary, Converted Organics of California, LLC (“Converted Organics”).

On June 3, 2013, Converted Organics, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Finjan. Effective June 3, 2013 and pursuant to the Merger Agreement, a wholly owned subsidiary merged with and into Finjan and Finjan became a wholly-owned subsidiary of Converted Organics, Inc. (the “Merger”). Concurrent to the Merger on June 3, 2013, Converted Organics, Inc.’s name was changed to Finjan Holdings, Inc.

Prior to the Merger, Converted Organics, Inc., through its subsidiary Converted Organics, operated an organic fertilizer business. The Company has continued operating the fertilizer business as a segment as described above.

At the effective time of the Merger, each share of common stock of Finjan that was outstanding immediately prior to the Merger was converted into the right to receive 20,590.596 shares of Finjan Holdings common stock (as adjusted, giving effect to the 1-for-12 reverse stock split that was effected on August 22, 2013). In addition, each option to purchase shares of Finjan common stock that was outstanding immediately prior to the Merger was converted into an option to purchase the number of shares of Finjan Holdings common stock determined by multiplying the number of shares of Finjan common stock subject to the Finjan option by 20,590.596 (as adjusted, giving effect to the 1-for-12 reverse stock split that was effected on August 22, 2013) on the same terms and conditions as were applicable to such Finjan option. The exercise price per share of each Finjan Holdings option was determined by dividing the exercise price of each Finjan option by 20,590.596 (as adjusted, giving effect to the 1-for-12 reverse stock split that was effected on August 22, 2013).

Effective on June 3, 2013, prior to the consummation of the Merger, the Company effected a 1-for-500 reverse stock split of its issued and outstanding shares of common stock. The accompanying condensed consolidated financial statements include the retroactive effect of the 1- for- 500 and 1-for-12 reverse stock split.

On June 3, 2013, as a condition to the closing of the Merger, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with each of Hudson Bay Master Fund Ltd. (“Hudson Bay”) and Iroquois Master Fund Ltd. (“Iroquois”). Pursuant to the Exchange Agreement, immediately following the effectiveness of the Merger, Hudson Bay and Iroquois exchanged an aggregate of $1,192,500 principal amount of Converted Organics convertible notes, 13,281 shares of its 1% Series A Convertible Preferred Stock and warrants to purchase an aggregate of 105,554 shares, (on an adjusted basis, after giving effect to the 1-for-500 reverse stock split effected on June 3, 2013 and the1 -for-12 reverse stock split, effected on August 22, 2013) of its common stock for an aggregate of 1,789,469 shares of Finjan Holdings common stock, or 8.0% of outstanding common stock immediately following the Merger on a fully-diluted basis.

Upon completion of the Merger, the former stockholders of Finjan held approximately 91.5% of the outstanding shares of capital stock of Finjan Holdings on a fully-diluted basis, after giving effect to the Merger, the Exchange Agreement and assuming the exercise or conversion of all outstanding class C, D and H warrants and options (but excluding shares underlying options to purchase Finjan common stock which were converted into options to purchase Company common stock pursuant to the Merger Agreement). Accordingly, the Merger represents a change in control of the Company. Upon completion of the Merger, the stockholders and former debt holders of the Company prior to the Merger owned approximately 8.5% of the outstanding shares of capital stock of Finjan Holdings on a fully-diluted basis, without giving effect to the Finjan stock options that were converted into Company options upon the closing of the Merger.

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 - The Company and Summary of Significant Accounting Policies  (continued)

Under generally accepted accounting principles in the United States, (“U.S. GAAP”) because Finjan’s former stockholders received the greater portion of the voting rights in the combined entity and Finjan’s senior management represents all of the senior management of the combined entity, the Merger was accounted for as a reverse acquisition under the acquisition method of accounting for business combinations, with Finjan treated as the acquiring company in the Merger for accounting purposes. Accordingly, the assets and liabilities and the historical operations that are reflected in Finjan Holdings condensed consolidated financial statements are those of Finjan and are recorded at the historical cost basis of Finjan. The results of operations of the acquired Converted Organics business have been included in the condensed consolidated statement of operations since the date of Merger. For additional information regarding the Merger, see Note 2.

The Company intends to carry on Finjan’s business as its principal line of business, although the Company continues to operate its organic fertilizer business through Converted Organics. Finjan was incorporated in the State of Delaware as a wholly-owned subsidiary of Finjan Ltd. and commenced operations in 1997. Finjan previously sold web security solutions, including real-time and behavior-based malware prevention.

In October 2003, Finjan Ltd. transferred all of its shares in Finjan to Finjan Software, Inc. (“FSI”). As a result of this transfer, Finjan became a wholly-owned subsidiary of FSI. On December 8, 2010, Finjan, Inc. changed its name to FI Delaware, Inc. On October 22, 2012, FI Delaware, Inc. changed its name back to Finjan, Inc.

In February 2013, Finjan distributed its interests in securities issued by two unaffiliated entities which it previously held to FSI (see Note 3), and made a payment of cash in an amount sufficient to repay and satisfy in full an intercompany loan from FSI to Finjan. Following that distribution, the board of directors and stockholders of FSI approved the dissolution of, and plan of liquidation for, FSI that resulted in, among other things, the distribution of all outstanding Finjan common stock to certain of FSI’s stockholders, whereby Finjan ceased to be a subsidiary of FSI.

On July 5, 2013, the Company’s stockholders approved an amendment to the Company’s certificate of incorporation that provides for a 1-for-12 reverse stock split that became effective August 22, 2013 resulting in the reduction in the total common share outstanding from 268,420,426 shares to 22,368,415 shares. All references in this prospectus to the number of shares, options and other common stock equivalents, price per share and weighted average number of shares outstanding of common stock prior to this reverse stock split have been adjusted to reflect the reverse the stock split on a retroactive basis, unless otherwise noted.

Unless otherwise indicated or the context otherwise requires, references to “Finjan Holdings,” “the registrant,” or “the Company” refer to Finjan Holdings, Inc., and its consolidated subsidiaries. The disclosures in this prospectus relating to the pre-merger business of Finjan Holdings, Inc., unless noted as being the business of Converted Organics prior to the Merger, pertain to the business of Finjan prior to the Merger.

Basis of Presentation

These unaudited condensed consolidated financial statements have been prepared following the requirements of the Securities and Exchange Commission, or “SEC”, for interim reporting. As permitted under those rules, certain footnotes and other financial information that are normally required by U.S. GAAP, can be condensed or omitted. The information included in this quarterly report on Form 10-Q should be read in conjunction with the annual financial statements and accompanying notes of Finjan, Inc. for the years ended December 31, 2012 and 2011, which were included in the Form 8-K filed by the Company on June 3, 2013 . The results of operations of the acquired Converted Organics business and the estimated fair market values of the assets acquired and liabilities assumed have been included in the condensed consolidated financial statements of the Company since the date of Merger.

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 - The Company and Summary of Significant Accounting Policies  (continued)

In the opinion of management, these condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements of the Company and include all adjustments, consisting only of normal recurring adjustments, considered necessary for the fair presentation of the Company’s financial position and operating results. The results for the three and nine months ended September 30, 2013 are not necessarily indicative of the operating results for the year ending December 31, 2013, for any other interim period or for any future period.

Reclassifications

Certain prior period amounts have been reclassified for comparative purposes to conform to the fiscal 2013 presentation. These reclassifications have no impact on the previously reported net income (loss).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to stock-based compensation expense, impairment of intangible assets, the determination of the economic useful life of property and equipment and intangible assets, income taxes and valuation allowances against net deferred tax assets, and the application of the acquisition method of accounting for business combinations. Management bases its estimates on historical experience or on various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Finjan Holdings and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts. The Company does not currently require any collateral for accounts receivable. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. Bad debt expense for the three and nine months ended September 30, 2013 and 2012 was not material. The allowance for doubtful accounts as of September 30, 2013 was not material.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories. The Company’s policy is to write down inventory that has become obsolete, inventory that has a cost basis in excess of its expected net realizable value and inventory in excess of expected requirements.

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 - The Company and Summary of Significant Accounting Policies  (continued)

Intangible Assets

Intangible assets acquired individually, with a group of other assets, or in a business combination, are recorded at fair value. The Company’s identifiable intangible assets are comprised of customer relationships acquired as part of the Merger. The fair value of intangible assets acquired is generally determined based on a discounted cash flow analysis. Identifiable intangible assets are being amortized over the period of estimated benefit using the straight-line method, which approximates the customer attrition rate, reflecting the pattern of economic benefits associated with these assets, and have estimated useful lives of six years.

Goodwill

The Company records goodwill when the purchase price of an acquisition exceeds the fair value of the net tangible and intangible assets as of the date of acquisition. The company performs an annual review of goodwill for indicators of impairment. When it is determined that goodwill may be impaired the Company performs an impairment assessment of the acquired reporting unit and impairment tests using a fair value approach.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated over the estimated useful lives of the related assets which range from 3 to 10 years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful economic lives of the related assets. Repairs and maintenance expenditures are expensed as incurred. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Impairment of Long-Lived Assets and Other Acquired Intangible Assets

Long-lived assets, such as property and equipment and intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is estimated based on the best information available and by making necessary estimates, judgments and projections. For purposes of these tests, long-lived assets must be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or service has occurred , all obligations have been performed pursuant to the terms of the agreement, the sales price is fixed or determinable, and collectability is reasonably assured.

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 - The Company and Summary of Significant Accounting Policies  (continued)

Revenue from the Company’s web and network security technology business results from grants of licenses to its patents and settlements reached from legal enforcement of the Company’s patent rights. Revenue is recognized when the arrangement with the licensee has been signed and the license has been delivered and made effective, provided license fees are fixed or determinable and collectability is reasonably assured. The amount of consideration received upon any settlement is allocated to each element of the settlement based on the fair value of each element. Elements that are related to the license agreement and royalty in nature are recorded as revenue in the consolidated statements of operations. Elements that are not related to license agreements and royalty revenue in nature will be reflected as a separate line item within the operating expense section of the consolidated statements of operations. The element that is applicable to interest income will be recorded as a separate line item in other income. The Company does not assume future performance obligations in its license arrangements.

The Company’s organic fertilizer operation generates revenues from two sources, namely, product sales and tip fees. Product sales revenue comes from the sale of fertilizer products and is recognized upon delivery. Tip fee revenue is derived from waste haulers who pay the Company “tip” fees for accepting food waste generated by food distributors such as grocery stores, produce docks and fish markets, food processors and hospitality venues such as hotels, restaurants, convention centers and airports. Tip fee revenue is recognized straight-line over the period the fees are earned.

Legal Costs

Legal costs incurred in connection with intellectual property and patent enforcement litigation are recognized as cost of revenue . Other legal expenses incurred in the normal course of the company’s business are expensed when incurred as selling, general and administrative expenses.

Stock-Based Compensation

The Company accounts for compensation cost for all employee stock-based awards at their fair values on the date of grant, and non-employee stock-based awards at their fair values as measured on their vesting dates. The fair value is recognized as expense over the service period, net of estimated forfeitures, using the straight-line method for share options and restricted stock. The Company uses the Black-Scholes option-pricing model to estimate the fair value of its stock-based awards.

Business Acquisition

The Company’s condensed consolidated financial statements include the operations of an acquired business after the completion of the acquisition. Acquired businesses are accounted for using the acquisition method of accounting. The acquisition method of accounting for acquired businesses requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Also, transaction costs are expensed as incurred. The excess of the purchase price over the assigned values of the net assets acquired, if any, is recorded as goodwill..

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 - The Company and Summary of Significant Accounting Policies  (continued)

Net Income (Loss) per Common Share

Basic net income (loss) per common share is based upon the weighted-average number of common share outstanding. Diluted net income (loss) per common share is based on the weighted-average number of common share outstanding and potentially dilutive common share outstanding. Basic and diluted net income (loss) per common share were computed as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Numerator:
Net income (loss)	$(1,376)	$5,912	$(3,334)	$5,952
Denominator:
Weighted-average common shares, basic	22,348,201	20,590,596	21,350,498	20,590,596
Weighted-average common shares, diluted	22,348,201	20,590,596	21,350,498	20,590,596
Net income per common share:
Basic	$(0.06)	$0.29	$(0.16)	$0.29
Diluted	$(0.06)	$0.29	$(0.16)	$0.29

Potentially dilutive common shares from employee equity plans and warrants are determined by applying the treasury stock method to the assumed exercise of warrants and share options and are excluded from the computation of diluted net loss per share if their inclusion would be anti-dilutive and consist of the following:

	September 30, 2013	September 30, 2012

Options	1,585,476	—
Warrants*	—	—
Total	1,585,476	—

* Warrants are currently exercisable for less than one share of common stock, and therefore anti-dilutive, as a result of the 1-for-10 reverse stock split that we effected on November 8, 2011, the 1-for-500 reverse stock split that we effected on March 5, 2012, the 1-for-500 reverse stock split that we effected on June 3, 2013 and the 1-for-12 reverse stock split we effected on August 22, 2013. The warrants are subject to further adjustments in the future, which may have the effect of increasing or decreasing the exercise price and the number of shares issuable upon exercise of the warrants.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes, under which deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse and for operating losses and tax credit carry-forwards.

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 - The Company and Summary of Significant Accounting Policies  (continued)

The Company is required to evaluate whether its deferred tax assets are realizable on an ongoing basis and to determine whether there is a need for a valuation allowance with respect to such deferred tax assets. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. Significant management judgment is required in determining any valuation allowance recorded against deferred tax assets. In evaluating the ability to recover deferred tax assets, the Company considered available positive and negative evidence giving greater weight to its recent cumulative losses and its ability to carryback losses against prior taxable income and lesser weight to its projected financial results. The Company also considered the forecast of future taxable income including the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies.

Recently Issued Accounting Pronouncements Not Yet Adopted

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). ASU 2013-11 clarifies guidance and eliminates diversity in practice on the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. This new guidance is effective for annual reporting periods beginning on or after December 15, 2013 and subsequent interim periods.

The standard is not effective until on or after December 15, 2013 and early adoption is not mandatory. The Company is assessing the effect the adoption of the standard will have on the consolidated financial position, results of operations or cash flows for subsequent reporting periods.

Subsequent Events

Management has evaluated subsequent events or transactions occurring through the date on which the financial statements were issued. See Note 13.

Note 2 - Merger with Converted Organics, Inc.

As described in Note 1, the Company completed the Merger on June 3, 2013. At the effective time of the Merger (and after giving effect to the 1-for-500 reverse stock split effect on June 3, 2013, prior to the effective time of the Merger), shares of Finjan stock were converted into a total of 20,467,052 shares of Finjan Holdings common stock. The stockholders of the Company prior to the effective time of the Merger continued to hold 89,480 shares of Company common stock and certain Company indebtedness which was exchanged for an aggregate of 1,789,486 shares of Company common stock in connection with the Merger. In addition, an aggregate of 22,368 shares of Company common stock were issued to the former chief executive officer and former chief financial officer of Converted Organics, Inc. in connection with the termination of their severance agreements. During the three and nine months ended September 30, 2013, the Company incurred $ 0 and $790,000, respectively, in transaction costs related to the Merger, which primarily consisted of legal and accounting expenses. These expenses were recorded in as transaction costs in the accompanying condensed consolidated statements of operations. The share amounts set forth above have been adjusted to reflect the 1-for-12 reverse stock split that the Company effected on August 22, 2013.

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 2 - Merger with Converted Organics, Inc.  (continued)

 Assets acquired and liabilities assumed in the Merger had the following estimated fair values (in thousands):

Cash and cash equivalents	$63
Accounts receivable	202
Inventory	128
Note Receivable	517
Other current assets	65
Property and equipment	928
Intangible asset – customer relationships	1,453
Goodwill	312
Accounts payable and accrued liabilities	(927)
Fair value of shares issued as acquisition consideration	$2,741

The fair values in the table above are an estimate based on preliminary purchase price allocation and changes may occur as additional information becomes available.

The intangible asset related to customer relationships reflects the estimated net present value of the future cash flows associated with the stable and recurring customer base acquired in the Merger. The fair value was determined using an income approach, which recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows based on current sales projections and estimated direct costs for each product line. Indications of value are developed by discounting these benefits to their present worth at a discount rate that reflects the current return requirements of the market. Acquired customer relationships are finite-lived intangible assets and are being amortized over their estimated life of six years using the straight-line method, which approximates the customer attrition rate, reflecting the pattern of economic benefits associated with these assets.

Remaining amortization expense is expected to be approximately $61,000 in 2013, $242,000 each year from 2014-2018, and $101,000 in 2019. During the three and nine months ended September  30, 2013, the Company incurred $ 61,000 and $81,000 of intangible amortization expense respectively . Accumulated amortization as of September  30, 2013 is $ 81,000.

The excess of purchase price over the fair value amounts assigned to the identifiable assets acquired and liabilities assumed represents goodwill from the acquisition. The Company believes the factors that contributed to goodwill include the acquisition of a talented workforce and administrative synergies. The Company does not expect any portion of this goodwill to be deductible for tax purposes.

Pro Forma Financial Information

The following unaudited pro forma information presents the combined results of operations for the three months and nine months ended September 30, 2012 and the nine months ended September 30, 2013 as if the merger with Converted Organics, Inc. had been completed on January 1, 2012. The pro forma financial information includes adjustments to reflect one time charges and amortization of fair value adjustments in the appropriate pro forma periods as though the companies were combined as of the beginning of 2012 . These adjustments include:

•
An increase in amortization and depreciation expense of $149,000 for the nine months ended September 30, 2013, and 2012, respectively, related to the fair value of acquired identifiable intangible assets and property and equipment.

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 2 - Merger with Converted Organics, Inc.  (continued)

•	The exclusion of transaction-related expenses of $790,000 for the nine months ended September 30, 2013, respectively.

•
The inclusion of stock-based compensation of $29,000 for the nine months ended September 30, 2013 , primarily related to restricted stock issued to one of the directors upon closing of the Merger for services to the Company as a member of the Board of Directors of the Company.

The unaudited pro forma results do not reflect operating efficiencies or potential cost savings which may be implemented after the Merger:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2012	2013	2012
	(In thousands, except per share data)
Revenue	$9,740	$2,459	$13,869
Net income (loss)	$5,322	$(4,410)	$6,695
Net income (loss) per common share, basic and diluted	$0.26	$(0.20)	$0.32

Note 3 - Investments

As of December 31, 2012, Finjan held $12.8 million of investments in the common stock of certain entities. These investments were accounted for under the cost method since the Finjan did not have the ability to exercise significant influence over these entities. In February 2013, Finjan issued a dividend to its then-parent FSI consisting of its entire ownership interest in these investments. As of September  30, 2013, the Company no longer held any of these investments.

Note 4 - Balance Sheet Components

The components of inventory were as follows:

	September 30, 2013	December 31, 2012
	(In thousands)
Raw materials	$39	$—
Finished goods	90	—
Inventory	$129	$—

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 4 - Balance Sheet Components  (continued)

The components of property and equipment were as follows:

	September 30, 2013	December 31, 2012
	(In thousands)
Leasehold improvements	$585	$—
Machinery and equipment	398	—
Office equipment and furniture	25	—
Less accumulated depreciation	(68)	—
	$940	$—

Depreciation expense for the three and nine months ended September 30, 2013 was $51,000 and $68,000 respectively . The Company did not have depreciation expense for the three and nine months ended September 30, 2012.

Note 5 - Commitments and Contingencies

Leases

The Company leases a production facility in California. Under the terms of the lease, the Company owes a minimum annual rent of $125,202, payable in monthly installments of $10,433, unless earlier terminated in accordance with the lease. The annual rental rate is subject to increase on each annual anniversary of the commencement of the immediately preceding rental year by 3% of the rent paid during the immediately preceding year. This lease expires in 2018. This lease is being accounted for under the straight line method.

On September 9, 2013, the Company entered into a lease for its new corporate headquarters for a period of five years beginning October 1, 2013. Under the terms of the lease, the Company owes an initial annual rent of $138,952, payable in monthly installments of $11,579, unless earlier terminated in accordance with the lease. The annual rental rate is subject to an increase on a cumulative basis after the first lease year at the rate of 2.5% per annum compounded annually. The following table sets forth the Company’s aggregate future minimum payments under its operating lease commitment as of September  30, 2013 (in thousands):

Year ending December 31,
2013 (remainder)	$49
2014	280
2015	275
2016	283
2017	291
2018	127
$1,305

Rent expense for the three and nine months ended September  30, 2013 was $ 43,299 and $ 76,091 respectively. The Company did not have any rent expense for the three and nine months ended September 30, 2012.

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 6 - Stockholders’ Equity

Authorized Capitalization

Following the Merger, the Company’s capital structure is comprised of preferred stock and common stock. The number of preferred and common shares of the Company in the prior comparative period has been retroactively adjusted to reflect the conversion ratio applied in the Merger.

The Company’s authorized capitalization consists of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share. As of September 30, 2013, 22,368,453 shares of the common stock were outstanding including 22,368 shares of restricted stock awards (“RSAs”) awarded to the former chief executive officer and former chief financial officer of Converted Organics, Inc. in connection with the termination of their severance agreements and 17,894 shares of the common stock reserved for issuance pursuant to the Company’s Omnibus Stock Compensation Plan, which the Company’s stockholders approved in 2010, and 2,236,845 shares of common stock are reserved for issuance pursuant to the Finjan Holdings, Inc. 2013 Global Share Option Plan (the “2013 Global Share Option Plan”) which the Company’s stockholders approved on July 5, 2013. No shares of preferred stock were outstanding as of September 30, 2013 and December 31, 2012.

Common Stock

Holders of the Company’s common stock are entitled to one vote on each matter submitted to a vote at a meeting of stockholders. The Company’s common stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of directors can elect all of the members of the board of directors. The Company’s common stock has no preemptive rights and no redemption or conversion privileges. The holders of the outstanding shares of the Company’s common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the board of directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the stockholders. A majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of stockholders.

The total purchase price consideration of $2.7 million related to the Merger was recorded by increasing total par value of the Company’s common stock by $2,000 and increasing additional paid-in capital by $2.7 million.

In May 2013, Finjan repurchased from FSI six shares of its common stock for $204,000. These repurchased shares were immediately retired.

Preferred Stock

The Company’s certificate of incorporation authorizes the Board of Directors to establish one or more classes or series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed in the future, the authorized shares of preferred stock will be available for issuance at the discretion of our board of directors without further action by our stockholders. The board of directors is able to determine, with respect to any class or series of preferred stock, the terms and rights of that series.

The issuance of preferred stock could adversely affect, among other things, the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon the liquidation, dissolution or winding up of the Company. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of the Company.

FINJAN HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 6 - Stockholders’ Equity (continued)

On October 18, 2010, the Company designated 17,500 shares of preferred stock as 1% Series A Convertible Preferred Stock, or “Series A Preferred,” by filing with the Delaware Secretary of State, a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, or the “Certificate of Designation,” with respect to the Series A Preferred. On June 3, 2013, all of the outstanding shares of our Series A Preferred Stock were exchanged for shares of the Company’s common stock pursuant to the Exchange Agreement and, as a result, no shares of the Company’s Series A Preferred Stock are outstanding. In accordance with the Certificate of Designations, all shares of Series A Preferred have resumed the status of authorized but unissued shares of preferred stock, and will no longer be designated as Series A Preferred.

Common Stock Warrants

The Company has certain Class C, D and H warrants outstanding to purchase approximately 1 share of common stock (after adjusting for all reverse stock splits since their issuance ) as of September 30, 2013. The warrants have an average exercise price of $2.7 million per share (after adjusting for all reverse stock splits since their issuance) . The Class C and D warrants will expire in May 2014 and Class H warrants will expire in October 2014 if not exercised earlier. These warrants are classified as liabilities incurred due to fluctuating exercise price, in the accompanying balance sheet as of September  30, 2013. The fair value of these warrants was de minimis both at the date of the Merger and at September 30, 2013. The warrants contain anti-dilution and adjustment provisions that may result in the reduction of their exercise prices and an increase in the number of shares issuable upon exercise in the future.

Class C Warrants and Class D Warrants

In connection with the Company’s financing completed in May 2009, the Company issued Class C warrants to purchase an aggregate of 885,000 shares of common stock and Class D warrants to purchase an aggregate of 415,000 shares of common stock. The Class C warrants and Class D warrants both expire in May 2014. The initial exercise prices of the Class C warrants and Class D warrants were $1.00 per share and $1.50 per share, respectively. The warrants are subject to anti-dilution rights, which provide that the exercise price of the warrants shall be reduced if we make new issuances of our securities, with certain exceptions, below the warrants exercise prices to the price of such lower priced issuances. The Class C warrants and Class D warrants are non-redeemable. The warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants. This option entitles the warrant holders to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the volume weighted average price per share of our common stock on the trading date immediately prior to the date of exercise and the applicable exercise price of the warrants.

If, at any time while the warrants are outstanding, the Company (1) effect any reverse merger or consolidation, (2) effect any sale of all or substantially all of our assets, (3) are subject to or complete a tender offer or exchange offer, (4) effect any reclassification of the Company’s common stock or any compulsory share exchange pursuant to which the Company’s common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of the Company’s outstanding shares of common stock, each, a “Fundamental Transaction,” then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Any successor to the Company or surviving entity shall assume the obligations under the warrant.

Note 6 - Stockholders’ Equity (continued)

Class H Warrants

In connection with the Company’s public offering completed in October 2009, the Company issued Class H warrants to purchase an aggregate of 17,250,000 shares of common stock at an exercise price of $1.30 per share, subject to adjustment. After giving effect to reverse stock splits completed the 1-for-10 reverse stock split that we effected on November 8, 2011, the 1-for-500 reverse stock split that we effected on March 5, 2012, the 1-for-500 reverse stock split that we effected on June 3, 2013 and the 1-for-12 reverse stock split we effected on August 22, 2013, the adjusted exercise price of the Class H warrants is $39,000,000 per share and the outstanding Class H warrants are exercisable for less than one share. The Class H warrants are subject to further adjustments in the future, which may have the effect of increasing or decreasing the exercise price and the number of shares issue upon exercise of the Class H warrants. The Class H warrants will expire on October 14, 2014 . The Class H warrants are not redeemable. The exercise price and number of shares of common stock issuable on exercise of the Class H warrants may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, Reverse Merger or consolidation. However, the Class H warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices.

No Class H warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Class H warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class H warrants. The Company has agreed to use reasonable efforts to maintain a current prospectus relating to common stock issuable upon exercise of the Class H warrants until the expiration of the Class H warrants. The Class H warrants may be deprived of any value and the market for the Class H warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the Class H warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Class H warrants reside.

No fractional shares will be issued upon exercise of the Class H warrants. Whenever any fraction of a share of common stock would otherwise be required to be issued or distributed upon exercise of the Class H warrants, the actual issuance or distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with fractions of half of a share or less being rounded down and fractions in excess of half of a share being rounded up.

Note 7 – Stock-Based Compensation

On May 7, 2013, Finjan adopted a stock-based compensation plan, the 2013 Finjan, Inc. Global Share Option Plan. The option plan provides for the award of stock options, RSAs and other equity interests in the Company to directors, officers, employees, consultants and advisors. The terms of each award and the exercise price are determined by the Board of Directors. Stock options granted generally have a contractual term of ten years and vest over a four-year period, with 25 percent of the stock options vesting on or prior to the one-year anniversary of the grant date and the remaining 75 percent vesting thereafter in equal quarterly installments over the remaining three years. Options issued under one of the grants vested approximately 59% on the grant date in May 2013, with the remainder vesting quarterly over seven quarters. On June 3, 2013, immediately following the closing of the Reverse Merger, the Company’s board of directors approved the 2013 Global Share Option Plan. The 2013 Global Share Option Plan was approved by the holders of a majority of our common stock approved by written consent in lieu of a special meeting as of July 5, 2013. As of September 30, 2013, the remaining number of shares available for issuance under the 2013 Global Share Option Plan is 2,236,845 .

Note 7 - Stock-Based Compensation  (continued)

All options granted by Finjan under the Finjan, Inc. 2013 Global Share Option Plan prior to the Merger were assumed by Finjan Holdings upon closing of the Merger with substantially the same terms and conditions, except that the number of options and exercise price of the options which were adjusted at the same exchange ratio as was applied in the Merger to convert Finjan shares into Finjan Holdings shares. The Company recognized incremental compensation expense from this modification of Finjan options of $ 13,000 and $61,000 in the three and nine months ended September  30, 2013 respectively .

Stock-based compensation expense of $ 64,000 and $529,000 was recorded in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations for the three and nine months ended September 30, 2013, respectively . This stock-based compensation expense was for options and RSAs granted to certain employees, consultants, and members of the Board of Directors after the merger .

The following is a summary of stock option activity for the nine months ended September 30, 2013:

		Weighted-	Average	Aggregated
	Number of	Average	Remaining	Intrinsic
	Options	Exercise	Contractual	Value
	Outstanding	Price	Life (Years)	(thousands)
Balance – December 31, 2012	—	$—
Options granted	1,585,476	$1.66
Options exercised	—	$—
Options forfeited	—	$—
Options expired	—	$—
Balance – September 30, 2013	1,585,476	$1.66	9.60	$—

Exercisable as of September 30, 2013	437,550	$1.66	9.60	$—

The Company estimates the fair values of stock options using the Black-Scholes option-pricing model on the date of grant. For the nine -months ended September 30, 2013, the assumptions used in the Black-Scholes option pricing model, which was used to estimate the grant date fair value per option, were as follows:

	Employee	Non-Employee
	Grants	Grants
Weighted-average grant date fair value	$1.44	$1.44
Weighted-average Black-Scholes option pricing model assumptions:
Volatility	50.6%	50.6%
Expected term (in years)	6.0	10.0
Risk-free rate	1.0%	1.8%
Expected dividend yield	0.0%	0.0%

The risk-free interest rate is the United States Treasury rate for the day of the grant having a term equal to the life of the equity instrument. The volatility is a measure of the amount by which the Company’s share price has fluctuated or is expected to

Note 7 - Stock-Based Compensation  (continued)

fluctuate. Since the Company’s common stock was not publicly traded at the time of the grant, an average of the historic volatility of comparative companies was used. The dividend yield is zero percent as the Company has not made any dividend payment and has no plans to pay dividends in the foreseeable future. An increase or decrease in the risk free rate or volatility could increase or decrease the fair value of our equity instruments.

As of September  30, 2013, total compensation cost not yet recognized related to unvested stock options was $ 785,000 , which is expected to be recognized over a weighted-average period of 2.5 years.

The following is a summary of non-vested restricted stock award activity for the nine months ended September  30, 2013:

Weighted-
	Number of	Average
	Shares	Grant Date
	Outstanding	Fair Value
Balance – December 31, 2012	—	$—
Shares granted	20,162	$1.44
Shares vested	—	$—
Shares forfeited	—	$—
Balance – September 30, 2013	20,162	$1.44

For the three month and nine months ended September  30, 2013, the Company recognized $ 14,786 and $18,125 in RSA costs respectively . As of September  30, 2013, total compensation cost not yet recognized related to unvested RSAs was approximately $10,000 which is expected to be recognized over a weighted-average period of 0.15 years.

The Company estimates the fair values of RSAs on the date of grant as the fair value of the granted shares using the Black-Scholes method and assumptions described above.

Note 8 – Related Party Transactions

In the course of business, the Company obtains legal services from a firm in which an executive of Finjan and member of the Company’s board is a member. The Company incurred approximately $40,000 and $ 130,000 in legal fees to the firm during the three and nine months ended September  30, 2013, respectively, and approximately $ 40,000 and $ 103,000 during the three and nine months ended September 30 , 2012, respectively. As of September 30 , 2013 and December 31, 2012, the Company has balances due to this firm amounting to $ 14,770 and $ 14,652 respectively.

Prior to the separation from its then parent, Finjan periodically received advances from FSI to support its operations. In February 2013, Finjan repaid the outstanding balance due to FSI in full, which on that date approximated $33.9 million. Subsequent to this settlement, there were no further transactions between Finjan and FSI.

Note 9 - Segment Reporting

Subsequent to the Merger on June 3, 2013 as described in Note 1, the Company has two operating segments, namely, a web and network security technology segment and an organic fertilizer segment. The Company’s operating segments are each reportable segments because their activities are not economically similar. Presented below are the revenues and net income (loss) for each segment for the three and nine months ended September  30, 2013 and 2012:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
		(In thousands)
Revenue:
Web and network security technology	$—	$9,354	$1,000	$12,469
Organic fertilizer	394	—	593	—
Total revenue	$394	$9,354	$1,593	$12,469
Net income (loss):
Web and network security technology	$(1,243)	$5,919	$(3,236)	$5,952
Organic fertilizer	(133)	—	(98)	—
Net income (loss)	$(1,376)	$5,919	$(3,334)	$5,952
Interest income:
Web and network security technology	$7	$16	$119	$133
Organic fertilizer	1	—	(1)	—
Interest income:	$7	$16	$118	$133
Depreciation and Amortization:
Web and network security technology	$—	$—	$—	$—
Organic fertilizer	71	—	149	—
Depreciation and Amortization:	$71	$—	$149	$—

As of September 30, 2013, total assets held by the web and network security technology segment and organic fertilizer segment were $ 26  million and $ 4 million, respectively.

Note 10 – Income Tax

The Company recorded income tax expense of $0 and $7,000 for the three and nine months ended September  30, 2013, respectively, which was computed using the cut-off method and was principally comprised of various state minimum taxes. The Company recorded income tax expense of $89,000 for the three and nine months ended September 30, 2012, respectively, which was computed using the same method. The difference in income tax expense between the provision and the statutory rate of the Company’s income before income taxes and provision actually recorded for the three and nine months ended September  30, 2013 was primarily due to the impact of nondeductible merger costs, nondeductible stock-based compensation expenses and the inability to utilize net operating losses generated. The difference in income tax expense between the provision and the statutory rate of the Company’s income before income taxes and provision actually recorded for the three and nine months ended September 30, 2012 was primarily due to the use of a portion of the valuation allowance.

Note 10 - Income Tax  (continued)

Based on all available objective evidence, the Company believes that it is more likely than not that the net deferred tax assets will not be fully realized. Accordingly, the Company recorded a valuation allowance against all of its net deferred tax assets for the three and nine months ended September  30, 2013 and 2012, respectively. The Company will continue to maintain a full valuation allowance on its deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of this valuation allowance.

The benefit of tax positions taken or expected to be taken in income tax returns are recognized in the financial statements if such positions are more likely than not of being sustained. As of September  30, 2013 and 2012, no liability for unrecognized tax benefits was required to be reported. The Company does not expect its unrecognized tax benefit position to change during the next twelve months.

The Company’s policy is to classify assessments, if any, for tax-related interest as interest expense and penalties as general and administrative expenses. There were no amounts accrued for penalties or interest as of or during the three and nine months ended September 30, 2013 and 2012.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

The Company files federal and various state income tax returns. The statute of limitations remains open for year 2006 and forward in U.S. Federal and various state tax jurisdictions.

Note 11 – Employment Agreements

On July 8, 2013, the Company and Philip Hartstein, president of the Company, entered into an employment agreement (the “Hartstein Employment Agreement”), pursuant to which Mr. Hartstein serves as the Company’s president. The Hartstein Employment Agreement provides for a base salary and a discretionary bonus at the end of every four month period of his employment term, based on Mr. Hartstein’s performance and the overall progress of the Company. The Hartstein Employment Agreement was effective as of July 1, 2013. Either the Company or Mr. Hartstein may terminate the Hartstein Employment Agreement at any time upon 90 days prior written notice. The Hartstein Employment Agreement superseded a consulting agreement between Finjan, Inc., a wholly-owned subsidiary of the Company, and Mr. Hartstein that provided for substantially the same compensation as described above. The consulting agreement between Finjan, Inc. and Mr. Hartstein ceased to be effective upon the entry into the Hartstein Employment Agreement.

Note 11 – Employment Agreements (Continued)

On July 8, 2013, the Company and Shimon Steinmetz, chief financial officer of the Company, entered into an employment agreement (the “Steinmetz Employment Agreement”), pursuant to which Mr. Steinmetz serves as the Company’s chief financial officer. The Steinmetz Employment Agreement provides for a base salary and a discretionary bonus at the end of each calendar year during his employment term, based on Mr. Steinmetz’s performance and the overall progress of the Company. The Steinmetz Employment Agreement was effective as of July 1, 2013. Either the Company or Mr. Steinmetz may terminate the Steinmetz Employment Agreement at any time upon 90 days prior written notice. The Steinmetz Employment Agreement superseded a consulting agreement between Finjan, Inc., a wholly-owned subsidiary of the Company, and Mr. Steinmetz that provided for substantially the same compensation as described above. The consulting agreement between Finjan, Inc. and Mr. Steinmetz ceased to be effective upon the entry into the Steinmetz Employment Agreement.

Note 12 – Contingencies

In 2010, Finjan filed a patent infringement lawsuit against five defendants (the “2010 Litigation”) Finjan negotiated out-of-court settlements with two of the defendants. As a part of the settlement agreement, the Company was awarded $3.0 million to be paid over an 18 month period in the form of three payments in the amount of $1.0 million each. The Company received the first installment payment of $1.0 million in July 2012 and the second installment payment of $1.0 million in June 2013 and recognized such amounts as revenue, as the payments were received. The remaining amounts due under the settlement agreement will be recognized when payment is received, as collectability is not reasonably assured. The remaining three lawsuits continued to trial. In December 2012, the jury rendered an adverse verdict in the 2010 Litigation that proceeded to trial. The jury concluded that the defendants had not infringed Finjan’s patents and that certain of the claims in Finjan’s patents that were asserted in the 2010 Litigation were invalid. Finjan filed a post-trial motion to set aside the jury’s decisions. The motion was dismissed. The Company plans to appeal the verdict rendering claims in two of Finjan’s patents invalid . There is no assurance that the appeal will be granted.

On July 8, August 8 and September 24, 2013, Finjan, filed patent infringement lawsuits against FireEye, Blue Coat and Websense, Inc respectively. asserting that the companies are infringing upon several of Finjan’s patents relating to endpoint, web, and network security technologies.

Note 13 – Subsequent Events

On October 7, 2013, the Board of Directors approved a stock compensation grant to one of the employees of the Company. The option grant has a contractual term of ten years and vest over a four year period, with 25 percent of the stock options vesting on or prior to the one year anniversary of the grant date and the remaining 75 percent vesting thereafter in equal quarterly installments over the remaining three years.

On November 21, 2013, the Company made an investment in an Israel –based limited partnership venture capital fund seeking to invest in early-stage cyber technology companies.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of
Finjan, Inc.
(formerly known as FI Delaware, Inc.)

We have audited the accompanying balance sheets of Finjan, Inc. (formerly known as FI Delaware, Inc.) (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholder’s equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Finjan, Inc. (formerly known as FI Delaware, Inc.) as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum LLP
New York, NY
June 3, 2013, except for Note 9, as to which the date is September 20, 2013

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)
BALANCE SHEETS
DECEMBER 31, 2012 AND 2011

	2012	2011

Assets

Current Assets
Cash and cash equivalents	$91,544,551	$27,810,456
Other current assets	2,700	-

Total Current Assets	91,547,251	27,810,456

Investments	12,784,264	-

Total Assets	$104,331,515	$27,810,456

Liabilities and Stockholder’s Equity (Deficiency)

Current Liabilities
Accounts payable and accrued expenses	$2,646,787	$837,697
Accrued income taxes	26,080,006	691,573
Due to parent	33,942,621	36,412,963

Total Liabilities	62,669,414	37,942,233

Commitments and Contingencies

Stockholder’s Equity (Deficiency)
Common stock - $0.001 par value;
authorized 5,000 shares; issued and outstanding
83 shares at December 31, 2012 and 2011	-	-
Additional paid-in capital	17,067,920	16,259,121
Retained earnings (accumulated deficit)	24,594,181	(26,390,898)

Total Stockholder’s Equity (Deficiency)	41,662,101	(10,131,777)

Total Liabilities and Stockholder’s Equity (Deficiency)	$104,331,515	$27,810,456

The accompanying notes are an integral part of these financial statements.

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

Revenues	$97,469,394	$34,236,474
Cost of Revenue	17,651,206	10,793,591

Gross Profit	79,818,188	23,442,883

General and Administrative Expenses	2,108,293	352,834

Operating Profit	77,709,895	23,090,049

Other Income
Gain on sale of patents, net of legal costs	-	1,280,000
Interest income	163,989	3,123,505

Total Other Income	163,989	4,403,505

Income before Provision for Income Taxes	77,873,884	27,493,554

Provision for Income Taxes	26,888,805	3,396,010

Net Income	50,985,079	24,097,544

The accompanying notes are an integral part of these financial statements.

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

STATEMENTS OF STOCKHOLDER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Retained Earnings (accumulated deficit)	Total

Balance - January 1, 2011	83	$--	$13,554,684	$(50,488,442)	$(36,933,758)

Tax benefit contributed by Parent	--	--	2,704,437	--	2,704,437

Net income	--	--	--	24,097,544	24,097,544

Balance - December 31, 2011	83	--	16,259,121	(26,390,898)	(10,131,777)

Tax benefit contributed by Parent	--	--	808,799	--	808,799

Net income	--	--	--	50,985,079	50,985,079

Balance - December 31, 2012	83	$--	$17,067,920	$24,594,181	$41,662,101

The accompanying notes are an integral part of these financial statements.

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Cash Flows from Operating Activities
Net income	$50,985,079	$24,097,544
Adjustments to reconcile net income to
net cash provided by (used in) operating activities:
Shares received in settlement of litigation	(8,353,554)	--
Shares received in exchange for modification of license agreement	(3,115,840)	--
Gain on sale of patents	--	(1,280,000)
Tax benefit contributed by Parent	808,799	2,704,437
Changes in operating assets and liabilities:
Other current assets	(2,700)	--
Accounts payable and accrued liabilities	1,809,090	389,036
Accrued income taxes	25,388,433	691,573

Net Cash Provided by Operating Activities	67,519,307	26,602,590

Cash Flows from Investing Activities
Purchase of shares in investee	(1,601,097)	--
Proceeds from sale of patent, net of costs	--	1,280,000
Proceeds from sale of shares in investee	286,227	--

Net Cash Used in Investing Activities	(1,314,870)	1,280,000

Cash Flows from Financing Activities
Transfers to parent	(2,470,342)	(157,386)

Net Cash Used in Financing Activities	(2,470,342)	(157,386)

Net Increase in Cash and Cash Equivalents	63,734,095	27,725,204

Cash and Cash Equivalents - Beginning of the year	27,810,456	85,252

Cash and Cash Equivalents - End of the year	$91,544,551	$27,810,456

Supplemental Disclosures of Cash Flow Information:

Cash paid during the years for:
Interest	$--	$--
Taxes	$--	$--

The accompanying notes are an integral part of these financial statements.

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 1 - Organization and Business

Finjan, Inc. (“FI”, “Finjan” or the “Company”) was incorporated in the State of Delaware as a wholly-owned subsidiary of Finjan Ltd. and commenced operations in 1997.  The Company previously sold enterprise web security solutions, including real-time and behavior-based malware prevention.  In October 2003, Finjan Ltd. transferred all of its shares in FI to Finjan Software, Inc. (“FSI”). As a result of this transfer, FI became a wholly-owned subsidiary of FSI (the “Parent”).  On December 8, 2010, Finjan, Inc. changed its name to FI Delaware, Inc.  On October 22, 2012, FI Delaware, Inc. changed its name back to Finjan, Inc.

 In October 2009, FSI sold its portfolio of intellectual property to the Company.  In November 2009, FSI sold certain assets, including certain of its operating subsidiaries (including assets belonging to Finjan), and Finjan granted a patent license to M86 Security Inc. (“M86”).  In connection with that transaction, and subsequent to November 2009, FSI and its remaining subsidiaries ceased the development, marketing and sale of its products, but retained all patents and related rights.   In March 2012, M86 entered into a business combination with Trustwave Holdings, Inc. (“Trustwave”) and Finjan exchanged its interest in M86 for shares of the common stock of Trustwave.  In conjunction with that transaction, in March 2012, Finjan granted Trustwave a non-exclusive license to use certain of Finjan’s technology, which license is fully paid unless certain conditions are satisfied, in which case Finjan may be entitled to receive additional payments from Trustwave.  In exchange for modifying the license received from M86, Finjan received 224,000 additional shares of Trustwave Class A common stock (see Note 3). Presently, the Company’s main business is the licensing of and protection of its technology patent portfolio.

 On February 25, 2013, following approvals by the Board of Directors and holders of the Company’s outstanding shares of common stock, the Company’s Certificate of Incorporation was amended to effect a reverse one-for-ten split, which reduced the number of outstanding shares of common stock from 10,000 to 1,000.  All share and per share information herein have been retroactively restated to give effect to this reverse stock split in all periods presented.

 On February 28, 2013, the Board of Directors and holders of the Company’s common stock approved an amendment to the Company’s Certificate of Incorporation to allow for the reduction of the number of authorized shares of capital stock from 30,000 to 5,000 shares, all of which shall be common stock with a par value of $0.01.  The reduction in the number of authorized shares has been reflected in the accompanying balance sheet.

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  The Company’s significant estimates include the valuation allowance related to its deferred tax assets.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less when purchased to be cash equivalents.  Included in cash and cash equivalents are demand deposits and money market accounts.

Concentrations of Credit Risk

The Company maintains its cash and cash equivalents in financial institutions located in the United States. At times, the Company’s cash and cash equivalent balances may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits.

Income Taxes

The Parent files its consolidated income tax returns in the U.S. federal jurisdiction and has filed consolidated income tax returns in the state of California through 2010. The Parent’s federal and state income tax returns for tax years after 2009 remain subject to examination for federal and state tax authorities.  The Parent does not file separate income returns for its wholly-owned subsidiary.

The Company utilizes the separate return method in accounting for income taxes.  The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  The income tax provision or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Income Taxes (continued)

The benefit of tax positions taken or expected to be taken in income tax returns are recognized in the financial statements if such positions are more likely than not of being sustained.  As of December 31, 2012 and 2011, no liability for unrecognized tax benefits was required to be reported.  The Company does not expect its unrecognized tax benefit position to change during the next twelve months.

The Company’s policy is to classify assessments, if any, for tax-related interest as interest expense and penalties as general and administrative expenses.  There were no amounts accrued for penalties or interest as of or during the years ended December 31, 2012 and 2011.

Investments

Investments in common and preferred stock in which the Company has significant influence, but less than a controlling voting interest, are accounted for using the equity method and are classified as non-current assets.  Significant influence is presumed to exist when the Company holds more than 20% of the investee’s voting instruments.    Other investments that are not controlled, and over which the Company does not have the ability to exercise significant influence are accounted for under the cost method.  As of December 31, 2012 and 2011, the Company’s investments are accounted for under the cost method.

Patents

The Company owns or possesses licenses to use its patents.  The Company’s patent costs were fully amortized prior to January 1, 2011.  The cost of maintaining patents are expensed as incurred.  Patents as of December 31, 2012 and 2011 are as follows:

	December 31,
	2012	2011
Patents	$18,052,000	$18,052,000
Less: accumulated amortization	(18,052,000)	(18,052,000)

Total	$--	$--

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The reported amounts of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities, approximate their fair value due to their short maturities.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  These fair value measurements apply to all financial instruments that are measured and reported on a fair value basis.

Where available, fair value is based on observable market prices or is derived from such prices. The Company uses the market approach valuation technique to value its investments.  The market approach uses prices and other pertinent information generated from market transactions involving identical or comparable assets or liabilities.  The types of factors that the Company may take into account in fair value pricing the investments include available current market data, including relevant and applicable market quotes.

Based on the observability of the inputs used in the valuation techniques, financial instruments are categorized according to the fair value hierarchy, which ranks the quality and reliability of the information used to determine fair values.

Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1 - Observable inputs such as quoted prices in active markets.  At December 31, 2012 and 2011, the Company did not hold any Level 1 investments.

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly. At December 31, 2012 and 2011, the Company did not hold any Level 2 investments.

Level 3 - Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.  At December 31, 2012 and 2011, the Company did not hold any Level 3 investments.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, the assignment of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or service has occurred and all obligations have been performed pursuant to the terms of the agreement, the sales price is fixed or determinable, and collectability is reasonably assured.

Revenue from the Company's web and network security technology business results from grants of licenses to its patents and settlements reached from legal enforcement of the Company's patent rights. Revenue is recognized when the arrangement with the licensee has been signed and the license has been delivered and made effective, provided license fees are fixed or determinable and collectability is reasonably assured. The amount of consideration received upon any settlement is allocated to each element of the settlement based on the fair value of each element. Elements that are related to the license agreement and royalty in nature are recorded as revenue in the consolidated statements of operations. Elements that are not related to license agreements and royalty revenue in nature will be reflected as a separate line item within the operating expense section of the consolidated statements of operations. The element that is applicable to interest will be recorded as a separate line item in other income.  The Company does not assume future performance obligations in its license arrangements.

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Legal Costs

Legal costs incurred in connection with intellectual property and patent enforcement litigation are recognized as cost of revenue. Other legal expenses incurred in the normal course of the company's business are expensed when incurred as selling, general and administrative expenses.

recently issued accounting pronouncements

Recent accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) or other standards-setting bodies that do not require adoption until a future a date are not expected to have a material impact on the Company’s financial statements upon adoption.

Subsequent events

Management has evaluated subsequent events or transactions occurring through the date on which the financial statements were issued.

Note 3 - Investments

During the year ending December 31, 2012, the Company purchased 1,837,595 shares of M86 Series C preferred stock and warrants to purchase 459,399 shares of M86 Series C preferred stock for a consideration of $1,601,097.  As discussed in Note 1, in March 2012, M86 was acquired by Trustwave and the Company was granted 409,747 shares of Trustwave Class A common stock (61,653 of which were held in an escrow account) (collectively, the “Trustwave Shares”), in exchange for its shares in M86.  The escrow shares were deemed to have de-minimis financial impact on the Company’s financial statements.

During the year ending December 31, 2012, the Company was granted 224,000 shares of Trustwave Class A common stock in exchange for modifying an original perpetual license agreement dated November 2, 2009.  Such shares had a fair value on the date of the agreement of $3,115,840 and have been recorded as revenue in the accompanying statement of operations.  In July 2012, the Company sold back 20,577 of these shares to Trustwave for $286,227 and accounted for this transaction under the cost recovery method.  As of December 31, 2012, the Company owns approximately 1% of the common stock outstanding of Trustwave on a fully diluted basis.

The following is a summary of the Company’s Investment in Trustwave (formerly M86):

Balance – January 1, 2012	$-

Investment made during 2012	1,601,097
Shares received in exchange for modification of licensing Agreement	3,115,840
Sale of shares	(286,227)

Balance - December 31, 2012	$4,430,710

As discussed in Note 4, the Company also has an investment in a software technology company in the amount of $8,353,554 as of December 31, 2012.  As of December 31, 2012 and 2011, the Company’s investments are accounted for under the cost method.

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 4 – Revenue and Other Income

Settlements

In June 2006, FSI filed a patent infringement lawsuit against Secure Computing Corporation and its subsidiaries (the “defendants”) in U.S. District Court of Delaware.  The Company asserted that defendants had willfully infringed on three of the Company’s U.S. patents and sought an injunction and damages for such infringement.  In this action, the defendants filed counterclaims for patent infringement, asserting that the Company was infringing on two of its U.S. patents. At trial, the jury determined that the defendants willfully infringed the Company’s three patents and found that the Company did not infringe on the defendants’ patents. The jury awarded the Company approximately $9,000,000 for damages in August 2009 and the award was subsequently increased to approximately $37,313,000, including interest, in July 2011. The Company recognized the revenue of $34.2 million and interest income of $3.1 million when the proceeds were received by the Company in September 2011.  The Company received a net amount of $27,985,350 (net of legal costs of $9,328,000) as a compensation for the patents infringement.

In July 2010, the Company filed a patent infringement lawsuit against five additional software technology companies (the “2010 Litigation”)  The Company asserted that defendants had willfully infringed on the Company’s U.S. patents and sought an injunction and damages for such infringement.  In April 2012, a Memorandum of Understanding was signed between the Company and one of the parties in the 2010 Litigation granting such party a worldwide, perpetual,  non-exclusive, non-sublicenseable license to the patents-in-suit and all other patents owned by, or exclusively licensed to, FSI Delaware or its direct or indirect wholly-owned subsidiaries.   The license is fully paid up unless the holder of the license has aggregate annual net sales to third party distributors or re-sellers in excess of $10,000,000 (which has not been achieved to date).  In exchange such license, the third party issued 2,951,786 shares of its common stock (representing 3.765% of such party’s outstanding shares of common stock) (the “Settlement Investment”) with a fair value of $8,353,554 on the date of the agreement and agreed to pay Finjan $3,000,000 , which is payable over an 18 month period in the form of three payments in the amount of $1,000,000 each.  The Company received the first installment payment of $1,000,000 in July 2012, and recognized such amount as revenue.  The remaining amounts due under the settlement will be recognized when payment is received, as collectability is not reasonably assured.  The Settlement Investment has been reflected as an Investment on the accompanying balance sheet.

In November 2012, Finjan signed a Confidential Settlement, Release and License Agreement with one of the other parties to the 2010 Litigation, a large, multinational software and technology company.  Pursuant to the agreement, the counter-party paid a one-time fully paid up license fee to Finjan in the amount of $85,000,000, which was recognized as revenue, net of legal costs of $8,500,000.   Such fee was paid in exchange for a release and perpetual, non-exclusive worldwide license to all of the Company’s and its affiliates’ patents, including patent rights owned or controlled by the Company or its affiliates as of the date of such agreement and patents with a first effective priority date occurring at any time prior to November 2022 that the Company or its affiliates may own or control after the date of such agreement.  Following the signing of the agreement, Finjan dismissed all claims against the counter-party (including its affiliates).

Patents

During 2011, the Company sold certain of its fully amortized patents for $1,600,000 and incurred $320,000 of fees associated with the transactions.

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 5 – Stockholder’s equity

Common Stock

Holders of the Company’s common stock are entitled to one vote per share on all matters to be voted upon by the Company’s stockholders.

Note 6 - Related-Party Transactions

During the course of the business, the Company has obtained the legal services from the firm in which the executive of the Company is a member. The Company incurred approximately $245,000 and $138,000 of legal fees from its firm during the years ended December 31, 2012 and 2011.  As of December 31, 2012 and 2011, the Company has amounts due to this firm aggregating $17,074 and $15,274, respectively.

From time to time, the Company receives non-interest bearing advances from its Parent to support its operations.  During the years ending December 31, 2012 and 2011, the Company had net transfers to the Parent amounting to approximately $2,470,000 and $157,000, respectively.   As of December 31, 2012 and 2011, the Company had net amounts due to the Parent aggregating approximately $33,942,000 and $36,413,000, respectively.  In February 2013, the Company repaid the outstanding balance due to the Parent in full, which on that date, approximated $33,900,000.

Note 7 – Income Taxes

The provisions for income tax for the years ended December 31, 2012 and 2011 consist of the following:

	For the Years Ended December 31,
	2012	2011
Federal
Current	$26,888,805	$3,396,010
Deferred	422,010	6,226,453

State
Current	--	--
Deferred	--	--
	27,310,815	9,622,463
Change in valuation allowance	(422,010)	(6,226,453)
Income Tax Provision	$26,888,805	$3,396,010

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 7 – Income Taxes (continued)

The expected tax expense (benefit) based on the statutory rate is reconciled with actual tax expense (benefit) as follows:

	For the Years Ended December 31,
	2012	2011
U.S. Federal statutory rate	35.0%	35.0%
Change in valuation allowance	(0.5% )	(22.6%)

Income Tax Provision	34.5%	12.4%

The approximate tax effects of temporary differences, which give rise to the deferred tax assets and liabilities, are as follows:

	For the Years Ended December 31,
	2012	2011
Deferred Tax Assets
Intangible Assets	$4,987,808	$5,409,818

Total Deferred Tax Assets	4,987,808	5,409,818
Valuation Allowance	(4,987,808)	(5,409,818)

Deferred Tax Asset, Net of Valuation Allowance	--	--

Deferred Tax Liabilities	--	--

Total Deferred Tax Asset (Liability)	$--	$--

During the year ended December 31, 2011, FI utilized the benefit of certain prior net operating loss carryforwards (“NOLs”).  As of December 31, 2012 and 2011, FI had no U.S. Federal NOLs.

During the years ended December 31, 2012 and 2011, the Company recorded a tax benefit of $2,704,437 and $808,799, respectively, relating to the utilization of NOLs contributed by the Parent.  Such benefits were recorded as a contribution to capital during the respective periods.

FINJAN, INC.
(Formerly Known as FI Delaware, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 7 – Income Taxes (continued)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. Based on this assessment, management has established a full valuation allowance against all of the deferred tax assets in excess of the deferred tax liability for each period, since it is more likely than not that the deferred tax assets will not be realized. The change in valuation allowance for the years ended December 31, 2012 and 2011 is $(422,000) and $(6,226,000), respectively.

Note 8 - Subsequent Events

On March 5, 2013, the Company issued a dividend to the Parent in the form of the Trustwave Shares and the Settlement Investment aggregating approximately $12,800,000.

On May 6, 2013, the Company repurchased six shares of its common stock, prior to the 1-for-12 reverse stock split, from the Parent for cash consideration of $204,581.

On May 7, 2013, the Company granted six consultants options to purchase an aggregate of six shares of common stock with an exercise price of $412,272.  The options vest over a two year period and terminate upon the earlier of (i) the date set forth in the respective option agreement or (ii) after the ten years anniversary of the grant date.

On June 3, 2013, Finjan entered into a merger agreement with Converted Organics, Inc., a Company incorporated in the State of Delaware. In conjunction with the closing of the merger Converted Organics, Inc. changed its name to Finjan Holdings, Inc. Under the terms of the merger Finjan each share of Finjan Common Stock was converted into the right to receive 20,590.596 shares of common stock of Finjan Holdings, Inc.  Accordingly, the Merger has been accounted for as a reverse acquisition.

Note 9 – Subsequent Reclassification, Reverse Stock Split and New Operating Lease

As discussed in Note 8, the Company entered into a merger agreement on June 3, 2013, and its principal business became the monetization of its patented technologies. Accordingly, settlements for litigation, proceeds received in exchange for use of licenses and the related costs for the years ended December 31, 2012 and 2011 have been reclassified as revenue, along with the related costs as costs of revenue, for comparative purposes. These reclassifications have no impact on the previously reported net income. For the years ended December 31, 2012 and 2011, the Company operated in one segment (the web and network security technology business segment).

On July 5, 2013, the Company’s stockholders approved an amendment to the Company’s certificate of incorporation that provides for a 1-for-12 reverse stock split effective August 22, 2013.  The number of shares, price per share and weighted average number of shares outstanding of common stock prior to this reverse stock split have been adjusted to reflect the reverse stock split on a retroactive basis, within the accompanying financial statements and notes, unless otherwise noted.

On September 9, 2013, the Company entered into a lease for its new corporate headquarters for a period of five years from the commencement date of the lease, October 1, 2013.  Under the terms of the lease, the Company owes an initial annual rent of $138,952, payable in monthly installments of $11,579, unless earlier terminated in accordance with the lease. The annual rental rate is subject to a 2.5% increase each anniversary of such commencement date during the five-year term of the lease.

Index to Unaudited Pro Forma Combined Financial Statements

Page

Pro Forma Combined Financial Statements of Finjan Holdings, Inc.

Unaudited Pro Forma Combined Financial Statements of Finjan Holdings, Inc.	P-2

FINJAN HOLDINGS, INC.

PRO FORMA UNAUDITED COMBINED FINANCIAL STATEMENTS

INTRODUCTORY NOTE

On June 3, 2013, the company, Merger Sub, Inc. and Finjan, a privately held company, entered into the Merger Agreement.  Under the terms of the Merger Agreement, Merger Sub merged with and into Finjan, with Finjan remaining as the surviving corporation.  Following the closing of the Reverse Merger, the company changed its name to “Finjan Holdings, Inc.”  Upon closing the transaction, we had 268,420,426 shares of common stock outstanding.   As a result of this transaction, the former owners of Finjan own 91.5% of our common stock and Finjan is a wholly-owned subsidiary of the Company.

On July 5, 2013, the Company’s stockholders approved an amendment to the Company’s certificate of incorporation that provides for a 1-for-12 reverse stock split that became effective August 22, 2013 resulting in the reduction in the total common share outstanding from 268,420,426 shares to 22,368,453 shares.  All references in this prospectus to the number of shares, price per share and weighted average number of shares outstanding of common stock prior to this reverse stock split have been adjusted to reflect the reverse stock split on a retroactive basis, unless otherwise noted.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 combines the unaudited condensed statement of operations of the company and Finjan for the nine months ended September 30, 2013, giving effect to the transactions described in the Merger Agreement as if they had occurred on January 1, 2013.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 combines the statement of operations of the company and Finjan for the year ended December 31, 2012, giving effect to the transactions described in the Merger Agreement as if they had occurred on January 1, 2012.

Because the Reverse Merger was consummated on June 3, 2013, the condensed consolidated balance sheet of Finjan Holdings, Inc. as of September 30, 2013, which is included in this prospectus, already reflects the actual effects of the Reverse Merger on the financial position of the combined company. Accordingly, a pro forma combined balance sheet as of September 30, 2013 has not been presented.

The pro forma adjustments give effect to events that are directly attributable to the transactions discussed above, that have a continuing impact on the operations of the company and are based on available data and certain assumptions that management believes are factually supportable.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The unaudited pro forma condensed combined financial statements described above should be read in conjunction with the historical financial statements of the company and those of Finjan and the related notes thereto contained elsewhere in this Current Report on Form 8-K. The pro forma adjustments and the unaudited pro forma information are not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or of the future financial position or operating results of Finjan Holdings, Inc.

FINJAN HOLDINGS, INC.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013
(unaudited)

	Finjan, Inc.	Converted Organics, Inc.	ProForma Adjustments Finjan, Inc.	ProForma Adjustments Converted Organics, Inc.	Reference	Combined
	a	b
Revenue	$1,198,399	$1,260,468	$-	$-		$2,458,867

Cost of Goods Sold	$804,734	$1,016,930	$-	$-		$1,821,664

Gross Profit	$393,665	$243,538	$-	$-		$637,203

Operating expenses:
General, Selling and Administrative expenses	2,841,279	1,965,846	$(793,841)	$9,292	c	$4,022,576
Amortization of Intangible Assets	-	120,003	20,000		d	$140,003

Total Operating Expenses	$2,841,279	$2,085,849	$(773,841)	$9,292		$4,162,579

Loss From Continuing Operations	$(2,447,614)	$(1,842,311)	$773,841	$(9,292)		$(3,525, 376)

Other Income and (Expenses)	$17,486	123,632	-	-		141,118
Loss on Change in Fair Value of Derivative Liability		(801,001)	-	-		$(801,001)
Interest Income	118,324	-	-	-		118,324
Interest Expense	-	(336,789)	-	-		(336,789)

Total Other Income and Expense	$135,810	$(1,014,158)	$-	$-		$(878,348)

Loss From Continuing
Operations Before Provision for Income Taxes	$(2,311,804)	$(2,856,469)	$773,841	$(9,292)		$(4,403,724)

Income taxes	$(6,854)	-	-	-		(6,854)

Net Loss from Continuing Operations	$(2,318,658)	$(2,856,469)	$773,841	$(9,292)		$(4,410,578)

Basic and Diluted Net Loss per Share from Continuing Operations						$(0.21)

Weighted Average Number of Shares Outstanding - basic and diluted						21,350,498

FINJAN HOLDINGS, INC.
 PRO FORMA COMBINED STATEMENTS OF OPERATIONS
 FOR THE YEAR ENDED DECEMBER 31, 2012
(unaudited)

	Finjan, Inc.	Converted Organics, Inc.	Pro Forma Adjustments Finjan, Inc.		Pro Forma Adjustments Converted Organics, Inc.	Reference		Combined
	a	b
Revenue	$97,469,394	$1,521,953	$			$		$98,991,347
								-
Cost of Goods Sold	17,651,206	1,415,728		-	-			19,066,934

Gross Profit	$79,818,188	$106,225		$-	-			$79,924,413

Operating expenses:
General, Selling and Administrative Expenses	2,108,293	2,643,818		-	-			4,752,111
Amortization of Intangible Assets	-	288,008		-	$92,166		c	380,174

Total Operating Expenses	$2,108,293	$2,931,826		$-	$92,166			$5,132,285

Profit From Continuing Operations	$77,709,895	$(2,825,601)		$-	$(92,166)			$74,792,128

Other Income and Expenses:
Other Income or expense	$163,989	33,272		$-	$-			$197,261
Gain on Sale of Investment	-	974,515		-	-			974,515
Gain on Debt Extinguishment	-	1,204,711		-	-			1,204,711
Gain on Change in Fair Value of Derivative Liability	-	9,154,173		-	(553,203)		d	8,600,970
Loss on Debt Modification	-	(3,000,205)		-	-			(3,000,205)
Interest Expense	-	(4,124,541)		-	2,171,961		d	(1,952,580)

Total Other Income and Expense	$163,989	$4,241,925		$-	$1,618,758			$6,024,672

Income from Continuing Operations
Before Provision for Income Taxes	$77,873,884	$1,416,324		$-	$1,526,592			$80,816,800

Provision for Income Taxes	$(26,888,805)	$-		$-	$-			$(26,888,805)

Net Income from Continuing Operations	$50,985,079	$1,416,324		$-	$1,526,592			$53,927,995

Basic and Diluted Net income per Share from Continuing Operations								$2.41
Weighted Average Number of Shares Outstanding – basic and diluted								22,368,362

FINJAN HOLDINGS, INC.
NOTES TO THE PRO FORMA UNAUDITED COMBINED FINANCIAL STATEMENTS

The following numbered notes are referenced on the Unaudited Pro Forma Combined Balance Sheet and Statements of Operations.

Note 1 – Merger Transaction

On June 3, 2013, Converted Organics, Inc., COIN Merger Sub, Inc. (“Merger Sub”) and Finjan, Inc., a privately held company,  entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Under the terms of the Merger Agreement, Merger Sub merged with and into Finjan, Inc., with Finjan, Inc. remaining as the surviving corporation (the “Merger”).  Following the closing of the Merger, Converted Organics, Inc. changed its name to “Finjan Holdings, Inc.” The transaction is being accounted for as a reverse business combination. At closing of the transaction former Finjan Inc. shareholders received 91.5% of the fully diluted common stock of the combined company.

Note 2 – Pro Forma Adjustments

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 combines the unaudited condensed statement of operations of Converted Organics, Inc. and Finjan, Inc. for the nine months ended September 30, 2013, giving effect to the transactions described in the Merger Agreement as if they had occurred on January 1, 2013.

Statement of Operations – For the nine months ended September 30, 2013

a.	Derived from the unaudited Statement of Operations of Finjan, Inc. for the nine months ended September 30, 2013.
b.	Derived from the unaudited Statement of Operations of Converted Organics, Inc. for the nine months ended September 30, 2013.
c.	Adjustment for one time transaction costs incurred during the merger
d.	Estimated incremental amortization of intangible assets adjusted to reflect estimated three year remaining life.

The following unaudited pro forma combined statement of operations for the year ended December 31, 2012 combines the statement of operations of Converted Organics, Inc. and Finjan, Inc. for the year ended December 31, 2012, giving effect to the transactions described in the Merger Agreement as if they had occurred on January 1, 2012.

Statement of Operations – For the year ended December 31, 2012

a.	Derived from the unaudited Statement of Operations of Finjan, Inc. for the year ended December 31, 2012.
b.	Derived from the unaudited Statement of Operations of Converted Organics, Inc. for the year ended December 31, 2012.
c.	Estimated incremental amortization of intangible assets adjusted to reflect estimated three year remaining life.
d.
Adjusted for the estimated portion of the interest expense and change in fair value of derivate liabilities attributable to the convertible notes being exchanged for common stock as a part of the transactions contemplated by the Merger Agreement

21,556,447 Shares
Common Stock

________________
PROSPECTUS
                    , 2013
________________

Through and including                     , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.           Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the shares. The registrant will pay all of these expenses. All expenses other than the SEC registration fee are estimated.

Approximate Amount

SEC Registration Fee	$35,283.58
Accounting Fees and Expenses	*
Legal Fees and Expenses	*
Transfer Agent & Registrar Fees	*
Blue Sky qualification fees and expenses	*

Miscellaneous	*

Total
___________________
* To be provided by amendment.

Item 14.           Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of such corporation or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or another enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation with respect to such claim, issue or matter. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

 Our certificate of incorporation authorizes us to indemnify our directors and officers to the fullest extent authorized by the DGCL and to pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Item 15.         Recent Sales of Unregistered Securities

During the past three years, the registrant has made the following sales of securities that were not registered under the Securities Act:

On August 30, 2010, the Company issued 1,157,407 shares of its common stock and a warrant to acquire 1,157,407 shares of common stock to Atlas Advisors, LLC (“Atlas”). The warrants will expire five years from the date of issuance, or August 30, 2015.  The issuance to Atlas was made as consideration for the termination of a Business Development Agreement dated January 29, 2010 by and between the Company and Atlas. The Company offered and sold such warrants and the common stock underlying such warrants in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) (now 4(a)(2)) promulgated thereunder relative to sales by an issuer not involving any public offering.  The Company repurchased such warrants in March 2013.

On October 18, 2010, the Company granted 33 shares of common stock to a consultant who provided investor relations consulting services to the Company. The grant was measured using the closing price of the Company’s stock on the date of grant. Such shares were offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) (now 4(a)(2)) of the Securities Act, as a transaction by an issuer not involving a public offering, to a single investor who qualified as an accredited investor.

On October 18, 2010, the Company and the landlord for its former Woodbridge, NJ facility (“Lessor”) entered into a Termination and Surrender Agreement (“Termination Agreement”) related to the termination of the Woodbridge, NJ facility lease. Pursuant to the terms of the Termination Agreement, the Company agreed to issue the Lessor a total of 179 shares of Company common stock valued at $2,800 per share totaling $500,000.  Such shares were offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) (now 4(a)(2)) of the Securities Act, as a transaction by an issuer not involving a public offering, to a single investor who qualified as an accredited investor.

On October 18, 2010, the Superior Court of the State of California for the County of Los Angeles entered an Order in the matter entitled American Capital Management, LLC (ACM) v. Converted Organics Inc. and Converted Organics of Woodbridge, LLC and Does 1-10 Inclusive (the “Order”). Pursuant to the terms of the Order, the Company agreed to issue to ACM a total of 4,145 shares of Company common stock valued at $2,715 per share totaling approximately $11,255,000 in full and final settlement of the claims related to the Woodbridge, NJ facility.  Such shares were offered, sold and issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act.

On November 12, 2010, the Company acquired 95% of TerraSphere Systems, LLC by issuing 3,635 shares of Company common stock at the closing valued at approximately $5,651,245.  Such shares were offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) (now 4(a)(2)) of the Securities Act, as a transaction by an issuer not involving a public offering, and Rule 506 of Regulation D promulgated thereunder.

On December 31, 2010, the Company acquired 83.34% of GoLocalProduceRI, LLC for $480,000 by issuing 274 shares of Company common stock at $1,750 based on the 30 day average at the time of the agreement.  Such shares were offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) (now 4(a)(2)) of the Securities Act, as a transaction by an issuer not involving a public offering, to a single investor who qualified as an accredited investor.

On January 26, 2011, the Company issued 640 shares of its common stock to a consultant satisfying a $1,344,000 accrual for services rendered in connection with the settlement of certain obligations relating to the shutdown of the Converted Organics of Woodbridge LLC manufacturing facility.  Such shares were offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) (now 4(a)(2)) of the Securities Act, as a transaction by an issuer not involving a public offering, to a single investor who qualified as an accredited investor.

On April 1, 2011, a Securities Purchase Agreement was entered into by and among the Company and an institutional investor (the “Buyer”). Upon the terms and subject to the Securities Purchase Agreement, the Company agreed to sell to Buyer a convertible promissory note and warrants. Chardan Capital Markets, LLC, as placement agent, acted on a best efforts basis for the offering and received a placement fee equal to 8% of the gross proceeds raised from the transaction. Such securities were sold in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) (now 4(a)(2) thereof and Rule 506 of Regulation D thereunder. The purchaser of such securities represented that it was an “accredited investor” as defined in Regulation D.

On June 10, 2011, the Company issued 102 shares of its common stock to vendors for services. The shares were restricted for a period of six months. The Company reduced the vendor payables by $76,250 based upon the closing price of the shares on the commitment date.

On November 2, 2011, the Company, Iroquois and Iroquois Capital Opportunity Fund, Ltd. (“ICOF”) entered into an agreement pursuant to which Iroquois agreed to exchange a convertible note issued on April 20, 2011 in the aggregate original principal amount of $3,850,000 (the “Original Note”), which had $3,474,797.60 of principal outstanding on November 2, 2011, for a senior secured convertible in the aggregate original principal amount of $3,474,797.60 (the “New Note”).   The New Note was issued in reliance on the exemption from registration provided under Section 3(a)(9) under the Securities Act.   From October 22, 2011 until December 22, 2011, a total of $1.2 million in principal (including conversions of the Original Note) had been converted into shares of common stock.  Such shares of common stock were issued in reliance on Section 4(2) under the Securities Act of 1933, as amended.

On November 23, 2011, the Company issued 907 shares of its common stock to vendors for services. The shares were restricted for a period of six months. The Company reduced the vendor payables by $7,528 based upon the closing price of the shares on the commitment date.

During the year ended December 31, 2011, the Company issued 187,581 shares of its common stock in settlement of amounts due on the convertible notes by $8,174,829.

On January 3, 2012, a Securities Purchase Agreement was entered into by and among the Company, Iroquois and ICOP. Upon the terms and subject to the Purchase Agreement, the Company sold to Iroquois certain convertible promissory notes and warrants. Chardan Capital Markets, LLC acted as the sole placement agent for this transaction.  Such notes and warrants were sold in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) (now 4(a)(2) thereof and Rule 506 of Regulation D thereunder. The purchaser of such securities represented that it was an “accredited investor” as defined in Regulation D.

On January 12, 2012, the Company Iroquois and ICOF entered into a letter agreement pursuant to which Iroquois exchanged the senior secured convertible note issued to it on November 2, 2011 in the aggregate original principal amount of $3,474,797.60 (the “November Note”), which had $2,456,595.79 of principal outstanding on January 12, 2012, immediately prior to the exchange, for (i) a senior secured convertible note in the aggregate original principal amount of $2,456,595.79, (ii) 9,564,546 shares of Company common stock and (iii) a number of shares of Company common stock (which number of shares shall be determined on February 13, 2012) equal to the positive difference (if any) between (1) the quotient of (x) $17,072.71 divided by (y) the conversion price of the new note in effect on February 13, 2012, minus (2) the number of shares issued to Iroquois. Such securities were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

On March 12, 2012, the Company entered into an agreement (the “March Agreement”) with each of Iroquois and Hudson Bay, pursuant to which the Company  issued to Hudson Bay and Iroquois new notes having an aggregate original principal amount of $550,000 for a purchase price of $500,000, and warrants to purchase an aggregate of 2,619,048 shares of common stock at an exercise price of $0.105 per share, subject to adjustment. Such notes were convertible into shares of our common stock.  The closing of the purchase of the such notes and warrants occurred on March 13, 2012.   Such securities were offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) (now 4(a)(2)) of the Securities Act, as a transaction by an issuer not involving a public offering, and Rule 506 of Regulation D promulgated thereunder.

During the year ended December 31, 2012, the Company issued 536,627,391 shares of its common stock to reduce principal of $3,975,978 on its convertible debt.  Such shares were issued in reliance upon an exemption from registration under Section 4(2) (now 4(a)(2)) of the Securities Act.

On February 5, 2013, the Company entered into a letter agreement (the “Letter Agreement”) with Hudson bay and Iroquois, which amended the Company’s existing Securities Purchase Agreement, dated as of January 3, 2012, by and between the Company and Iroquois, to provide for an additional closing pursuant to which the investors agreed to purchase an aggregate original principal amount of $374,000 of additional senior secured convertible notes and additional warrants to purchase an aggregate of 155,833,332 shares of the Company’s common stock.  Such notes and the warrants were issued pursuant to the Letter Agreement and the Purchase Agreement at such additional closing on February 5, 2012.  Such securities were offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) (now 4(a)(2)) of the Securities Act, as a transaction by an issuer not involving a public offering, and Rule 506 of Regulation D promulgated thereunder.

On June 3, 2013, the Company issued 245,604,624 shares of its common stock in connection with the consummation of the Reverse Merger.  Such shares were offered, sold and issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering, and Rule 506 of Regulation D promulgated thereunder.  The registrant relied on such exemptions based in part on representations made by each of the investors in such offering, including representations with respect to each investor’s status as an accredited investor and investment intent with respect to the acquired securities.

On June 3, 2013, the Company issued 21,473,628 shares of its common stock, immediately following the effectiveness of the Reverse Merger, in exchange for certain notes, preferred stock and warrants.  Such shares were offered, sold and issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering, and Rule 506 of Regulation D promulgated thereunder.   The registrant relied on such exemptions based in part on representations made by each of the investors in such offering, including representations with respect to each investor’s status as an accredited investor and investment intent with respect to the acquired securities.

Item 16.           Exhibits and Financial Statement Schedules

The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement beginning on page II-6 hereof.

Item 17.           Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 13 , 2013

FINJAN HOLDINGS, INC.

By:	/s/ Philip Hartstein
Philip Hartstein
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
*
Eric Benhamou *	Director	December 13, 2013
Daniel Chinn *	Director	December 13, 2013
Michael Eisenberg *	Director	December 13, 2013
Edward Gildea *	Director	December 13, 2013
Alex Rogers /s/ Philip Hartstein	Director	December 13, 2013
Philip Hartstein /s/ Shimon Steinmetz	President (principal executive officer)	December 13, 2013
Shimon Steinmetz	Chief Financial Officer (principal financial and accounting officer)	December 13, 2013

* By: /s/  Philip Hartstein
Philip Hartstein
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
2.1
Agreement and Plan of Merger, dated as of June 3, 2013, by and among Converted Organics, Inc. (now known as Finjan Holdings, Inc.) (the “Company”), COIN Merger Sub, Inc., and Finjan, Inc. (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed June 3, 2013)

2.2	Asset Purchase Agreement between the Company and United Organic Products, LLC, dated January 21, 2008 (incorporated by reference to our current report Exhibit 2.02 on Form 8-K filed January 29, 2008)
2.3
Asset Purchase Agreement between the Company and Waste Recovery Industries, LLC, dated January 21, 2008 (incorporated by reference to Exhibit 2.03 to our current report on Form 8-K filed January 29, 2008)

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to our registration statement on Form SB-2 filed June 21, 2006)
3.2
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 9, 2008 (incorporated by reference to the form of Certificate of Amendment on Annex B to our definitive proxy statement on Schedule 14A filed March 5, 2008)

3.3
Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on August 10, 2009 (incorporated by reference to Exhibit 3.2 to our prospects on Form S-1 filed September 15, 2009)

3.4
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 30, 2010 (incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed June 30, 2010)

3.5
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 14, 2011 (incorporated by reference to the form of Certificate of Amendment on Annex A to our definitive proxy statement on Schedule 14A filed May 2, 2011)

3.6
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 21, 2011 and effective November 8, 2011 (incorporated by reference to the form of Certificate of Amendment on Annex B to our definitive proxy statement on Schedule 14A filed May 2, 2011)

3.7
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 2, 2012 and effective March 5, 2012 (incorporated by reference to the form of Certificate of Amendment on Annex A to our definitive proxy statement on Schedule 14A filed January 17, 2012)

3.8
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 11, 2012 (incorporated by reference to the form of Certificate of Amendment on Annex A to our definitive proxy statement on Schedule 14A filed April 30, 2012)

3.9
Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on May 31, 2013 and effective June 3, 2013 (incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed June 3, 2013)

3.10
Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, dated October 18, 2010 (incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed on October 18, 2010)

3.11	Amended and Restated Bylaws, adopted June 6, 2008 (incorporated by reference to Exhibit 3.2 to our current report on Form 8-K filed June 6, 2008
3.12	Amendment to the Bylaws, adopted September 10, 2010 (incorporated by reference to Exhibit 3.2 to our current report on Form 8-K filed September 13, 2010)
5.1*	Opinion of Katten Muchin Rosenman LLP as to the validity of the shares registered.

10.1
Exchange Agreement, dated as of June 3, 2013, by and among the Company, Hudson Bay Master Fund Ltd. and Iroquois Master Fund Ltd. (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed June 3, 2013)

10.2
Closing Agreement, dated as of June 3, 2013, by and among the Company, Hudson Bay Master Fund Ltd., Iroquois Master Fund Ltd., the former stockholders of Finjan, Inc., and Michael Eisenberg, as the stockholder representative of the former stockholders of Finjan, Inc.

10.3
Form of Registration Rights Agreement, dated as of June 3, 2013, by and between the Company and certain stockholders of the Company (incorporated by reference to Exhibit 10.3 to our current report on Form 8-K filed June 3, 2013)

10.4
Form of Lock-Up Agreement, dated as of June 3, 2013, by and between the Company and certain stockholders of the Company (incorporated by reference to Exhibit 10.4 to our current report on Form 8-K filed June 3, 2013)

10.5	Employment Agreement, dated as of July 5, 2013, by and between the Company and Philip Hartstein (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed July 12, 2013)

10.6	Employment Agreement, dated as of July 5, 2013, by and between the Company and Shimon Steinmetz (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed July 12, 2013)

10.7	Finjan Holdings, Inc. 2013 Global Share Option Plan (incorporated by reference to Exhibit 10.7 to our current report on Form 8-K filed June 3, 2013)

10.8	Option Award, dated June 3, 2013, between the Company and Daniel Chinn

10.9	Option Award, dated June 3, 2013, between the Company and Philip Hartstein

10.10	Option Award, dated June 3, 2013, between the Company and Shimon Steinmetz

10.11	Consulting Agreement, dated as of March 29, 2013, by and between Finjan, Inc. and Philip Hartstein (incorporated by reference to Exhibit 10.5 to our current report on Form 8-K filed June 3, 2013)

10.12	Consulting Agreement, dated as of March 28, 2013, by and between Finjan, Inc. and Shimon Steinmetz (incorporated by reference to Exhibit 10.5 to our current report on Form 8-K filed June 3, 2013)

10.13
Termination Agreement, dated as of June 3, 2013, between the Company and Edward Gildea (incorporated by reference to Exhibit 10.10 to our quarterly report on Form 10-Q for the quarterly period ended June 30, 2013)

10.14
Termination Agreement, dated as of June 3, 2013, between the Company and David Allen (incorporated by reference to Exhibit 10.11 to our quarterly report on Form 10-Q for the quarterly period ended June 30, 2013

16.1	Letter From Moody, Famiglietti & Andronico, LLP to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to our current report on Form 8-K filed June 3, 2013)

21.1	Subsidiaries of Finjan Holdings, Inc.

23.1	Consent of Marcum LLP

23.2*	Consent of Katten Muchin Rosenman LLP (contained in Exhibit 5.1).

24	Power of Attorney (contained on signature page).

* Filed herewith.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Finjan Holdings, Inc. on Form S-1 (Amendment No. 3 ) of our report dated June 3, 2013, except for Note 9, as to which the date is September 20, 2013, with respect to our audits of the financial statements of Finjan, Inc. as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
December 13 , 2013